UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A INFORMATION

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Hurco Companies, Inc.

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HURCO COMPANIES, INC.

1 TECHNOLOGY WAY

INDIANAPOLIS, INDIANA 46268

(317) 293-5309

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

When: March 13, 2025 at 10:00 a.m. Eastern Time	Where: Company Headquarters 1 Technology Way Indianapolis, Indiana 46268	Record Date: January 17, 2025

The following items of business are more fully described in our proxy statement accompanying this notice. Please read our proxy statement carefully.

Items of Business		Board’s Recommendation	Further Information
1	To elect eight directors to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualify	FOR each director nominee	Page 2
2	To approve, in an advisory (non-binding) vote, the compensation paid to our named executive officers (“Say on Pay”)	FOR	Page 13
3	To approve an amendment to the Amended and Restated Hurco Companies, Inc. 2016 Equity Incentive Plan	FOR	Page 46
4	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 31, 2025	FOR	Page 56
5	To consider and transact any other business properly brought before the meeting or any adjournments thereof

The Board of Directors recommends a vote FOR items 1, 2, 3, and 4. The persons named as proxies will use their discretion to vote on any other matters that may properly arise at the 2025 Annual Meeting.

Please mark, sign, and date the enclosed proxy card and return it in the enclosed return envelope, which requires no postage if mailed in the United States, or vote your shares via the Internet or by telephone as described in the proxy statement and on the proxy card.

Only shareholders of record as of the close of business on the record date of January 17, 2025, are entitled to notice of and to vote at the 2025 Annual Meeting of Shareholders (the “2025 Annual Meeting”) or any adjournments thereof. In the event there are not sufficient votes for approval of one or more of the above matters at the time of the 2025 Annual Meeting, the Company may adjourn the 2025 Annual Meeting to permit further solicitation of proxies.

By order of the Board of Directors,

Jonathon D. Wright, General Counsel & Corporate Secretary

Indianapolis, Indiana

January 29, 2025

YOUR VOTE IS IMPORTANT—Even if you plan to attend the 2025 Annual Meeting, we urge you to mark, date, and sign the enclosed proxy card and return it promptly in the enclosed envelope or to vote your shares via the Internet or by telephone as described on the proxy card.

Important Notice Regarding the Availability of Proxy Materials for the 2025 Annual Meeting to be Held on March 13, 2025

In accordance with the rules of the Securities and Exchange Commission, we are advising our shareholders of the availability of our proxy materials related to the 2025 Annual Meeting on the Internet. These rules allow companies to provide access to proxy materials in one of two ways. Because we have elected to utilize the “full set delivery” option, we are delivering to all shareholders paper copies of all the proxy materials, as well as providing access to those proxy materials on a publicly-accessible website.

This Notice of 2025 Annual Meeting and the corresponding proxy statement, form of proxy card, and our most recent annual report on Form 10-K are available at www.hurco.com/proxymaterials. If you plan to attend the 2025 Annual Meeting in person, you may obtain directions to the meeting site by written request directed to Jonathon D. Wright, Corporate Secretary, Hurco Companies, Inc., 1 Technology Way, Indianapolis, Indiana 46268, or by telephone at (317) 293-5309.

Cautionary Note Regarding Forward-Looking Statements

The statements included in this proxy statement regarding future performance and results, expectations, plans, strategies, priorities, commitments, and other statements that are not historical facts are forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are based upon current beliefs, expectations, and assumptions and are subject to significant risks, uncertainties, and changes in circumstances that could cause actual results to differ materially from the forward-looking statements. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended October 31, 2024. Readers of this proxy statement are cautioned not to place undue reliance on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

HURCO COMPANIES, INC.

1 Technology Way

Indianapolis, Indiana 46268

2025 Annual Meeting of Shareholders

March 13, 2025

PROXY STATEMENT SUMMARY

This proxy statement and accompanying proxy are being furnished to the holders of common stock of Hurco Companies, Inc. (the “Company,” “Hurco,” “we,” or “us”) in connection with the solicitation of proxies by the Board of Directors (the “Board”) for the Company’s 2025 Annual Meeting of Shareholders (the “2025 Annual Meeting”). This proxy statement and the accompanying form of proxy are being mailed to our shareholders on or about January 29, 2025.

The following summary highlights information more fully described in our proxy statement accompanying this notice. Please read our proxy statement carefully.

Annual Meeting Overview

When: March 13, 2025 at 10:00 a.m. Eastern Time	Where: Company Headquarters 1 Technology Way Indianapolis, Indiana 46268	Record Date: January 17, 2025	Materials: Available at www.hurco.com/investors under “Proxy Materials”

Proxy Voting Roadmap

Shareholders will be asked to vote on the following matters at the 2025 Annual Meeting:

		Board’s Recommendation	Further Information
1	To elect eight directors to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualify	FOR each director nominee	Page 2
2	To approve, in an advisory (non-binding) vote, the compensation paid to our named executive officers (“Say on Pay”)	FOR	Page 13
3	To approve amendments to the Amended and Restated Hurco Companies, Inc. 2016 Equity Incentive Plan	FOR	Page 46
4	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 31, 2025	FOR	Page 56

Director Nominees

				# of	Committee Memberships
Name	Age	Director Since	Independent	Other Public Company Boards	Audit	Compensation	Nominating and Governance
Michael Doar, Executive Chairman	69	2000		1
Cynthia Dubin	63	2019	✓	0	✓
Timothy J. Gardner	69	2017	✓	0		Chair	✓
Jay C. Longbottom	71	2015	✓	0		✓	✓
Richard Porter	69	2012	✓	0		✓	Chair
Benjamin Rashleger	49	New Nominee	✓	0
Janaki Sivanesan	53	2008	✓	1	Chair
Gregory S. Volovic, President & CEO	61	2019		0

PROPOSAL 1. ELECTION OF DIRECTORS

The Board currently consists of eight members. The Board, acting on the recommendation of our Nominating and Governance Committee, has nominated each of the current directors for reelection at the 2025 Annual Meeting, other than Thomas A. Aaro. Following discussions with Mr. Aaro, the Board did not nominate Mr. Aaro to stand for re-election at the 2025 Annual Meeting. The Board thanks Mr. Aaro for his years of service, dedication to the Board, and his many contributions to the Company. The Board, acting on the recommendation of our Nominating and Governance Committee, has nominated a new nominee for election at the annual meeting, Benjamin Rashleger. Mr. Rashleger was recommended to the Board for nomination as a director by the Nominating and Governance Committee. The Nominating and Governance Committee considered and reviewed Mr. Rashleger as a candidate for director after receiving a recommendation from the Executive Chairman and Chief Executive Officer.

No fees were paid to any third parties to identify or evaluate potential nominees. Unless authority is specifically withheld, the shares being voted by proxy will be voted in favor of each of these nominees. Each nominee who is elected will serve for a term of one year, which expires at our next Annual Meeting of Shareholders or such later date as his or her successor has been elected and qualified. Proxies cannot be voted for a greater number of persons than eight, which is the number of nominees named in this proxy statement.

If any of these nominees becomes unable to serve, we expect that the persons named in the proxy will exercise their voting power in favor of such other person or persons as the Board may recommend. Each of the nominees has consented to being named in this proxy statement and to serve if elected. The Board knows of no reason why any of the nominees would be unable to serve.

Director Nominees

The names of the persons who are nominees for election and their current positions and offices with Hurco, if any, are set forth below. There are no family relationships among any of our directors or officers.

Nominees	Positions and Offices Held with Hurco
Michael Doar	Executive Chairman and Director

Cynthia Dubin	Director

Timothy J. Gardner	Director

Jay C. Longbottom	Director

Richard Porter	Director

Benjamin Rashleger	Director Nominee

Janaki Sivanesan	Director

Gregory S. Volovic	President, Chief Executive Officer, and Director

Michael Doar, age 69, has been a member of the Board since 2000. Mr. Doar was elected Chairman of the Board and appointed our Chief Executive Officer (“CEO”) in fiscal year 2001, a position he held until March 2021, when he transitioned to the role of Executive Chairman. Mr. Doar also served as our President from November 2009 to March 2013. Prior to joining Hurco, Mr. Doar served as Vice President of Sales and Marketing of Ingersoll Contract Manufacturing Company, a subsidiary of Ingersoll International, an international engineering and machine tool systems business, having previously held various management positions with Ingersoll International from 1989. Mr. Doar also serves as a director of Twin Disc, Incorporated (“Twin Disc”), a manufacturer of marine and heavy duty off-highway power transmission equipment, and currently serves on Twin Disc’s Nominating & Governance and Compensation & Executive Development Committees.

Mr. Doar led Hurco for more than 20 years. As our current Executive Chairman and former CEO, Mr. Doar brings to our Board his in-depth knowledge of our business, strategy, people, operations, competition, and financial position.

Cynthia Dubin, age 63, has been a member of the Board since 2019. Ms. Dubin is an experienced chief financial officer and board director. In February 2019, Ms. Dubin was appointed to the board of the U.K. Competition and Markets Authority (“CMA”) and is currently the Chair of its Nominations Committee and Audit and Risk Assurance Committee. The CMA is a non-ministerial government department in the United Kingdom, responsible for strengthening business competition and preventing and reducing anti-competitive activities. Since December 2020, Ms. Dubin has also served as a director for ICE Futures Europe, an exchange for futures and options contracts for crude oil, interest rates, equity derivatives, natural gas, power, coal, emissions, and soft commodities, and is currently also the chair of its Risk and Audit Committee. From May 2021 to August 2023, Ms. Dubin served as a director, Chair of the Audit Committee, and member of the Compensation Committee for Franchise Group, Inc. (the “Franchise Group”). Franchise Group is a holding company for a franchising platform for an increasingly diverse collection of market-leading and emerging brands. From September 2020 through November 2022, Ms. Dubin served as a director, Chair of the Audit Committee, and a member of the Remuneration and Nomination Committees of Synthomer plc, a U.K. publicly-traded chemicals manufacturer specializing in aqueous polymers. From 2015 to September 2020, she served on the Board of Directors of Babcock & Wilcox Enterprises, Inc. (“B&W”), a NYSE-listed global provider of advanced energy and environmental technologies for the power and industrial markets with operations, subsidiaries, and joint ventures worldwide. During that time, she also served as Chair of B&W’s Audit Committee and a member of its Governance Committee. Ms. Dubin also served as the CFO of Pivot Power LLP, an emerging leader in power storage and electric vehicle infrastructure in the U.K., from August 2018 to March 2019; as CFO of JKX Oil & Gas Ltd. (“JKX”) from 2011 to 2016; and CFO for Canamens Ltd. (“Canamens”) from 2006 to 2011. JKX and Canamens are London Stock Exchange listed and private equity-backed oil and gas exploration and production companies, respectively. Additionally, Ms. Dubin was European CFO for Edison Mission Energy, a builder, owner, and operator of large-scale power generation projects, and started her career as a project finance banker with Irving Trust Company.

Ms. Dubin brings to our Board thorough knowledge and understanding of complex international corporate finance, mergers and acquisitions, capital markets, and risk management and oversight.

Timothy J. Gardner, age 69, has been a member of the Board since 2017. A seasoned leader in industrial and international manufacturing operations, from 2016 to March 2021, Mr. Gardner served as the Managing Director of Akoya Capital (“Akoya”), responsible for leading Akoya’s industrial product sector. From 2015 to December 2020, Mr. Gardner also served as a Senior Advisor for Pritzker Private Capital (“Pritzker”) and a board member of LBP Manufacturing, a packaging company acquired by Pritzker. From 2009 to 2014, Mr. Gardner served as the Executive Vice President of Illinois Tool Works (“ITW”) and led ITW’s consumer products segment, a $1.6 billion business focused on packaging and specialty decorating. Between 1997 and 2009, Mr. Gardner held various leadership positions within ITW.

Mr. Gardner brings to our Board extensive leadership experience in industrial and international manufacturing operations, as well as extensive knowledge and experience in finance and acquisitions and divestitures. During his tenure at ITW, Mr. Gardner led ten acquisitions and four divestitures and managed multiple division and group financial controllers.

Jay C. Longbottom, age 71, has been a member of the Board since 2015. Mr. Longbottom is currently an Operating Partner of the BERKS Group, a privately held investment initiative, a position he has held since 2018. Previously, from 2013 to 2017, Mr. Longbottom was CEO of Robert Family Holdings (“RFH”), a privately-held company that manages a portfolio of specialty manufacturers, was a board member of RFH from 2008 to 2017, and served as RFH’s Audit Committee Chair from 2008 to 2013. For one year prior to his RFH tenure, Mr. Longbottom served as CEO of Trostel, LLC, a rubber products company. Additionally, from 2002 to 2012, Mr. Longbottom was an executive of Haldex AB, a Swedish, publicly-traded company that provides proprietary and innovative solutions to improve safety, vehicle dynamics, and environmental sustainability in the global commercial vehicle industry. Mr. Longbottom served as the CEO and President of Haldex AB from 2011 to 2012. Prior to 2011, he was the Executive Vice President and Head of the Commercial Vehicle Systems Division and the President of the Hydraulics Division of Haldex Group.

Mr. Longbottom brings to our Board significant knowledge in finance, mergers and acquisitions, and international manufacturing operations. His experience as a CEO of a Swedish, publicly-traded company is also relevant to understanding regulations and capital market requirements. Mr. Longbottom currently serves as a director of two privately-held companies, was a director of RFH for nine years, and has served as a director for a number of international companies.

Richard Porter, age 69, has been a member of the Board since 2012. Mr. Porter has managed a private equity portfolio of manufacturing companies since 2007. Previously, he was President of CB Manufacturing, a cutting tool company, and President of Ingersoll Contract Manufacturing Company, a subsidiary of Ingersoll International.

Mr. Porter brings to our Board extensive experience in the machine tool industry, particularly in product and contract manufacturing. Mr. Porter also has experience serving on the boards of a number of private companies with annual revenues ranging from approximately $40 million to $480 million.

Benjamin Rashleger, age 49, is a director nominee and a machine tool industry executive, having held leadership positions with multiple organizations in each of the industry’s market segments, including a manufacturer of CNC equipment, an end-user manufacturing company specializing in CNC machining, and a multi-state distributor of CNC equipment. Mr. Rashleger is currently the President of Machine Tools for Concept Advanced Manufacturing Solutions, a large multi-state distributor of CNC and metrology equipment, where he is responsible for the machine tool division, a position he has held since 2019. Previously, from 2009 to 2017, Mr. Rashleger was the Chief Executive Officer and director of WSI Industries, a publicly-traded contract manufacturer that specialized in CNC machining and assembly, serving primarily the recreational products, aerospace, defense and energy markets. From 1991 to 2008, Mr. Rashleger held multiple roles with Milltronics Manufacturing Company, ultimately the President and CFO prior to the sale of that business, and thereafter he served as the Director of Operations of that business.

Mr. Rashleger would bring to the Board a broad knowledge of the CNC machining space, specifically in manufacturing, distribution, product development, sales and marketing, finance, mergers and acquisitions, and international operations. Mr. Rashleger also has served, and currently sits, on multiple boards including private equity owned, public, ESOP and non-profit organizations. He currently is a director for a private waterjet CNC equipment manufacturer and a private contract manufacturer in CNC machining.

Janaki Sivanesan, age 53, has been a member of the Board since 2008. Ms. Sivanesan is a practicing attorney and founding principal of a private equity firm focused on middle-market investments.  She previously served as a partner at a large, New York law firm.  She was admitted to the bars of the States of New York and Georgia in 2007 and 1996, respectively.  Since 2020, Ms. Sivanesan has also served as a director of Essential Properties Realty Trust, Inc., a publicly-traded real estate investment trust that acquires, owns, and manages primarily single-tenant properties that are net leased on a long-term basis to companies operating service-oriented or experience-based businesses. Ms. Sivanesan has experience in a wide range of corporate transactions, from mergers and acquisitions to corporate finance, including private debt, equity investments, and venture capital transactions.  Ms. Sivanesan also has experience in cross-border transactions related to manufacturing and outsourcing and is particularly knowledgeable with respect to business operations in India. Ms. Sivanesan served as the General Counsel and Chief Compliance Officer of Hayfin Capital Management, LLC (formerly known as Kingsland Capital Management, LLC), from 2011 to 2018, and has been self-employed as an attorney in private practice since 2009.

Ms. Sivanesan provides to the Board and Audit Committee thorough knowledge and understanding of complex legal and capital markets transactions, as well as corporate mergers and acquisitions.

Gregory S. Volovic, age 61, has been a member of the Board since 2019. He has been employed by us since 2005, was appointed as our President in 2013, and served as our Chief Operating Officer from 2019 until he was appointed as our CEO in March 2021. Mr. Volovic oversees all of Hurco’s operations, including worldwide sales, service, end-to-end management of research and development, new product development activities, and operational initiatives. He has held various positions within Hurco, most recently Executive Vice President, Software and Engineering, before becoming President in 2013. Prior to joining Hurco, Mr. Volovic led the advanced manufacturing equipment development program for the CRT division of RCA/Thomson and the worldwide development of Information Technology (IT) and E-business/Knowledge Management technologies. He also held various positions within Thomson, including Director of E-Business, Engineering, and Information Technology. Mr. Volovic started his career as a software developer for Unisys Corporation, where he was a Linux programmer. Mr. Volovic also serves on the boards of two private industrial and manufacturing companies and is a board member of the Association of Manufacturing Technology (AMT).

Mr. Volovic brings to our Board his significant knowledge of the machine tool industry, as well as his experience and understanding of our technologies, product development, business strategies, people, and operations. Mr. Volovic also provides leadership and vision for the development and execution of our strategic plans and the achievement of our business goals and objectives.

Board Diversity, Director Nominee Experience and Qualifications, and Board Composition

While neither the Board nor the Nominating and Governance Committee has a separate formal written policy regarding director diversity, each body considers the diversity of backgrounds and experience when selecting nominees for director election and in evaluating Board composition and performance. Not only has this informal approach to the promotion of diversity resulted in a group of director nominees that we believe to be individuals of substantial accomplishment with demonstrated leadership capabilities, but, as indicated in the following charts, it has also resulted in a group of director nominees that possess diversity of thought, perspective, experience, and backgrounds.

Director Nominee Experience & Qualifications
	Michael Doar	Cynthia Dubin	Timothy J. Gardner	Jay C. Longbottom	Richard Porter	Benjamin Rashleger	Janaki Sivanesan	Gregory S. Volovic
Public Company Board	●	●				●	●
Public Company Executive	●	●	●	●		●		●
Manufacturing Industry	●	●	●	●	●	●		●
International Business / Global Operations	●	●	●	●	●	●	●	●
Risk Management	●	●				●	●
Financial Analysis / Accounting	●	●	●	●	●	●	●
Information Technology / Cyber Security						●		●
Project Management	●	●	●	●	●	●		●
Environmental Sustainability	●	●	●	●
Sales & Marketing	●	●	●	●	●		●	●
Supply Chain / Logistics			●	●	●	●		●
Strategic Planning	●	●	●	●	●	●	●	●
Government Relations, Public Policy or Regulatory		●	●
Mergers & Acquisitions / Business Development	●	●	●	●	●	●	●	●
Human Capital Management	●		●	●	●	●		●

Board Diversity Matrix (As of January 29, 2025)
Total Number of Directors: 8	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	6
Part II: Demographic Background
Asian	1
White		7

In further demonstration of the value the Board places on diversity, it also considers the diversity of background and experience when appointing our executive officers. To that end, and as indicated in the chart below, our executive officer team is a diverse group of individuals representative of both Hurco’s global footprint and the communities in which we operate.

Officer Diversity Matrix (As of January 29, 2025)
Total Number of Executive Officers: 5	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Executive Officers	2	3
Part II: Demographic Background
Asian	1
White		3
Two or More Races or Ethnicities	1

The Board of Directors recommends a vote “FOR” each of the nominees for director.

CORPORATE GOVERNANCE

Policies on Corporate Governance

Our Board believes that good corporate governance is important to ensure that our Company is managed for the long-term benefit of our shareholders. The Board or one of its committees periodically reviews our Corporate Governance Principles, the written charters for each of the standing committees of the Board, and our Code of Business Conduct and Ethics, and amends them as appropriate to reflect new policies or practices.

Board Leadership Structure

Our Board is currently led by our Executive Chairman, Mr. Doar. Mr. Doar has held this position since March 2021. Prior to transitioning to the role of Executive Chairman, Mr. Doar served as our Chairman and CEO since 2001. Therefore, he has experience in leading the Company through a range of changes in business environments and has vast institutional knowledge about our business, industry, and people.

The Board regularly reevaluates our Board leadership structure and succession planning and may determine that a different leadership structure is appropriate in the future. The Board currently believes that it is most efficient and effective for an executive officer of the Company to serve as Executive Chairman of the Board. Assumption of the Chairman role by an executive officer facilitates continuous and broad Board access to, and communication with, the CEO, management team, and the Company’s outside advisors. It also promotes responsibility and accountability, effective decision-making, and a cohesive corporate strategy. Our Board possesses considerable experience and knowledge of the challenges and opportunities that we face as a company. We feel the Board is well qualified to evaluate our current and future needs and to assess how the capabilities of our senior management can be most effectively organized to meet those needs.

Our Board currently has six independent directors. We have three standing committees, and one of our independent directors serves as our Presiding Independent Director. The independent directors have designated Mr. Porter to serve as Presiding Independent Director. The Presiding Independent Director oversees executive sessions of the independent directors and plays an active role in setting Board agendas and facilitating interactions between the independent directors, on the one hand, and the full Board or management, on the other. The Board evaluates the appropriateness of its leadership structure on an ongoing basis and may change it as circumstances warrant. We believe that each of these measures counterbalances any risk that may exist in having Mr. Doar serve as both an executive employee of the Company and as Executive Chairman of the Board. For these reasons, our Board believes this leadership structure is effective for our company.

Board Role in Risk Oversight

Our Board regularly receives reports from our CEO and other members of our senior management team regarding areas of significant risk to us, including strategic, operational, financial, legal, regulatory, and reputational risks. However, management is responsible for assessing and managing our various risk exposures on a day-to-day basis. In this regard, management, with the assistance, where appropriate, of counsel and other advisors, has established functions that focus on particular risks, such as legal matters, regulatory compliance, treasury management, research and development, cyber security, supply chain, and quality control, and has developed a comprehensive and integrated approach to overall risk management, which includes the identification of risks and mitigation plans in the strategic planning process.

Our Board’s role is primarily one of oversight. Our Board oversees our risk management processes to determine whether those processes are functioning as intended and are consistent with our business and strategy. Our Board conducts this oversight primarily through the Audit Committee, although some aspects of risk oversight are performed by the full Board or another committee. The Audit Committee is assigned with, among other things, oversight of our risks relating to accounting matters, financial reporting, and legal and regulatory compliance. The Audit Committee meets regularly with our Chief Financial Officer (“CFO”), external auditors, internal auditors, legal counsel, and management to discuss our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies. The Audit Committee also receives regular reports regarding issues such as the status and findings of audits being conducted by our independent auditors, the status of material litigation, and material accounting changes or proposed audit adjustments that could affect our financial statements. Our Audit Committee has standing items on its quarterly meeting agendas relating to these responsibilities. The Audit Committee members, as well as all other directors, have access to our CFO, internal auditors, and any other member of our management for discussions between meetings, as warranted. The Audit Committee provides reports to the full Board on risk-related items.

The activities of the Compensation Committee with respect to risks relating to our compensation policies and procedures are discussed below in the Executive Compensation section of this proxy statement.

Director Independence and Board Meetings

The Board has determined that each of our non-employee directors and the new director nominee—Mr. Aaro, Ms. Dubin, Mr. Gardner, Mr. Longbottom, Mr. Porter, Mr. Rashleger, and Ms. Sivanesan—is “independent” as defined by the listing standards of The Nasdaq Stock Market (the market in which our common stock trades) (“Nasdaq”), and the director independence rules of the Securities and Exchange Commission (the “SEC”). The Board has affirmatively determined that none of these persons has any relationship with us that would impair their independence.

Directors are expected to attend Board meetings, meetings of committees on which they serve, and our Annual Meeting of Shareholders, and to spend the time needed and meet as frequently as necessary to properly discharge their fiduciary duties and responsibilities. The Board held 5 meetings during fiscal year 2024. All directors attended at least 75% of the aggregate number of meetings of the Board and the committees on which they served during fiscal year 2024. All incumbent directors and director nominees, as of that date, attended our 2024 Annual Meeting of Shareholders.

Board Committees and Committee Meetings

The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee.

The Audit Committee Chair: Janaki Sivanesan

Additional Committee Members:

Thomas A. Aaro

Cynthia Dubin

All members are “independent” as such term is defined for audit committee members under the Nasdaq rules and SEC Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)

Each of Ms. Dubin and Ms. Sivanesan qualifies as an “audit committee financial expert,” as defined by the Securities and Exchange Commission

Meetings Held in Fiscal Year 2024: 5

The Committee’s primary responsibilities include:

●      overseeing our accounting, financial reporting, and internal audit activities;

●      appointing our independent registered public accounting firm and meeting with that firm, our internal audit team, and our CFO to review the scope, cost, and results of our annual audit, and to review our internal accounting controls, policies, and procedures;

●      overseeing, reviewing, and discussing with management, and reporting to the Board, our cybersecurity, information technology, data security and business continuity risks and threats and management’s processes, procedures, and actions to identify, manage, and mitigate such risks;

●      reviewing and approving all related-person transactions or potential conflicts of interest in which any director, director nominee, executive officer, or significant shareholder of the Company (or any of their immediate family members) has a director o indirect material interest;

●      establishing and maintaining procedures for the receipt and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

●      reviewing with management and our internal audit department our major financial risk exposures and the steps management has taken to monitor and control such exposures;

●      reviewing and monitoring our compliance with internal policies and procedures related to hedging and financial derivative transactions; and

●      discussing with management and legal counsel legal matters that may have a material impact on our financial statements or compliance policies.

The Report of the Audit Committee is included on page 58 of this proxy statement.

The Audit Committee operates under a written charter, a copy of which is available on our website at www.hurco.com/investors under “Corporate Governance.”

The Compensation Committee Chair: Timothy J. Gardner

Additional Committee Members:

Jay C. Longbottom

Richard Porter

All members are “independent” as such term is defined for compensation committee members under the Nasdaq rules and SEC Rule 10C-1 promulgated under the Exchange Act.

Meetings Held in Fiscal Year 2024: 5

The Committee’s primary responsibilities include:

●      annually reviewing the performance of our executive officers and determining their compensation;

●      monitoring total personnel costs and providing input on guidelines for the general wage structure of our entire workforce;

●      overseeing the process for identifying and addressing any material risks relating to our compensation policies and practices for all employees, including our executive officers;

●      overseeing the administration of our employee benefit plans;

●      discussing with management the Compensation Discussion and Analysis and, if appropriate, recommending its inclusion in our Annual Report on Form 10-K and proxy statement;

●      overseeing, monitoring, and administering our stock ownership guidelines and recoupment or clawback policies applicable to our executive officers;

●      reviewing our policies concerning non-employee director compensation and recommending to the Board for final determination any changes in the form or amount of non-employee director compensation; and

●      reviewing our policies on perquisites for executive officers.

The Report of the Compensation Committee is included on page 30 of this proxy statement.

The Compensation Committee operates under a written charter, a copy of which is available on our website at www.hurco.com/investors under “Corporate Governance.”

The Nominating and Governance Committee Chair: Richard Porter
Additional Committee Members: Timothy J. Gardner Jay C. Longbottom All members are independent directors as defined by Nasdaq rules. Meetings Held in Fiscal Year 2024: 4

The Committee’s primary responsibilities include:

●      reviewing the effectiveness of the Board’s leadership structure and recommending to the Board any proposed changes thereto;

●      identifying individuals qualified to become Board members and recommending to the Board director nominees for election at each annual meeting of shareholders;

●      maintaining our Corporate Governance Principles and Code of Business Conduct and Ethics;

●      leading the Board and its standing committees in an annual self-evaluation;

●      recommending members and chairs for each standing committee;

●      determining and evaluating succession plans for our CEO and other senior management positions;

●      overseeing, monitoring, and administering stock ownership guidelines applicable to our non-employee directors; and

●      reviewing our environmental, social, corporate responsibility and sustainability programs, initiatives, and policies and making recommendations to the Board and/or our management regarding the same.

The Nominating and Governance Committee operates under a written charter, a copy of which is available on our website at www.hurco.com/investors under “Corporate Governance.”

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee was, at any time during fiscal year 2024, or at any other time before fiscal year 2024, an officer or an employee of the Company. In addition, none of the members of the Compensation Committee was involved in a relationship requiring disclosure as an interlocking executive officer or director under Item 407(e)(4) of Regulation S-K of the Exchange Act. None of our executive officers served as a member of the Compensation Committee at any time during or before fiscal year 2024.

Director Recommendations

The Nominating and Governance Committee is responsible for identifying potential Board members or nominees. The Nominating and Governance Committee considers the diversity of backgrounds and experiences of director candidates when identifying director nominees and evaluating the Board’s composition and performance. The Nominating and Governance Committee also examines the following qualifications and skills of director candidates, among other things: their business or professional experience, their integrity and judgment, their records of public service, their ability to devote sufficient time to the affairs of the Company, and the needs of the Board for certain skills or experiences. The Nominating and Governance Committee also believes that all nominees should be individuals of substantial accomplishment with demonstrated leadership capabilities.

The Nominating and Governance Committee will consider candidates for director who are recommended by shareholders. A shareholder who wishes to recommend a director candidate for consideration by the committee should send such recommendation to our Corporate Secretary at 1 Technology Way, Indianapolis, Indiana 46268, who will forward it to the committee. Any such recommendation should include a description of the candidate’s qualifications for Board service and contact information for the shareholder and the candidate.

A shareholder who wishes to nominate an individual as a candidate for director without the recommendation of the Nominating and Governance Committee must comply with the advance notice and informational requirements set forth in our By-Laws, which are more fully explained later in this proxy statement under “Shareholder Proposals for our 2026 Annual Meeting.”

Shareholder Communications

The Board has implemented a process whereby shareholders may send communications to its attention. The process for communicating with the Board is set forth in our Corporate Governance Principles, which are available on our website at www.hurco.com/investors under “Corporate Governance.”

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics, which applies to all of our directors, executive officers, and employees, including our principal executive officer and principal financial officer. If we grant any waiver to the Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, we will disclose the nature of such waiver in a Current Report on Form 8-K that we will file with the SEC or on our website at www.hurco.com/investors under “Corporate Governance.” A copy of the Code of Business Conduct and Ethics is available on our website at www.hurco.com/investors under “Corporate Governance.” We will disclose any amendments or updates to our Code of Business Conduct and Ethics by posting such amendments or updates on our website.

Certain Relationships and Related Person Transactions

Under our Code of Business Conduct and Ethics, which is available on our website at www.hurco.com/investors under “Corporate Governance,” our directors, officers, and employees are not permitted to conduct business on our behalf with a member of his or her family, or a business organization with which he or she or a family member has an interest or employment relationship that could be considered significant in terms of potential conflict of interest, unless such business dealings have been disclosed to, and approved by, our Audit Committee.

Further, under our Audit Committee’s charter, which is available on our website at www.hurco.com/investors under “Corporate Governance,” our Audit Committee must review and approve all related person transactions in which any director, director nominee, executive officer, or significant shareholder of the Company, or any of their immediate family members, has a direct or indirect material interest.

During fiscal year 2023, we sold a machine for approximately $499,000 to a company in which Mr. Doar is a beneficial owner of more than 10% of its equity and in which Mr. Doar’s son is an owner and officer. The machine was sold in the ordinary course of business at pricing, and on other terms, generally available to all direct customers of the Company.

During fiscal year 2024, we did not have any related-person transactions requiring disclosure in this proxy statement.

Environmental, Social, and Governance Matters

Our Board has adopted an Environmental, Social, and Governance Policy (the “ESG Policy”), which is both set forth immediately below and available on our website at www.hurco.com/investors under “Corporate Governance.”

Hurco Companies, Inc. (“Hurco,” “we,” “us,” or “our”) believes that: (1) business, at its best, serves the public good, improves the quality of peoples’ lives, and leaves the world a better place; (2) it is an inherent and critical component of sound corporate citizenship to be responsive to environmental, social, and governance-related (“ESG”) matters that directly impact our business, industry, stakeholders, and the communities in which we operate; (3) as a global, industrial technology company, we are in a unique position to help address a variety of ESG issues; and (4) profitable growth and meaningful responsiveness to ESG matters are not mutually exclusive.

Accordingly, Hurco is committed to being responsive to ESG matters that are important to our business and stakeholders, including our customers, employees, shareholders, business partners, and the communities in which we operate. We are dedicated to operating our business with integrity; being responsible fiscal and environmental stewards; maintaining a diverse, inclusive, and caring culture with an emphasis on employee safety, development, and well-being; and having strong corporate governance practices that foster principled actions, informed and effective decision-making, appropriate monitoring of our compliance and performance, and accountability. To that end, our Board of Directors has direct oversight of our ESG strategy and its implementation.

We believe Hurco’s approach in addressing ESG matters should be thoughtful, proactive, practical, and risk-based – with priority given to ESG issues that are both material to our business and otherwise aligned with our corporate strategies. Through our business activities, we want to be economically successful and create value for society. In that regard, Hurco will strive to evaluate and respond to ESG issues in a manner that is intended to create long-term value both for our stakeholders and for our business. More specifically, we will aim to focus on ESG initiatives that we believe are the most impactful to both and that will make Hurco a better company.

Our Board has direct oversight over ESG matters pertaining to the Company. In addition, the Charter of the Nominating and Governance Committee requires that committee to periodically review the Company’s environmental, social, and sustainability programs, initiatives, and policies, and encourages such committee to make recommendations to the Board and/or our management regarding the same, to the extent the committee determines such recommendations are justified, in each case after taking into account the interests of all of the Company’s stakeholders, including shareholders. A copy of the charter of the Nominating and Governance Committee is available on our website at www.hurco.com/investors under “Corporate Governance.”

We also believe that all companies have a responsibility to respect human rights. In recognition of the foregoing, our Board has adopted a Human Rights Policy representing the Company’s public expression of (1) its commitment to respect internationally recognized fundamental human rights standards and (2) its belief that all human beings should be treated with dignity, fairness, and respect. A copy of the Company’s Human Rights Policy is available at our website at www.hurco.com/investors under “Corporate Governance.”

Through our Supplier Code of Conduct, we communicate our expectation that our suppliers, vendors, and other supply chain partners adhere to certain standards related to corporate integrity, fair and ethical business practices, responsible product sourcing, and the safety and wellbeing of workers across our global supply chain. A copy of our Supplier Code of Conduct is also available on our website at www.hurco.com/investors under “Corporate Governance.”

Below are just a few representative examples demonstrating Hurco’s commitment to ESG matters:

Culture	Charitable Giving
Fostering a strong corporate culture that promotes high standards of ethics and compliance for our businesses, including policies and principles to guide employee, officer, director, and vendor conduct (e.g., our Code of Business Conduct and Ethics, ESG Policy, Human Rights Policy, and Supplier Code of Conduct).	Supporting charitable organizations that aid the communities in which we operate our business and/or that promote ESG matters. For example, since 2022, we have partnered with One Tree Planted® and donated funds to plant one tree for every machine sold by the Company.

Energy Usage	Sustainability
Developing software, hardware, and product design enhancements that have the potential to reduce the amount of power or energy required by end users to produce parts. For example, an internal Hurco study found that, assuming consistent levels of part geometry, finishing, and quality for the same production operation, a 2023 VMX42 requires approximately 28% less power (i.e., 7,049 kWh/a) than a 2011 VMX42 (i.e., 9,756 kWh/a) to produce the same part.	Promoting the acceptance of emerging and clean technologies that support environmental sustainability (e.g., by (1) increasing the number of electric vehicles in our owned or leased automobile sales and service fleets and installing electric vehicle charging stations at several of our locations, (2) installing LED or other energy efficient lighting sources at our corporate headquarters, corporate warehousing and manufacturing facilities, and several of our international subsidiaries’ locations, and (3) implementing recycling and sustainable water programs at various global locations).

Employee Focus	Whistleblower Policy
Developing, training, and maintaining a skilled manufacturing and machinist workforce to support advancements in manufacturing technology and the industries we serve. For example, in 2020, we initiated the Hurco Apprenticeship Program, educating and training the next generation of skilled machinists, advanced manufacturing skilled labor, and automation specialists.	Maintaining a whistleblower policy providing for the confidential reporting of any suspected policy violations or unethical business conduct on the part of our businesses, employees, officers, directors, or vendors and the provision of training and education to our global workforce with respect to our Code of Business Conduct and Ethics and anti-corruption and anti-bribery policies.

Environmental Awareness	Safety
Fostering environmental awareness (i.e., evaluating our products and supply chain for conflict minerals and carbon emissions, holding our suppliers to high quality standards, and maintaining our Code of Business Conduct and Ethics and our Supplier Code of Conduct).	Providing safe and high-quality products and services that meet customer and regulatory requirements and demonstrate continuous improvement, including ISO 9001 certification.

Diversity	Governance Documents
Promoting an inclusive and diverse workforce and environment that is representative of our global footprint and the communities in which we operate at all levels of the organization. See “Proposal 1. Election of Directors” for more information about the diversity of our Board and executive officers.	Amending our governance documents to incorporate feedback received from shareholders or other emerging best corporate governance practices (e.g., a new Hurco Companies, Inc. Insider Trading Policy, our Executive Compensation Recovery Policy, updates to all charters of Board standing committees, and amendments to our Articles of Incorporation and By-Laws effectuated in 2024 to provide shareholders with the right to amend our By-Laws).

Dedicated ESG Leader	Executive Accountability
In fiscal year 2023, appointing a senior leader to serve in a new independent and dedicated ESG role and creating an ESG Task Force focused on employee-led ESG initiatives.	Since 2022, including ESG-related metrics as strategic objectives in the short-term executive compensation arrangements for our named executive officers.

COMPENSATION OF DIRECTORS

Director Compensation Table

	Fees Earned or	Stock
	Paid in Cash	Awards	Total
	($)	($)[1]	($)
Thomas A. Aaro	52,500[2]	79,997	132,497
Cynthia Dubin	50,000	79,997	129,997
Timothy J. Gardner	52,500	79,997	132,497
Jay C. Longbottom	45,000	79,997	124,997
Richard Porter	61,250[2]	79,997	141,247
Janaki Sivanesan	55,000	79,997	134,997

[1]	Amounts reflect the grant date fair value of restricted shares issued to each non-employee director during the year ended October 31, 2024, calculated in accordance with Accounting Standards Codification Topic 718 (“ASC 718”). Each non-employee director received 3,813 restricted shares on March 14, 2024, the date of our 2024 Annual Meeting of Shareholders, pursuant to our non-employee director compensation program. The grant date fair value is calculated by multiplying the closing price of our common stock on Nasdaq on the date of grant, which was $20.98, by the number of restricted shares awarded. The restricted shares vest one year from the date of grant or upon the Company’s next Annual Meeting of Shareholders, whichever is earlier.

[2]

Fees paid to Mr. Aaro and Mr. Porter during fiscal year 2024 include an additional $2,500 for Mr. Aaro and an additional $1,250 for Mr. Porter paid to them as corrections to committee compensation resulting from changes in the composition of our Audit Committee during fiscal year 2023.

Mr. Doar’s compensation and Mr. Volovic’s compensation for fiscal year 2024 are set forth in the Summary Compensation Table and the following tables and narrative. Neither are included in the table above, because they did not receive any additional compensation for their services as directors.

Director Compensation Program

In fiscal year 2024, the fees earned by, or paid in cash to, our non-employee directors were as follows:

	1st Quarter ($)	2nd Quarter ($)	3rd Quarter ($)	4th Quarter ($)	Total ($)
Non-employee directors retainer	11,250	11,250	11,250	11,250	45,000
Presiding Independent Director retainer	3,750	3,750	3,750	3,750	15,000
Audit Committee chair retainer	2,500	2,500	2,500	2,500	10,000
Compensation Committee chair retainer	1,875	1,875	1,875	1,875	7,500
Audit Committee member retainer	1,250	1,250	1,250	1,250	5,000

We also paid our directors’ travel expenses incurred to attend Board meetings, which are not included in the Director Compensation Table above.

PROPOSAL 2. ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The second proposal to be considered at the 2025 Annual Meeting is the advisory vote to approve the compensation paid to our named executive officers as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and the narrative discussion following the compensation tables), also known as the say-on-pay vote. Consistent with the preference expressed by shareholders at the 2011, 2017, and 2023 Annual Meetings of Shareholders, we have been conducting say-on-pay votes on an annual basis.

The Compensation Discussion and Analysis beginning on page 14 of this proxy statement describes our executive compensation program, in detail, and explains the philosophy of the program, the elements of compensation, and the factors considered by the Compensation Committee in determining the compensation of our named executive officers for fiscal years 2024 and 2025.

At our 2024 Annual Meeting of Shareholders, approximately 99% of the votes cast on the annual say-on-pay vote were voted to approve the proposal. That strong support level followed several years of high shareholder support on annual say-on-pay votes, with average approval levels of 93% and 92% for the preceding three-year and five-year periods, respectively. The Compensation Committee believes that the consistently high levels of shareholder support at those meetings indicate that our executive compensation program is aligned with market practices and generally meets shareholders’ expectations.

Accordingly, the Board of Directors recommends that our shareholders vote FOR the following resolution at the 2025 Annual Meeting:

“Resolved, that the compensation paid to Hurco Companies, Inc.’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion in this proxy statement, is approved.”

Because it is advisory, the results of the say-on-pay vote are not binding upon the Board or the Compensation Committee. However, as was the case with the results of the say-on-pay vote at prior Annual Meetings of Shareholders, we expect that the Compensation Committee, which is responsible for designing and administering our executive compensation program, will consider the outcome of the vote when making future compensation decisions for our named executive officers.

The Board of Directors recommends a vote “FOR” the advisory proposal to approve the compensation of our named executive officers as disclosed in this proxy statement.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

INTRODUCTION

This Compensation Discussion and Analysis (“CD&A”) describes our compensation program and practices as they relate to our named executive officers (“NEOs”), which consist of the following officers for fiscal year 2024: (1) Gregory S. Volovic, President and CEO; (2) Michael Doar, Executive Chairman; (3) Sonja K. McClelland, Executive Vice President, Treasurer, and Chief Financial Officer; (4) HaiQuynh Jamison, Corporate Controller and Principal Accounting Officer; and (5) Jonathon D. Wright, General Counsel and Corporate Secretary.

EXECUTIVE SUMMARY

The responsibilities of the Compensation Committee of the Board (referred to as the Committee in this section) include administering our compensation programs and approving or ratifying all compensation-related decisions for the NEOs.

Philosophy

The goals of our executive compensation program are to foster the creation of shareholder value while, at the same time, motivating and retaining managerial personnel. Our executive compensation program has been designed to hold executives accountable for the financial and operational performance of the Company, as well as to reflect the value of the Company’s stock. Therefore, a substantial amount of our executives’ annual and long-term compensation is both at risk and tied to the performance of the Company. Our compensation program includes the use of Company common stock (through restricted stock and performance stock units) and stock ownership guidelines that serve to align the interests of our executives with the interests of our shareholders.

Our compensation program is designed to reward executives at levels comparable to our peers to promote fairness and success in attracting and retaining executives. We believe that our compensation program does not promote excessive risk-taking and various elements of our policies that are in place (such as capped incentive opportunities, stock ownership guidelines, recoupment policies, and governance processes) serve to mitigate excessive risk. Any written employment agreements with our NEOs that provide for a change in control severance benefit have a “double-trigger” (i.e., requires both a change in control and termination of the executive’s employment in order to receive that benefit).

Fiscal Year 2024 Highlights

We have seen the demand for machine tools fluctuate over the last three years. Our industry has continued to face global headwinds due to changing economic conditions. During fiscal year 2024, our sales and service fees were $186.6 million, a decrease of $41.2 million, or 18%, compared to fiscal year 2023 and included an unfavorable currency impact of $1.8 million, or less than 1%, when translating foreign sales to U.S. dollars for financial reporting purposes. Sales decreased year-over-year due primarily to a decreased volume of shipments of higher-performance Hurco, Takumi, and Milltronics machines in the Americas, Germany, the United Kingdom, Italy and China, as well as decreased shipments of electro-mechanical components and accessories manufactured by our wholly-owned subsidiary, LCM Precision Technology S.r.l. For fiscal year 2024, we reported a net loss of $16.6 million, or $(2.56) per diluted share, compared to net income of $4.4 million, or $0.66 per diluted share, for fiscal year 2023. The net loss for fiscal year 2024 included a non-cash tax valuation allowance of $8.6 million recorded in provision for income taxes.

Summary of 2024 Compensation Actions

Below is a summary of fiscal year 2024 compensation decisions and amounts paid. Further information is available below under “Compensation Decisions for Fiscal Year 2024.”

Base Salary

In early fiscal 2024, the Committee approved a base salary increase of 11% for our CEO, and base salary changes ranging from a decrease of 8% to an increase of 15% for our other NEOs. Below are the fiscal 2024 base salary amounts for our NEOs as originally approved by the Committee.

Fiscal Year 2024
Base Salary
Gregory S. Volovic	$659,812
Michael Doar	$414,221
Sonja K. McClelland	$417,768
HaiQuynh Jamison	$230,160
Jonathon D. Wright	$301,530

During fiscal year 2024, as part of a comprehensive global cost-cutting program implemented to help offset the impact of lower sales volumes and address continued uncertainty in the cyclical machine tool market, our NEOs voluntarily submitted to the Committee, and the Committee ultimately approved, a temporary reduction to each of their base salaries. The reductions in NEO base salaries were 5% for each of Ms. Jamison and Mr. Wright, and 10% for each of Mr. Volovic, Mr. Doar, and Ms. McClelland, and were effective for the payroll period beginning April 22, 2024, through the payroll period ended on October 20, 2024. The table above does not reflect these voluntary reductions to base salary, but the reductions are reflected in the base salaries listed in the Summary Compensation Table after the CD&A.

Short-Term Incentive Compensation

As in recent years, for the fiscal 2024 short-term incentive compensation program, the Committee utilized objective performance measures based on our operating income margin and certain strategic objectives for each NEO.

Due to the amount of our net loss for fiscal year 2024, there were no payout amounts under the 2024 short-term incentive compensation program, under either of the operating income margin metric or the strategic objectives.

Long-Term Incentive Compensation

In fiscal 2024, the Committee decided to both (1) maintain the overall general allocation of award value between restricted shares (targeted at approximately 25% of long-term incentive compensation award value) and performance stock units (“PSUs”) (targeted at approximately 75% of long-term incentive compensation award value) and (2) similar to the 2023 arrangement, tie the vesting and earning of the PSUs to the performance measures of net income (loss) and free cash flow.

The Committee granted the awards of restricted shares and target number of PSUs to the NEOs effective as of January 4, 2024, as follows:

	Grant Date Value of Restricted Shares	Grant Date Value of Target PSUs – NI	Grant Date Value of Target PSUs – FCF
Gregory S. Volovic	$312,500	$500,000	$437,500
Michael Doar	$225,000	$360,000	$315,000
Sonja K. McClelland	$187,500	$300,000	$262,500
HaiQuynh Jamison	$25,000	$40,000	$35,000
Jonathon D. Wright	$37,500	$60,000	$52,500

The amounts shown in the table above as the grant date value represent the amounts that the Committee approved for each award. The actual grant date value of each award differed slightly due to rounding, as shown in the “Grants of Plan-Based Awards in 2024” table.

Total Target Direct Compensation Mix

In fiscal 2024, the NEOs received, on average, 45% of their total target direct compensation in performance-based pay, and 60% of their total target direct compensation in equity awards. For these purposes, we consider the base salary paid in fiscal 2024, the target annual cash incentive for 2024, and the target award value of equity (the dollar amount of such awards as approved by the Committee) granted in fiscal 2024 for the fiscal 2024-2027 performance period.

The following charts display the total compensation mix for our NEOs based on actual compensation for fiscal year 2024. The chart on the top summarizes the breakdown of total compensation for the NEOs for fiscal year 2024 among base salary, short-term incentive compensation, and long-term incentive compensation. The chart on the bottom summarizes the allocation of compensation mix for the NEOs based upon fixed, time-based, and performance-based compensation for fiscal year 2024.

2024 Executive Compensation Mix

Executive Compensation Best Practices

The Committee has designed our executive compensation program and practices to align executives’ financial interests with those of our shareholders. Following is a description of key program features and practices that reflect that alignment:

What We Do		What We Don’t Do
✓	Pay-for-performance: A significant percentage of target total direct compensation is in the form of variable compensation tied to company performance.	X	No guaranteed base salary increases: Base salary levels are reviewed every year and periodically adjusted based on market competitiveness and internal equity.
✓

Multiple performance metrics: Payouts of our annual cash incentives and long-term incentives are determined based on the weighted results for several financial performance measures and structured to balance accountability for driving annual results with sustainable long-term performance.

		X	No hedging: We prohibit executive officers from engaging in hedging transactions in our securities.
✓

Stock ownership and retention requirements: Our executive officers and directors must comply with stock ownership requirements, and they must retain all net after-tax shares received from awards until they meet the required ownership level.

		X	No gross up of excise tax payments: We do not assist executives with taxes owed as a result of their compensation.
✓	Compensation-related risk review: The Committee regularly reviews compensation-related risks to confirm that any such risks are not likely to have a material adverse effect on the Company.	X	No excessive executive perks: Executive perquisites are not excessive and are limited to certain insurance benefits and, solely for the Executive Chairman, use of company leased vehicles.
✓	Double-trigger requirement: Equity awards do not automatically vest in the event of a change in control. Instead, we impose a “double-trigger” requirement to accelerate vesting.	X

No excessive severance upon a change in control: The level of severance benefits upon a change in control is not excessive and such benefits are not triggered absent a termination of the executives’ employment.

✓	Independent advisor to the Committee: The Committee regularly consults with an independent compensation consultant.	X	No payment of unearned dividends: Dividends and dividend equivalents on unvested awards are not paid prior to vesting.
✓

Performance-based equity awards: A majority of the NEOs’ annual LTI award opportunity is delivered in PSUs that may be earned only if the Company achieves prescribed financial goals over a prospective three-year measurement period.

✓	Clawback policy: The Company has a policy that provides for the recovery of incentive-based compensation from executives in the event of a financial restatement.

ALIGNMENT OF EXECUTIVE PAY-FOR-PERFORMANCE

The compensation program for our NEOs is designed to provide competitive pay opportunities while aligning the incentive compensation realized by our NEOs with the interests of our shareholders – by linking pay with Company financial and stock performance. The Committee regularly reviews the alignment of the Company’s performance with its compensation to the NEOs and annually engages its independent compensation consultant to provide reports comparing such alignment to that of its peers.

In January 2024, the Committee approved the following four types of incentive compensation opportunities for our NEOs, which are intended to align their pay with Company and individual performance:

●	cash award opportunities under the short-term incentive compensation plan based on the Company’s operating income margin and certain strategic objectives set for fiscal year 2024;
●	restricted shares that vest in equal installments over three years granted to promote executive retention;

●	PSUs that will be earned based on the Company’s average net income (“PSUs – NI”) for fiscal years 2024-2026; and
●	PSUs that will be earned based on the Company’s average free cash flow from operations (“PSUs – FCF ”) for fiscal years 2024-2026.

The incentive compensation realized by our NEOs related to fiscal year 2024 consisted of the following:

●	the vesting in 2024 of a portion of the restricted shares granted in fiscal years 2021, 2022, and 2023; and
●	PSUs granted in fiscal year 2022 that were earned based on the Company’s total shareholder return performance, or TSR, relative to companies in an established peer group, for fiscal years 2022 through 2024.

As discussed further below, and consistent with our pay for performance alignment, there were no payouts under the 2024 short-term incentive compensation program and none of the PSUs granted in fiscal year 2022 that were based on the Company’s average return on invested capital, or ROIC, for fiscal years 2022 through 2024 were earned.

In 2024, the Committee’s independent compensation consultant, Pay Governance, LLC (“Pay Governance”), conducted an assessment of whether pay and performance were aligned for our CEO over the preceding three-year and five-year fiscal periods. The Committee believes realizable pay-for-performance assessments provide the Committee and investors an alternative view of pay-for-performance alignment based on compensation actually earned/estimated to be earned relative to actual Company performance (rather than the target compensation levels often reported elsewhere in this proxy statement pursuant to regulatory requirements). The assessments considered our CEO’s “total realizable compensation” (as defined below), as well as certain key Company performance metrics, relative to those of our peer group.

For this purpose, “total realizable compensation” consists of:

Base salary over the period	Actual bonus earned and paid during the period
The aggregate current value of restricted stock or restricted stock unit grants made during the period	The aggregate in-the-money value of stock option grants made during the period
The actual payouts of performance-based equity awards with performance periods beginning and ending during the period	The estimated payout for performance-based equity awards that were granted during the period but remaining unvested at its conclusion

Total realizable compensation for our CEO was calculated in the same manner as for the CEOs of our peer group companies.

In defining the Company’s performance relative to peers, the assessments used the following indicators:

●	Operating income margin – a measure of profitability used in the Company’s annual incentive plan;

●	ROIC – a measure of capital efficiency historically used in the Company’s long-term incentive plan prior to the fiscal year 2023 grants; and

●	TSR – a measure of shareholder value creation historically used in the Company’s long-term incentive plan prior to the fiscal year 2023 grants.

In developing a composite performance ranking, the assessments average the Company’s percentile rank for each performance metric relative to its peer group for compensation purposes based on their most recent fiscal year-end.

The result of the assessments indicated that total realizable compensation over the past three- and five-year periods is aligned with composite Company performance as follows:

●	Our CEO’s three-year (fiscal years 2021-2023) total realizable compensation was positioned at the 23rd percentile of the peer group and was generally aligned with composite Company performance ranked at the 41st percentile; and

●	Our CEO’s five-year (fiscal years 2019-2023) total realizable compensation was positioned at the 10th percentile of the peer group and was generally aligned with composite Company performance ranked at the 32nd percentile.

Based on the results of these assessments, the Committee believes the Company’s executive compensation program continues to have a strong pay-for-performance orientation, namely attributable to: (1) setting rigorous financial performance goals within the annual and long-term plans; (2) using incentive metrics that align with shareholder value creation; and (3) using a pay mix that is largely focused on variable compensation and that is at-risk based on the Company’s financial performance.

THE COMMITTEE’S PROCESSES

Role of Committee and Input from Management

The Committee is responsible for determining our executive compensation philosophy, objectives, policies, and programs and approves or ratifies all compensation-related decisions for the NEOs. When making executive compensation decisions, the Committee considers the input of Pay Governance and, for all executives other than our CEO and our Executive Chairman, the recommendation of our CEO. Our CEO recommends salary levels, short-term incentive compensation awards, equity-based compensation awards, and perquisites for our other NEOs other than the Executive Chairman. Our CEO’s and Executive Chairman’s compensation is determined solely by the Committee with the assistance of Pay Governance. The Compensation Committee applies the same principles for executive compensation in determining our CEO’s and Executive Chairman’s compensation that it applies in determining the compensation of our other NEOs.

Role of Compensation Consultant

In 2023 and 2024, the Committee engaged Pay Governance to advise and assist the Committee related to executive compensation matters. Pay Governance is retained directly by the Committee, reports directly to the Committee, and participates in certain Committee meetings. In this regard, from time to time, Pay Governance advises and assists the Compensation Committee in:

●	determining the appropriate objectives and goals of our executive compensation program;

●	designing compensation programs that fulfill those objectives and goals;

●	reviewing the primary components of that compensation;

●	evaluating the effectiveness of our compensation programs, including pay-for-performance alignment, and assisting in compiling data, calculations, and disclosures required under corresponding pay versus performance rules;

●	identifying appropriate pay positioning strategies and pay levels in our executive compensation program;

●	evaluating the historical performance of our equity incentive plan, estimating the share reserve necessary to fund anticipated awards for NEOs and other personnel to accomplish the Company’s compensation program goals, and recommending retention or modification of other terms and conditions set forth in such plan; and

●	identifying comparable companies and compensation surveys for the Committee to use to benchmark the appropriateness and competitiveness of our executive compensation program.

Pay Governance may, from time to time, contact our executive officers for information necessary to fulfill its assignment and may make reports and presentations to and on behalf of the Committee that our executive officers also receive.

Pay Governance and its affiliates did not provide any other services to us or our affiliates during 2023 or 2024. In addition, the Committee has determined that the work of Pay Governance and its employees has not raised any conflict of interest.

Use of Peer Group Data

As part of the Committee’s continuous effort to strengthen the executive compensation program, the Committee annually engages its independent compensation consultant, Pay Governance, to conduct a competitive market assessment for each executive position using publicly-available data from the Company’s applicable peer group and executive compensation surveys. In addition, the Committee’s compensation consultant also provides reports and assessments on changes in executive compensation programs, generally, and executive compensation within comparable industries, specifically, to evaluate trends and recommend changes to better align our executive compensation programs with similarly situated companies in comparable industries. The assessment focuses on the competitiveness of compensation provided to each executive by compensation element (base salary, target annual incentive, target total cash compensation, expected value of long-term incentives, and target total direct compensation). The objectives of the assessment are to understand changes in market compensation from year to year, to analyze the competitiveness of current pay levels relative to the market, and to serve as an input for making compensation adjustments if necessary.

The following companies made up the peer group utilized for fiscal year 2024 executive compensation determinations and were selected on the basis of industry, revenue, global operations, assets, employee size, and market capitalization ($ in millions):

Company Name	2023 Revenue (fiscal year)	Market Capitalization (at April 30, 2024)	Employees (at 2023 fiscal year-end)
Ampco-Pittsburgh Corporation	$422	$41	1,697
Broadwind, Inc.	$203	$46	444
Core Molding Technologies, Inc.	$358	$158	1,857
Douglas Dynamics, Inc.	$568	$520	1,885
DMC Global Inc.	$719	$317	1,800
The Eastern Company	$273	$197	1,199
Energy Recovery, Inc.	$128	$854	269
FARO Technologies, Inc.	$359	$356	1,243
Graham Corporation	$157	$301	538
Key Tronic Corporation.	$588	$46	5,447
The L.S. Starrett Company	$256	$118	1,529
Manitex International, Inc.	$291	$106	705
nLIGHT, Inc.	$210	$542	930
Omega Flex, Inc.	$111	$669	168
Perma-Pipe Int’l Holdings, Inc.	$143	$69	819
Proto Labs, Inc.	$504	$779	2,415
Transcat, Inc.	$231	$980	1,030
Twin Disc, Incorporated	$277	$225	739
UFP Technologies, Inc.	$400	$1,574	3,093
Vishay Precision Group, Inc.	$355	$442	2,300

Hurco Companies, Inc.	$228	$118	716
Median	$284	$309	1,221

After review of the peer group data for fiscal year 2024, and based upon the recommendation of Pay Governance, the Committee decided to modify the Company’s executive compensation peer group for fiscal year 2025 as follows: (1) removing DMC Global, Inc., the 2024 peer company with the highest 2023 annual revenue; (2) removing UFP Technologies, Inc., the 2024 peer company with the highest market capitalization as of the reference date; and (3) adding the two peer companies reflected in the table below:

Company Name	2023 Revenue (fiscal year)	Market Capitalization (at April 30, 2024)	Employees (at 2023 fiscal year-end)
Markforged Holding Corporation	$94	$122	351
Velo3D, Inc.	$77	$78	237

After giving effect to the changes in the 2025 peer group referenced above, the adjusted 2025 peer group medians for fiscal 2023 revenue, market capitalization as of the reference date, and employees as of the reference date decreased to $265 million, $211 million, and 980, respectively.

The Committee uses the peer group data as one of several inputs when making compensation determinations. Periodically, the Committee also reviews trends data for the manufacturing industry from various third-party service providers to obtain a general understanding of current compensation practices in that industry as part of its analysis of executive compensation. In addition to the market data, the Committee may consider other factors such as an executive’s individual performance, experience in his or her position, and responsibilities that may not necessarily be benchmarked in market data.

Consideration of Say-on-Pay Votes

At our 2024 Annual Meeting of Shareholders, approximately 99% of the votes cast on the annual say-on-pay vote were voted to approve the proposal. That strong support level followed several years of high shareholder support on annual say-on-pay votes, with average approval levels of 93% and 92% for the preceding three-year and five-year periods, respectively. The Compensation Committee believes that the consistently high levels of shareholder support at those meetings indicate that our executive compensation program is aligned with market practices and generally meets shareholders’ expectations.

Policies and Procedures Related to the Grant of Certain Equity Awards

We have established processes to ensure that the timing of any stock option grants to executives is not influenced by material nonpublic information (“MNPI”), and that all grant decisions are made based on a predetermined schedule, taking into account factors like employee performance and market conditions, regardless of any upcoming announcements or events that could impact our stock price. The Committee carefully reviews any potential MNPI before granting options and will delay a grant if necessary to avoid any appearance of impropriety related to the timing of the award.

Tax Considerations

Section 409A of the Internal Revenue Code affects the payments of certain types of deferred compensation to key employees and includes requirements relating to when payments under such arrangements can be made, acceleration of benefits, and timing of elections under such arrangements. Failure to satisfy these requirements will generally lead to an acceleration of the timing for including deferred compensation in an employee’s income, as well as certain penalties and interest. Our nonqualified deferred compensation arrangements are intended to comply with the effective requirements of Section 409A as required by law or regulation.

ELEMENTS OF COMPENSATION

The table below summarizes the various elements of executive compensation and their objectives:

	Objective	Type of Compensation	Key Features
Base Salary	Provides competitive fixed pay that is tied to the market and allows us to attract, retain, and motivate executives, particularly in light of our industry’s cyclical nature	Cash	● Reflects competitive market assessment, as well as individual skills, experience, responsibilities, and performance over time ● Influences annual cash and long-term incentive opportunities
Short-Term Incentive —Annual Cash Incentive	Encourages focus on short-term business performance	Cash

●      Performance-based reward tied to achievement of annual operating income margin and strategic objectives

●     Pays only if threshold performance levels are met or exceeded

●      No payout if operating income margin is zero or negative

Long-Term Incentive —Performance Stock Units (PSUs)	Encourages focus on profitability and strong balance sheet and liquidity position	Equity

●      Performance-based rewards tied to achievement of net income and free cash flow goals over a three-year period

●     Vests only if threshold performance levels are met or exceeded

●      Links value to stock price/shareholder return

Long-Term Incentive —Restricted Shares	Closely aligns executive and stockholder interests and aids in retention	Equity	● Promotes retention and enhances executive stock ownership ● Links value to stock price/shareholder return
Medical, Disability and Life Insurance	Aids in attracting and retaining executive talent	Benefit	● Health and disability broad-based benefits available to all employees ● NEOs provided supplemental disability benefits ● CEO and Executive Chairman provided with split-dollar life insurance benefits
Retirement Benefits	Aids in attracting and retaining executive talent	Benefit	● 401(k) plan for all employees ● Deferred compensation program in which NEOs and other senior management employees may participate
Perquisites	Aids in competitiveness of overall executive compensation program	Benefit	● Limited to use of company leased vehicle for Executive Chairman and split-dollar life insurance benefits for CEO and Executive Chairman

COMPENSATION DECISIONS FOR FISCAL YEAR 2024

Details of the compensation payable to the NEOs for fiscal year 2024 are disclosed in the tables and related discussion that follow this CD&A.

Base Salaries

On November 8, 2023, taking into consideration the results of the most recent competitive market assessment from Pay Governance, as well as the individual’s performance, his or her roles and responsibilities, related experience in those roles, and long-term executive succession planning strategies, the Committee established annual base salaries for the NEOs for fiscal year 2024, which became effective January 1, 2024. The salary adjustments for Mr. Volovic, Mr. Doar, Ms. Jamison and Mr. Wright were intended to bring their respective base salaries more in line with market competitive ranges for their respective roles and responsibilities. The salary increase for Ms. McClelland was generally in line with the average merit increase received by all U.S.-based Company employees. The following table sets forth the annual base salary of each NEO for fiscal year 2023 and for fiscal year 2024, as well as the percentage change between the two years:

	Fiscal Year 2023	Fiscal Year 2024	Percentage
	Base Salary	Base Salary	Change
Gregory S. Volovic	$591,760	$659,812	11%
Michael Doar	$450,240	$414,221	-8%
Sonja K. McClelland	$401,700	$417,768	4%
HaiQuynh Jamison	$210,000	$230,160	10%
Jonathon D. Wright	$262,200	$301,530	15%

As part of our comprehensive global cost-cutting program implemented to help offset the impact of lower sales volumes and address continued uncertainty in the cyclical machine tool market in fiscal year 2024, our NEOs voluntarily submitted to the Committee, and the Committee ultimately approved, a temporary reduction in all NEO base salaries. The reductions in NEO base salaries were 5% for each of Ms. Jamison and Mr. Wright, and 10% for each of Mr. Volovic, Mr. Doar, and Ms. McClelland, and were effective for the payroll period beginning April 22, 2024, through the payroll period ended on October 20, 2024. The table above does not reflect these voluntary reductions to base salary, but the reductions are reflected in the base salaries listed in the Summary Compensation Table that follows this CD&A.

Short-Term Incentive Compensation

On January 4, 2024, pursuant to the Hurco Companies, Inc. Cash Incentive Plan (the “Cash Incentive Plan”), which was approved by our shareholders on March 10, 2016, the Committee approved the short-term incentive compensation arrangement for fiscal year 2024 for all NEOs, with payout to occur thereunder in January 2025, if and to the extent the performance goals were attained during fiscal year 2024. Similar to fiscal year 2023, the Committee selected operating income margin and certain strategic objectives for the NEOs as the performance measures, with potential payouts weighted 70% on operating income margin and 30% on strategic objectives for each NEO.

Operating income margin was chosen as the primary performance metric because the Committee believes it continues to most directly correlate to our executives’ performance. An executive could earn a short-term incentive award due to success in achieving individual strategic objectives, even if performance fell below threshold on the operating income margin; however, the weighting of the two performance metrics encourages decisions that should benefit our overall profitability.

Further, the Committee provided that if the fiscal year 2024 operating income margin was zero or negative, then no amounts would be paid under the 2024 short-term incentive arrangement, even if all or a portion of the performance goals under the strategic objectives component were attained. Participants had the ability to earn between 50% of target for achieving threshold performance and 200% of target for achieving maximum performance for each metric.

The Committee established the target percentage by which the base salary of each NEO paid during fiscal year 2024 would be multiplied in order to determine the dollar amount payable to the NEO pursuant to the 2024 short-term incentive compensation arrangement. The target amount for each NEO is set forth below:

Target Amount of Fiscal Year 2024 Base Salary
Gregory S. Volovic	100%
Michael Doar	85%
Sonja K. McClelland	75%
HaiQuynh Jamison	35%
Jonathon D. Wright	40%

Operating Income Margin

In January 2024, the Committee established the following payout levels that would be associated with the degree to which the operating income margin was attained for fiscal year 2024, which were the same as those for fiscal year 2023:

Operating Income Margin	Threshold	Target	Exceeds	Maximum
Actual Results	3%	6%	8%	10%
Percentage Payout Level	50%	100%	150%	200%

Payout levels will be interpolated for results between 3% and 6%, 6% and 8%, and 8% and 10%.

In reaching its decision with respect to setting operating income margin threshold, target, exceeds, and maximum levels as set forth above, the Committee took into consideration the impact of macroeconomic factors on the Company’s business; the Company’s current projections, business plan, and strategic plan; anticipated prospective margin profiles for sales of products resulting from recent acquisitions of businesses; the negative operating profit recorded by the Company in recent periods; the desire to motivate and incentivize the NEOs to perform and return the Company to consistent levels of profitability; and similar permissible factors.

Strategic Objectives

In January 2024, the Committee also approved the strategic objectives set for each NEO and the associated payout levels for fiscal year 2024. Participants had the ability to earn between 50% and 200% of the target amount based on the overall achievement of the applicable 2024 strategic objectives. The strategic objectives approved by the Committee for each of the NEOs were as follows:

Gregory S. Volovic

●	Introduce new control technologies and software for the Milltronics and Hurco brands, including: Inspire Control, conversational tools, variable threading, reduced cycle times and table enhancements.

●	Achieve 2024 business plan targets: cost efficiencies/reductions, continuous improvement strategies, alternative manufacturing technologies and sourcing. Provide leadership for targeted capital allocation strategies for acquisition opportunities, dividend policy, stock repurchase programs and investment in capital expenditures.

●	Assess manufacturing risk mitigation strategies and modify internal policies as needed to address global exposures to manufacturing, sourcing, and distribution as well as compliance with heightened export control rules associated with improved product quality and precision. Evaluate, build, and test identified alternative manufacturing strategies and technologies.

●	Evaluate succession planning strategies to identify the next generation of leadership, set goals for transition and training, assess pay and promotion, identify areas of improvement, and evaluate manufacturing and distribution targets.

●	Develop and roll out ESG sustainability activities, measures, and reporting to continue to drive environmental and social responsibility into our products and supply chains.

Michael Doar

●	Mentor and manage transitional activities of executive leadership team, assisting the CEO in evaluating management performance, capabilities, and skill set attritional risk. Evaluate and communicate the scope and milestones associated with the transition of the Executive Chairman role to non-executive Chairman of the Board.

●	Provide leadership for targeted capital allocation strategies for acquisition opportunities, dividend policy, stock repurchase programs, and investment in capital expenditures.

●	Facilitate the operations and deliberations of the Board to the satisfaction of the Board’s functions and responsibilities as determined by the Board. Evaluate continuous Board development and succession planning, performance of the CEO and executive management team, and diversity in demographics, background, experience, and skill sets for both the Board and management teams.

●	Review, develop, and implement appropriate shareholder outreach activities and practices.

●	Lead the Board and the executive management team on 2024 ESG initiatives and activities.

Sonja K. McClelland

●	Achieve 2024 business plan targets for sales, operating profit, net income, and manufacturing/production.

●	Execute 2024 business plan initiatives for working capital and cash flow: inventory reduction, cost control initiatives, DSO, DPO, and net assets per dollar of revenue. Execute on manufacturing, R&D, and other available tax incentives and grants for key technology and automation projects in available jurisdictions.

●	Evaluate and implement capital allocation strategies for acquisition opportunities, dividends, stock repurchase programs, and capital expenditures. Assess and implement strategies to fund growth initiatives involving sources and uses of cash flows, cost of capital, return on investment, and financing activities. Negotiate and renew global credit facilities.

●	Develop and roll out ESG sustainability activities, measures, and reporting to continue to drive environmental and social responsibility into our products and supply chains.

●	Evaluate and assess the needs of the Internal Audit Department and identify global resources required for long-term sustainability. Assist the Audit Committee in the evaluation and assessment of the external audit services, including quality of services, sufficiency of resources, communication, interaction, objectivity, and independence.

HaiQuynh Jamison

●	Implement multi-year plan for global systems upgrade at identified international entities including service, quality, production, and warehousing solutions.

●	Assist the CFO with succession planning strategies to identify next generation of leadership, set goals for transition and training, assess pay and promotion, identify areas of improvement, and evaluate internal control and operation process efficiency.

●	Assess and implement necessary changes to simplify/streamline financial reporting processes on a monthly, quarterly, and annual basis, considering modifications and updates to reporting tools as needed and required to comply with changes in regulatory and statutory requirements.

●	Develop and implement ESG sustainability activities, measures, and reporting to continue to drive environmental and social responsibility into our products and supply chains.

●	Assist in the evaluation of acquisition opportunities (domestic and foreign) to accelerate growth of geographic market share and/or product development.

Jonathon D. Wright

●	Evaluate global corporate and legal entity structuring and implement corporate reorganizations or restructurings as necessary.

●	Evaluate global corporate governance program, including governance documents and policies, and implement standardized global corporate governance structure accordingly across global entities.

●	Complete audit of significant sales and operational activities to identify risk management strategies to support corporate oversight and compliance programs.

●	Develop and roll out ESG sustainability activities, measures, and reporting to continue to drive environmental and social responsibility into our products and supply chains.

●	Assist in the evaluation of acquisition opportunities (domestic and foreign) to accelerate growth of geographic market share and/or product development.

Determinations

On January 7, 2025, the Committee determined the degree to which the operating income margin metric and the strategic objectives for fiscal year 2024 were attained, and the resulting payout level relative to the target amount for each metric. For fiscal year 2024, the Company’s operating income margin was below the threshold amount and, therefore, the Committee determined that the resulting percentage payout level relative to the target amount for that metric was 0%.

Further, because fiscal year 2024 operating income margin was negative, no amounts were payable under the 2024 short-term incentive arrangement, even though the Committee determined that a portion of the performance goals under the strategic objectives component were attained.

Long-Term Incentive Compensation

Restricted Share and PSU Awards for Fiscal Years 2024-2026

On January 4, 2024, the Committee approved a long-term incentive compensation arrangement for the NEOs in the form of restricted shares and PSUs awarded under the Amended and Restated Hurco Companies, Inc. 2016 Equity Incentive Plan (the “2016 Plan). The awards were weighted as approximately 25% time-based vesting (in equal installments over three years) and approximately 75% performance-based vesting (at the end of a three-year period, to the extent certain performance metrics or criteria are satisfied). The three-year performance period for those awards is fiscal years 2024-2026.

The Committee considered a variety of factors in determining the amount of the target long-term incentive compensation award to each NEO, including the results of the most recent competitive market assessment from Pay Governance for the executive role in question, the individual’s performance, his or her roles and responsibilities, related experience in those roles, and long-term executive succession planning strategies. After considering these factors, the Committee granted the awards of restricted shares and target number of PSUs to the NEOs effective as of January 4, 2024, as follows:

	Restricted Shares	PSUs – NI	PSUs – FCF
Gregory S. Volovic	14,514	23,223	20,320
Michael Doar	10,450	16,720	14,630
Sonja K. McClelland	8,708	13,934	12,192
HaiQuynh Jamison	1,161	1,857	1,625
Jonathon D. Wright	1,741	2,786	2,438

The following sets forth additional information about the PSUs – NI and the PSUs – FCF with performance periods of fiscal years 2024-2026, as well as the potential payout levels under both types of awards.

PSUs – NI	PSUs – FCF
Approximately 55% of PSU grant	Approximately 45% of PSU grant
Based on our average net income for the performance period, relative to pre-established goals.

Based on the achievement of pre-established goals related to our average free cash flow over the three-year period.

Free cash flow for any fiscal year in the performance period is defined as cash flow from operating activities (as reported in our audited financial statements for the period in question), minus capital expenditures (including software capitalization, since it represents a normal, recurring feature of our business).

Participants will have the ability to earn:

50% of the target number of shares for achieving threshold performance

100% of the target number of shares for achieving target performance

200% of the target number of shares for achieving maximum performance

Awards will be interpolated for results between threshold and target, and target and maximum.

In reaching its decision to select net income and free cash flow as the performance measures, the Committee considered a number of factors, including, among others, that:

●	net income remains a powerful, yet simple, metric of company profitability by concentrating crucial information into a single number;

●	net income for public companies is readily available through many third-party intermediary sources, which facilitates accountability by allowing investors to compare investments across sectors and industries and against alternative investments among peers;

●	as a measure of profitability, assuming appropriate thresholds are set, net income performance measures would generally avoid vesting and payment of awards in periods of sustained company unprofitability;

●	free cash flow may provide insight into how financially capable a company is at having quick access to cash in case of unexpected debts or obligations, which is particularly important to companies operating in cyclical industries like ours;

●	net income and free cash flow both align with our balanced approach to capital allocation strategy of prioritizing a strong balance sheet and liquidity position while recognizing the importance of accretive growth and returning value to shareholders through dividends and stock repurchases when appropriate; and

●	net income and free cash flow remain among some of the most popular performance measures for public company executive compensation arrangements and, therefore, are likely in line with market and shareholder expectations.

For all these reasons, the Committee believes that net income and free cash flow appropriately align executive compensation with Company and individual performance.

Earned PSU Awards for Fiscal Years 2022-2024

On January 7, 2025, the Committee determined the degree to which the long-term incentive compensation arrangement approved for the fiscal years 2022-2024 performance period was attained, and the resulting payout level relative to the target amount for each metric.

The performance and payout standards for the PSUs – TSR for the fiscal years 2022-2024 performance period that were established by the Committee in 2022 are set forth immediately below:

PSUs – TSR	Threshold	Target	Maximum
Performance Range	30th Percentile	55th Percentile	90th Percentile
Payout Range	50% of Target Shares	100% of Target Shares	200% of Target Shares

Awards will be interpolated for results between the 30th and 55th percentiles and the 55th and 90th percentiles.

The PSUs designated as “PSUs – TSR” were based on our total shareholder return over the three-year period, relative to the TSR over that period of the companies in our peer group for the reference period. For fiscal years 2022 through 2024, the Company’s TSR performance over the three-year period of (32.5)% was positioned between the 30th percentile TSR of (47.4)% and the 55th percentile TSR of (13.3)%, relative to the TSR of the companies in our 2022 peer group. As such and based on the applicable performance and payout standards noted above, the Committee determined that the resulting interpolated percentage payout level relative to the target amount for the fiscal years 2022-2024 PSUs – TSR was 71.79%.

The performance and payout standards for the PSUs – ROIC for the fiscal years 2022-2024 performance period that were established by the Committee in 2022 are set forth immediately below.

PSUs – ROIC	Threshold	Target	Maximum
Average ROIC	4%	6%	12%
Payout Range	50% of Target Shares	100% of Target Shares	200% of Target Shares

Awards will be interpolated for results between 4% and 6% and 6% and 12%.

The PSUs designated as “PSUs – ROIC” were based on the achievement of pre- established goals related to our average ROIC over the three-year period. As calculated under our 2022 long-term incentive compensation arrangement, the Company’s average ROIC for fiscal years 2022 through 2024 was (0.3)%. As such and based on the applicable performance and payout standards previously noted, the Committee determined that the resulting percentage payout level relative to the target amount for the fiscal years 2022-2024 PSUs – ROIC was 0%.

Based on these determinations, the Committee approved the following number of PSUs earned and vested pursuant to the long-term incentive compensation plan for each NEO:

	Target PSUs		Grant Date Fair Value	Actual PSUs		Vest Date Fair Value
	TSR	ROIC	$[1]	TSR	ROIC	$[2]
Gregory S. Volovic	12,001	11,517	$749,995	8,615	0	$170,663
Michael Doar	10,801	10,365	$674,989	7,754	0	$153,607
Sonja K. McClelland	9,001	8,637	$562,482	6,461	0	$127,992
HaiQuynh Jamison	1,200	1,151	$74,975	861	0	$17,056
Jonathon D. Wright	1,200	1,151	$74,975	861	0	$17,056

[1]	Amounts related to target PSU awards represent the value at the grant date based upon the probable outcome of the performance conditions. Amounts related to the PSUs designated as “PSUs – TSR” were calculated using the Monte Carlo approach. Amounts related to the PSUs designated as “PSUs – ROIC” were calculated using the closing sales price of our common stock on the grant date.

[2]	Amounts related to PSU awards that were earned and vested represent the value at the vest date based upon the actual outcome of the performance conditions. Amounts were calculated using the closing sales price of our common stock on the vest date of January 7, 2025.

Other Compensation Matters

Employment Agreements

We have employment agreements with the following NEOs: Mr. Volovic, Mr. Doar, and Ms. McClelland. Information regarding these employment agreements is found in this section under the heading “Employment Agreements” on page 40. Under the heading “Potential Payments upon Termination” on page 42, we also estimate the benefits that we would have paid to any of our NEOs if their employment had terminated on October 31, 2024, under various scenarios.

The Committee believes that these agreements are an important part of the overall compensation arrangements for the applicable executives by helping to secure for us the continued employment and dedication of the executives (as well as certain noncompetition and other restrictive covenants), while simultaneously providing a reasonable amount of assurance of continued employment to them.

Stock Ownership Guidelines

Our Corporate Governance Principles include stock ownership guidelines for our executive officers and independent directors. The Committee is responsible for interpreting and reviewing compliance with the stock ownership guidelines as they relate to the executive officers. The Committee believes that the executive stock ownership guidelines align executives’ interests with those of shareholders through equity-based incentives and stock ownership guidelines that facilitate a culture of ownership.

The guidelines provide that the executive officers are expected to acquire and maintain ownership of shares of our common stock (including unvested restricted stock awards) having an aggregate market value that is at least equal to five times annual base salary for the CEO, three times annual base salary for the President, if separate from the CEO role, and two times annual base salary for the CFO and other executive officers.

The executive officers are expected to retain ownership of all net shares (shares of common stock acquired as a result of the exercise or vesting of equity incentive awards granted, reduced by any shares sold, tendered, or retained to pay exercise price or tax withholding requirements related to such awards) acquired with respect to awards granted under the Company’s equity incentive plans, until the requisite ownership has been achieved. If an executive officer fails to comply with the guidelines, the Committee may determine that such person is not eligible for awards under the Company’s equity incentive plan until such time as he or she is in compliance. Any shares of stock subject to pledges or security interests will not be considered as owned in determining compliance with the stock ownership guidelines.

Recoupment Policy

The Company also has in place the Hurco Companies, Inc. Compensation Recovery Policy (the “Recoupment Policy”). The Recoupment Policy applies to all incentive-based compensation, which is any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure, received by our executive officers, including our NEOs.

The Recoupment Policy applies in the case of an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. The Recoupment Policy provides that promptly following such an accounting restatement, the Committee will determine the amount of the erroneously awarded compensation, which is the excess of the amount of incentive-based compensation received by current and former executive officers during the three completed fiscal years immediately preceding the required restatement date over the amount of incentive-based compensation that otherwise would have been received had it been determined based on the restated amounts. The Company will provide each such executive officer with a written notice of such amount and a demand for repayment or return. If such repayment or return is not made within a reasonable time, the Recoupment Policy provides that the Company will recover the erroneously awarded compensation in a reasonable and prompt manner using any lawful method, subject to limited exceptions as permitted by Nasdaq listing standards.

Notably, (1) under the Recoupment Policy, covered executives are required to reimburse the Company for all expenses reasonably incurred by the Company in recovering erroneously awarded compensation (including legal fees); and (2) under applicable equity award documents, covered executives explicitly consent, acknowledge, and agree that all equity awards received from the Company are subject to compensation recoupment policies of the Company in place from time to time, including the Recoupment Policy. A full copy of the Recoupment Policy is publicly available as Exhibit 97.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2023.

Insider Trading Policy

We have an Insider Trading Policy that governs the purchase, sale and other disposition of the Company’s common stock by our directors, officers and employees and certain of their family members and related parties, that are reasonably designed to promote compliance with insider trading laws, rules, and regulations, including applicable listing standards. The policy prohibits buying or selling the Company’s common stock while aware of material non-public information about the Company and from disclosing (i.e., “tipping”) such information to others.

Hedging Prohibitions

Our Insider Trading Policy also prohibits our executive officers and directors from hedging the economic risk of ownership of our common stock. More specifically, the Insider Trading Policy provides that such persons are prohibited from engaging in the following transactions with respect to Company securities:

●	purchasing Company securities on margin, holding any Company securities in a margin account, or otherwise pledging Company securities;

●	short sales of Company securities (selling securities not owned at the time of sale);

●	buying or selling put or call options or other derivative securities based on Company securities;

●	purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) or otherwise engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of equity securities (i) granted to the individual by the Company as part of the compensation of the individual or (ii) held, directly or indirectly, by the individual; and

●	engaging in limit orders or other pre-arranged transactions that execute automatically, except for “same-day” limit orders and approved 10b5-1 plans.

These restrictions apply to all Company securities owned directly or indirectly by such covered persons, including Company securities owned by family members where such covered person is deemed to beneficially own such securities, and their respective designees. The restrictions, however, do not prevent any individuals from engaging in general portfolio diversification or investing in broad-based index funds.

COMPENSATION DECISIONS FOR FISCAL YEAR 2025

Base Salaries

On November 13, 2024, taking into consideration the results of the most recent competitive market assessment from Pay Governance, as well as the individual’s performance, his or her roles and responsibilities, related experience in those roles, and long-term executive succession planning strategies, the Committee established annual base salaries for all of our NEOs for fiscal year 2025, to become effective January 1, 2025. The salary adjustments for Mr. Doar and Mr. Wright were intended to bring their respective base salaries more in line with market competitive ranges for their respective roles and responsibilities. The salary increase for other NEOs was generally in line with the average merit increase received by all U.S.-based Company employees.

The following table sets forth the annual base salary of each of the NEOs for 2024 and for 2025, as well as the percentage change between the two years:

	Fiscal Year 2024 Base Salary	Fiscal Year 2025 Base Salary	Percentage Change
Gregory S. Volovic	$659,812	$679,606	3%
Michael Doar	$414,221	$339,661	-18%
Sonja K. McClelland	$417,768	$430,301	3%
HaiQuynh Jamison	$230,160	$237,064	3%
Jonathon D. Wright	$301,530	$340,728	13%

Short-Term Incentive Compensation

On January 7, 2025, pursuant to the Cash Incentive Plan, the Committee approved the short-term incentive compensation arrangement for fiscal year 2025 for all NEOs, with payout to occur thereunder in January 2026, if and to the extent the performance goals are attained during fiscal year 2025. Similar to fiscal year 2024, the Committee selected operating income margin and certain strategic objectives for the NEOs as the performance measures and retained the historical 70% and 30% respective payout weighting.

Following the end of fiscal year 2025, the Committee will determine the degree to which these performance measures were attained, and the resulting payout level relative to the target amount for each metric.

Long-Term Incentive Compensation

In considering the structure of the long-term incentive compensation program for fiscal year 2025, the Committee focused on the mix of equity awards between time-based restricted shares and performance-based RSUs. Over the past few years, the long-term incentives have been allocated 25% to restricted shares and 75% to PSUs.

The Committee considered that performance-based metrics can often result in lower or no payouts, particularly in a cyclical industry like ours. In particular, the Committee noted that the PSUs awarded to NEOs have not been earned above the target level in any of the last seven completed three-year performance periods, and that no PSUs were earned for two of the four most recently completed three-year performance periods (fiscal years 2018-2020 and fiscal years 2019-2021).

Pay Governance also analyzed the mix of long-term equity awards of companies in the manufacturing industry, as well as companies in our peer group. They found that manufacturing companies average approximately 40% in time-based awards and our peer companies average approximately 45% in time-based awards.

After taking these considerations into account, the Committee determined to increase the time-based restricted stock portion of the long-term incentive awards to approximately 45%, with the remainder in PSUs, both to enhance the retention value of this compensation element and to more closely align with current market practice.

The Committee determined to retain the performance measures of net income and free cash flow for the PSUs. As in prior years, participants will have the ability to earn 50% of the target number of shares for achieving threshold performance, 100% of the target number of shares for achieving target performance and 200% of the target number of shares for achieving maximum performance.

Effective January 7, 2025, the Committee granted the awards below of restricted shares and target number of PSUs to each of the NEOs. The restricted shares will vest in equal installments over three years and the three-year performance period for the PSUs will be fiscal years 2025 through 2027.

	Restricted Shares	PSUs – NI	PSUs - FCF
Gregory S. Volovic	28,394	18,930	15,775
Michael Doar	20,444	13,629	11,358
Sonja K. McClelland	17,036	11,357	9,465
HaiQuynh Jamison	4,543	3,028	2,524
Jonathon D. Wright	4,702	3,134	2,613

Report of the Compensation Committee

The information contained in this report shall not be deemed to be “soliciting material,” to be “filed” with the SEC, or to be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act.

The Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on that review and those discussions, the Committee recommended to the Board of Directors that this Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A and incorporated by reference in the Company’s Annual Report on Form 10-K for its 2024 fiscal year.

Timothy J. Gardner, Chairman
Jay C. Longbottom
Richard Porter

Assessment of Compensation-Related Risks

On an ongoing basis as part of our strategic business planning process, the named executive officers and key senior management conduct an assessment of the current risks arising from our compensation policies and practices. This team reviews and discusses the characteristics and approval policies of compensation programs for all employees, including salaries, equity awards, and cash bonuses, to determine whether any of these policies or programs could create risks that are reasonably likely to have a material adverse effect on us.

In November 2024, we reviewed and discussed all components of our compensation policies and practices with our Board as part of our business plan review and approval process. In addition, the Committee met separately to review the management team’s assessment of the risks that could arise from our compensation policies and practices. As part of their review, the Committee specifically considered factors that reduce the likelihood of excessive risk-taking, such as our overall compensation levels being competitive with the market, the balance between fixed components like salary and benefits, and short- and long-term incentive compensation. The Committee has discretion to adjust downward the amount of compensation that would otherwise be payable under the short-term incentive compensation program, which it could do if it determines that an executive caused the Company to incur unnecessary or excessive risk. The compensation mix of cash (salary and short-term incentive) and equity incentives align with the market and the Company’s peers and are linked to business performance. The short-term and long-term incentive plans are linked to specific formulas and have payout ceilings. The fiscal years 2024 and 2025 short-term incentive compensation arrangements also provide that no amounts will be paid under the strategic objectives component if our operating income margin is zero or negative. Our stock ownership guidelines link executives’ and non-employee directors’ interests to the interests of shareholders, and our Recoupment Policy provides for recovery of excess incentive compensation paid to executive officers in the event of financial restatements.

Based on such assessments, we believe that any risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us.

Compensation Tables

The following table summarizes the compensation information for our named executive officers for each of the fiscal years ended October 31, 2024, 2023, and 2022:

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary $	Bonus $[1]	Stock Awards $[2]	Non-Equity Incentive Plan Compensation $[3]	All Other Compensation $[4]	Total $
Gregory S. Volovic	2024	613,735	-	1,249,967	-	95,305	1,959,007
President and Chief	2023	587,383	88,764	1,249,963	295,880	96,429	2,318,419
Executive Officer	2022	547,820	-	999,953	509,255	82,987	2,140,015

Michael Doar	2024	400,437	-	899,954	-	72,611	1,373,002
Executive Chairman	2023	453,848	57,406	899,954	191,353	86,803	1,689,364
	2022	476,856	-	899,998	356,792	92,620	1,826,266

Sonja K. McClelland	2024	393,790	-	749,976	-	28,556	1,172,322
Executive Vice President, Treasurer	2023	399,450	45,192	749,957	150,639	23,074	1,368,312
and Chief Financial Officer	2022	387,793	-	749,958	261,788	23,447	1,422,986

HaiQuynh Jamison	2024	220,529	-	99,964	-	12,134	332,627
Corporate Controller	2023	208,077	11,025	99,954	36,750	16,584	372,390
and Principal Accounting Officer	2022	192,835	-	99,955	62,650	13,963	369,403
			-
Jonathon D. Wright	2024	286,428	-	149,956	-	16,020	452,405
General Counsel and	2023	256,008	15,732	99,954	52,440	20,867	445,001
Corporate Secretary	2022	219,182	-	99,955	96,198	15,889	431,224

[1]	For fiscal year 2023, represents discretionary cash bonuses awarded to each named executive officer.
[2]	Represents the grant date fair value of stock awards determined in accordance with ASC 718. The stock awards consist of restricted share awards and PSU awards. Amounts related to restricted share awards are calculated using the closing sales price of our common stock on the grant date. Amounts related to PSU awards represent the value at the grant date based upon the probable outcome of the performance conditions. Amounts related to the PSUs designated as “PSUs – TSR” are calculated using the Monte Carlo approach. Amounts related to the PSUs designated as “PSUs – ROIC,” “PSUs – NI,” and “PSUs – FCF” are calculated using the closing sales price of our common stock on the grant date.

The following table presents the grant date fair value of the PSU awards included in the “Stock Awards” column and the grant date fair value of these awards assuming that the highest level of performance conditions would be achieved:

			PSU Awards
	Fiscal Year of Grant	Performance Period	Grant Date Fair Value (Based on Probable Outcome)	Grant Date Fair Value (Based on Maximum Performance)
Gregory S. Volovic	2024	2024-2026	937,481	1,874,962
	2023	2023-2025	937,466	1,874,932
	2022	2022-2024	749,995	1,499,990
Michael Doar	2024	2024-2026	674,966	1,349,932
	2023	2023-2025	674,959	1,349,918
	2022	2022-2024	674,990	1,349,980
Sonja K. McClelland	2024	2024-2026	562,493	1,124,986
	2023	2023-2025	562,474	1,124,948
	2022	2022-2024	562,482	1,124,964
HaiQuynh Jamison	2024	2024-2026	74,967	149,934
	2023	2023-2025	74,972	149,944
	2022	2022-2024	74,975	149,950
Jonathon D. Wright	2024	2024-2026	112,473	224,946
	2023	2023-2025	74,972	149,944
	2022	2022-2024	74,975	149,950

[3]	Represents amounts earned in the specified fiscal year and paid in the following fiscal year under the specified fiscal year’s short-term incentive compensation arrangement. See “Compensation Discussion and Analysis—Compensation Decisions for Fiscal Year 2024—Short-Term Incentive Compensation” for additional information regarding the 2024 short-term incentive compensation arrangement.

The following table summarizes the information included in the All Other Compensation column in the Summary Compensation Table:

	Fiscal Year	Leased Auto ($)	Supplemental Disability Insurance ($)	Matching 401(k) Plan Contributions ($)	Life Insurance ($)	Total ($)
Gregory S. Volovic	2024	-	16,275	20,700	58,330	95,305
	2023	-	18,299	19,800	58,330	96,429
	2022	-	18,054	18,300	46,633	82,987
Michael Doar	2024	25,133	8,845	20,700	17,933	72,611
	2023	31,001	9,839	19,800	26,163	86,803
	2022	31,560	13,171	18,300	29,589	92,620
Sonja K. McClelland	2024	-	7,856	20,700	-	28,556
	2023	-	3,274	19,800	-	23,074
	2022	-	5,147	18,300	-	23,447
HaiQuynh Jamison	2024	-	340	11,794	-	12,134
	2023	-	340	16,244	-	16,584
	2022	-	323	13,640	-	13,963
Jonathon D. Wright	2024	-	340	15,680	-	16,020
	2023	-	340	20,527	-	20,867
	2022	-	323	15,566	-	15,889

The amounts shown in the Leased Auto column represent either the portion of the lease cost for automobiles leased by us allocable to an executive’s personal use of the automobile or the sum of a monthly car allowance that is added to an executive’s salary. For automobiles leased by us where the automobile is used for both business and personal purposes, the percentage of personal use is calculated and applied to the lease and operating expenses.

The Split-Dollar Life Insurance amounts represent a portion of the premium paid on insurance policies we own on the life of the employee. All cash contributions are returned to us upon employee separation or death of the insured. We pay the full amount of the premiums and are the beneficiary for a portion of the policies’ death benefit. By policy endorsement, the employee has the right to designate the beneficiary for the death benefit.

GRANTS OF PLAN-BASED AWARDS IN 2024

The following table provides information regarding awards related to the 2024 short-term incentive compensation arrangement (referred to as “2024 S-T Compensation” in the table), PSU awards, and restricted share awards granted during fiscal year 2024 to the named executive officers.

Name & Awards	Grant Date	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)[1]
		Threshold	Target	Maximum	Threshold	Target	Maximum
		($)	($)	($)	(#)	(#)	(#)
Gregory S. Volovic
2024 S-T Compensation	1/4/24	329,906	659,812	1,319,624
2024-2026 PSU-NI	1/4/24				11,612	23,223	46,446		499,991
2024-2026 PSU-FCF	1/4/24				10,160	20,320	40,640		437,490
2024-2026 Restricted Shares	1/4/24							14,514	312,486

Michael Doar
2024 S-T Compensation	1/4/24	176,044	352,087	704,174
2024-2026 PSU-NI	1/4/24				8,360	16,720	33,440		359,982
2024-2026 PSU-FCF	1/4/24				7,315	14,630	29,260		314,984
2024-2026 Restricted Shares	1/4/24							10,450	224,989

Sonja K. McClelland
2024 S-T Compensation	1/4/24	156,663	313,326	626,652
2024-2026 PSU-NI	1/4/24				6,967	13,934	27,868		299,999
2024-2026 PSU-FCF	1/4/24				6,096	12,192	24,384		262,494
2024-2026 Restricted Shares	1/4/24							8,708	187,483

HaiQuynh Jamison
2024 S-T Compensation	1/4/24	40,278	80,556	161,112
2024-2026 PSU-NI	1/4/24				929	1,857	3,714		39,981
2024-2026 PSU-FCF	1/4/24				813	1,625	3,250		34,986
2024-2026 Restricted Shares	1/4/24							1,161	24,996

Jonathon D. Wright
2024 S-T Compensation	1/4/24	60,306	120,612	241,224
2024-2026 PSU-NI	1/4/24				1,393	2,786	5,572		59,983
2024-2026 PSU-FCF	1/4/24				1,219	2,438	4,876		52,490
2024-2026 Restricted Shares	1/4/24							1,741	37,484

[1]	Amounts represent the grant date fair value of the awards determined in accordance with ASC 718, calculated using $21.53, the closing price of our common stock as reported by Nasdaq on January 4, 2024, for the restricted shares and the PSUs. Amounts related to PSU awards represent the value at the grant date based upon the probable outcome of the performance conditions.

Our named executive officers are eligible to participate in the 2016 Plan, which provides for equity-based incentive awards in the form of stock options, stock appreciation rights, restricted stock, stock units, and other stock-based awards. Under the 2016 Plan, the Compensation Committee has the authority to determine the persons to whom awards will be granted, the timing, type and number of shares covered by each award, and the terms and conditions of the awards. Prior to shareholder approval of the 2016 Plan, the named executive officers were eligible to participate in the Hurco Companies, Inc. 2008 Equity Incentive Plan (the “Prior Plan”). Upon shareholder approval of the 2016 Plan, no further awards have been or will be made under the Prior Plan.

OUTSTANDING EQUITY AWARDS AT 2024 FISCAL YEAR END

The following table summarizes the outstanding equity awards held by the named executive officers as of October 31, 2024.

	Stock Awards
	Time-Based Awards			Performance-Based Awards
Name and Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)[1]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)[1]
Gregory S. Volovic
01/04/22	2,748	[2]	57,735
01/03/23	7,902	[3]	166,021	17,768	[5]	373,306
01/04/24	14,514	[4]	304,939	43,543	[6]	914,838
Michael Doar
01/04/22	2,474	[2]	51,979
01/03/23	5,688	[3]	119,505	12,793	[5]	268,781
01/04/24	10,449	[4]	219,533	31,350	[6]	658,664
Sonja K. McClelland
01/04/22	2,062	[2]	43,323
01/03/23	4,740	[3]	99,587	10,661	[5]	223,988
01/04/24	8,706	[4]	182,913	26,126	[6]	548,907
HaiQuynh Jamison
01/04/22	276	[2]	5,799
01/03/23	632	[3]	13,278	1,421	[5]	29,855
01/04/24	1,161	[4]	24,393	3,482	[6]	73,157
Jonathon D. Wright
01/04/22	276	[2]	5,799
01/03/23	632	[3]	13,278	1,421	[5]	29,855
01/04/24	1,740	[4]	36,557	5,224	[6]	109,756

[1]	Market value is calculated by multiplying the number of shares by $21.01, the closing price of our common stock as reported by Nasdaq on October 31, 2024, the last trading day of our 2024 fiscal year.
[2]	These restricted shares vested on January 4, 2025.
[3]	One-half of these restricted shares vested on January 3, 2025, and one-half will vest on January 3, 2026.
[4]	These restricted shares vest in thirds on each of the first, second, and third anniversary of the grant date, provided the recipient remains employed by the Company through that date.
[5]	Represents PSUs designated as “PSUs – NI” and “PSUs – FCF” that were granted in 2023 with a performance period of fiscal years 2023-2025. The PSUs shown represent the threshold number of PSUs that have not yet been earned. The actual number of PSUs that will be earned and will vest after the 2023-2025 three-year performance period will depend on the extent to which performance conditions related to the Company’s net income and free cash flow for the reference period are satisfied.
[6]	Represents PSUs designated as “PSUs – NI” and “PSUs – FCF” that were granted in 2024 with a performance period of fiscal years 2024-2026. The PSUs shown represent the target number of PSUs that have not yet been earned. The actual number of PSUs that will be earned and will vest after the 2024-2026 three-year performance period will depend on the extent to which the performance conditions outlined under “Compensation Discussion and Analysis—Compensation Decisions for Fiscal Year 2024—Long-Term Incentive Compensation” are satisfied.

OPTION EXERCISES AND STOCK VESTED IN 2024

The following table provides information regarding stock awards held by the named executive officers that vested during fiscal year 2024. There were no stock options exercised by any of the named executive officers during fiscal year 2024.

	Stock Awards
	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)[1]
Gregory S. Volovic	17,923	[2]	375,097
Michael Doar	15,975	[3]	334,759
Sonja K. McClelland	13,070	[4]	273,452
HaiQuynh Jamison	1,678	[5]	34,267
Jonathon D. Wright	1,678	[6]	34,267

[1]	Value realized is calculated (a) for the restricted shares that vested, by multiplying the closing price of our common stock, as reported on the Nasdaq Global Select Market, on the date of vesting by the number of restricted shares that vested; and (b) for the PSUs that were earned and vested, by multiplying the closing price of our common stock, as reported on the Nasdaq Global Select Market, on January 7, 2025, the date that the Compensation Committee certified the number of PSUs earned and vested, by the number of PSUs that were earned and vested.

[2]	Reflects (a) the vesting of 9,308 restricted shares, from which 2,651 shares were withheld for tax purposes; and (b) 8,615 PSUs that were earned and vested for the fiscal years 2022-2024 performance period that ended on October 31, 2024, based on the attainment of the applicable performance measures, of which 2,373 shares were withheld for tax purposes.

[3]	Reflects (a) the vesting of 8,221 restricted shares, from which 2,431 shares were withheld for tax purposes; and (b) 7,754 PSUs that were earned and vested for the fiscal years 2022-2024 performance period that ended on October 31, 2024, based on the attainment of the applicable performance measures, of which 2,136shares were withheld for tax purposes.

[4]	Reflects (a) the vesting of 6,609 restricted shares, from which 1,881 shares were withheld for tax purposes; and (b) 6,461 PSUs that were earned and vested for the fiscal years 2022-2024 performance period that ended on October 31, 2024, based on the attainment of the applicable performance measures, of which 1,833shares were withheld for tax purposes.

[5]	Reflects (a) the vesting of 817 restricted shares, from which 239 shares were withheld for tax purposes; and (b) 861 PSUs that were earned and vested for the fiscal years 2022-2024 performance period that ended on October 31, 2024, based on the attainment of the applicable performance measures, of which 295 shares were withheld for tax purposes.

[6]	Reflects (a) the vesting of 817 restricted shares, from which 242 shares were withheld for tax purposes; and (b) 861 PSUs that were earned and vested for the fiscal years 2022-2024 performance period that ended on October 31, 2024, based on the attainment of the applicable performance measures, of which 298 shares were withheld for tax purposes.

EQUITY COMPENSATION PLAN INFORMATION AT 2024 FISCAL YEAR END

The following table sets forth information regarding outstanding grants and shares available for grant under our existing equity compensation plans as of October 31, 2024.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights[1]	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights[2]	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)[3]
Equity compensation plans approved by security holders	178,344	-	482,543
Equity compensation plans not approved by security holders	-	-	-
Total	178,344	-	482,543

[1]	Consists of PSUs granted under the 2016 Plan. On January 7, 2025, the Compensation Committee determined the payouts of performance-based awards for the performance period of fiscal years 2022-2024. See section titled “Earned PSU Awards for Fiscal Years 2022-2024” in the section titled “Compensation Decisions for Fiscal Year 2024—Long-Term Incentive Compensation.” The number of PSUs included in these amounts consists of (a) 24,554 PSUs with respect to the 2022-2024 PSUs, (b) the threshold number of shares which participants are eligible to receive if anticipated threshold performance metrics are fully achieved with respect to the fiscal years 2023-2025 PSUs, and (c) the target number of shares which participants are eligible to receive if anticipated target performance metrics are fully achieved with respect to the fiscal years 2024-2026 PSUs. The actual number of PSU-related shares that will be issued under the awards referenced in clauses (b) and (c) above depends on the performance over each applicable three-year performance period. The Company believes the use of threshold shares for performance-based awards with respect to fiscal years 2023-2025 PSUs and target shares for performance-based awards with respect to fiscal years 2024-2026 PSUs is a reasonable estimate, because achievement of higher payout levels relative to such performance-based awards is highly unlikely based upon the recent impact of certain macroeconomic factors and the corresponding Company results for such underlying performance periods to date. Although highly unlikely, if, instead, the awards referenced in clauses (b) and (c) above paid out at the maximum number of shares which participants are eligible to receive if applicable performance metrics are fully achieved with respect to such awards, the number of securities to be issued would, rather, be 420,262. Because achievement of such performance metrics relative to such PSU awards is highly unlikely, the Company believes that number likely overstates dilution.
[2]	PSUs do not have an exercise price and, therefore, there are no exercise prices to include in this column.
[3]	Consists of shares available for future issuance as stock options, stock appreciation rights, restricted stock, stock units, and other stock-based awards under the 2016 Plan, assuming threshold or target payouts under all performance and time-based equity awards granted under the 2016 Plan and remaining outstanding as of October 31, 2024 (as described in footnote 1 immediately above). The Company believes the use of threshold and target shares for fiscal years 2023-2025 PSUs and 2024-2026 PSUs, respectively, is a reasonable estimate in calculating the number of securities remaining available for future issuance under the 2016 Plan as of October 31, 2024, because achievement of higher payout levels relative to such performance-based awards is highly unlikely based upon the recent impact of certain macroeconomic factors and the corresponding Company results for such underlying performance periods to date. Indeed, as explained in footnote 1 above, because achieving a payout level exceeding threshold for performance awards subject to a performance period of fiscal years 2023-2025 and target for performance awards subject to a performance period of fiscal years 2024-2026 is highly unlikely, the Company believes the estimate included in the table assuming payouts for these awards at threshold or target, as applicable, level to be conservative. Although highly unlikely, if, instead, the awards referenced in footnote 1 above paid out at the maximum number of shares which participants are eligible to receive if applicable performance metrics are fully achieved with respect to such awards, an additional 241,918 shares would be paid out pursuant to such awards. In such a case, the number of shares referenced in the table as remaining available for grant would correspondingly be reduced by twice the additional amount referenced in the immediately preceding sentence, due to the 2016 Plan’s requirement that full value awards thereunder reduce the underlying share reserve by a 2:1 ratio. Because achievement of such performance metrics relative to such PSU awards is highly unlikely, the Company believes that number overstates dilution and that payouts for such awards at threshold or target share levels, as applicable, is a more reasonable estimate of securities remaining available for future issuance under the 2016 Plan.

NONQUALIFIED DEFERRED COMPENSATION IN 2024

For Mr. Volovic and Mr. Doar, the only two named executive officers participating in the nonqualified deferred compensation plan, the following table provides information regarding fiscal year 2024 executive contributions, fiscal year 2024 earnings, and aggregate balances as of October 31, 2024. There were no Company contributions or aggregate withdrawals or distributions in fiscal year 2024.

Name	Executive Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($)
Michael Doar	24,026	435,240	1,901,323
Gregory S. Volovic	99,838	116,994	760,619

The amounts shown in the first column of this table are also included in the amounts shown in the “Salary” column of the Summary Compensation Table. All of the contributions by Mr. Doar and Mr. Volovic in fiscal year 2024 and prior fiscal years were reported in the Summary Compensation Table in fiscal year 2024 or prior fiscal years, as applicable. The aggregate balance shown includes earnings on such contributions.

The Hurco Companies, Inc. Deferred Compensation Plan II (the “DCPII”) is a nonqualified deferred compensation plan in which senior managers and other highly compensated employees are eligible to participate. A committee consisting of our CEO, CFO, and Director of Human Resources administers the DCPII. This committee is authorized to interpret the DCPII, establish, amend, and rescind any rules and regulations relating to the DCPII, determine the terms and provisions of any agreements made pursuant to the DCPII, and make all other determinations that may be necessary or advisable for the administration of the DCPII.

Eligible participants are able to defer between 2% and 50% percent of their base salary and up to 100% of their annual bonus less required and voluntary payroll deductions in a given plan year. Deferral elections are made by eligible executives in January of each year for amounts to be earned in the following year. The Board may declare a discretionary amount of matching credits for participants deferring compensation, up to a maximum of 6% of compensation. The Board has not awarded any such matching credits to Mr. Doar or Mr. Volovic.

Participants are 100% vested in all deferral and matching accounts under the DCPII at all times. Amounts deferred under the DCPII are credited with earnings at the rate of return generated by the Vanguard mutual fund investment options elected by the participants that are offered in our 401(k) plan. The earnings do not reflect any above-market or preferential rates of return. Participants may change their investment options under the DCPII at any time by contacting Vanguard. Account balances in the DCPII are payable at the election of the participant either in a single lump sum or in monthly, quarterly, or annual installments with a term of between two and ten years. Distributions under the DCPII will not commence prior to the expiration of a six-month period from the date of separation of service or the participant’s death, if earlier.

CEO Pay Ratio Disclosure

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and applicable SEC rules, the following is a reasonable estimate of the ratio of the annual total compensation of our CEO to the annual total compensation of the median of the Company’s other employees, together with an explanation of the Company’s methodology in calculating the same.

For fiscal year 2024:

●	The annual total compensation of the Median Employee (as defined below) was $58,347 using the average of the applicable month-end exchange rates during our fiscal year, as published by The Wall Street Journal.
●	The annual total compensation of the Company’s CEO, as reported in the above Summary Compensation Table, was $1,959,007.
●	The ratio of the annual total compensation of the Company’s CEO to the annual total compensation of the Company’s Median Employee, was reasonably estimated to be 34 to 1.

Because this pay ratio is a reasonable estimate, and because SEC rules allow companies to adopt a variety of methodologies and assumptions and to apply certain exclusions, the pay ratio reported by other companies may not be comparable to the pay ratio reported by the Company.

To identify the Company’s median employee for fiscal year 2024, the Company determined that the Company and its subsidiaries employed approximately 633 employees (excluding the CEO) as of an August 1, 2024, determination date (the “Non-CEO Employee Population”). The Company identified “annual cash compensation” as its consistently applied compensation measure. The Company defined the term “annual cash compensation” as gross amounts of cash compensation paid for the period beginning on January 1, 2023, and ending on December 31, 2023 (the “Measurement Period”), which included salary or hourly wages (including overtime pay), as applicable, plus sales commissions and cash bonuses. For permanent employees within the Non-CEO Employee Population employed by the Company or its subsidiaries for part but not all of the Measurement Period, the Company annualized their cash compensation paid. For permanent employees within the Non-CEO Employee Population employed by the Company or its subsidiaries as of the August 1, 2024, determination date but not employed during the Measurement Period, the Company applied an annual cash compensation equal to $0.

For non-U.S. employees, the annual cash compensation was converted into U.S. currency using the applicable exchange rates as of October 31, 2024, as reported by The Wall Street Journal. The Company did not apply any cost-of-living adjustments to non-U.S. employees. The Company then sorted the listing of the annual cash compensation of each employee in the Non-CEO Employee Population from lowest to highest and selected the employee at the median (the “Median Employee”). The Company calculated the Median Employee’s total annual compensation for fiscal year 2024 using the same rules that apply to reporting the compensation of our named executive officers in the “Total” column of the Summary Compensation Table listed previously.

Employment Agreements

In 2012, following approval by the Compensation Committee, we entered into employment agreements with each of Mr. Volovic, Mr. Doar and Ms. McClelland. The employment agreements terminated and superseded any previously existing employment-related engagements between the Company and such named executive officers. In November 2021, the Compensation Committee approved amendments to the employment agreements between the Company, on the one hand, and Mr. Doar and Mr. Volovic, respectively, to modify the respective severance benefits payable to them upon certain termination of employment events. The amendments to the severance periods set forth in Mr. Doar’s and Mr. Volovic’s employment agreements were based upon the Compensation Committee’s discussions with its independent compensation consultant and were intended to bring each of the executive’s relative severance benefits more in line with prevailing market practices for their new respective roles. The below description of the employment agreements is of the employment agreements as amended, as applicable. Ms. Jamison and Mr. Wright are currently not parties to a written employment agreement with the Company.

The current term of employment under each of the employment agreements would end October 31, 2025, with automatic one-year extensions unless either party gives 60-days’ notice prior to the expiration of the then-current term.

The employment agreements provide for a minimum base salary, subject to increase or decrease at the discretion of the Company, and a discretionary annual cash bonus. The employment agreements provide that each of the named executive officers is eligible to participate in any employee benefit plans and programs generally made available to our employees.

Each of the employment agreements provides that, if the Company terminates the executive’s employment without Cause (as defined in the employment agreements and described in the footnotes to the Potential Payments upon Termination table set forth below) or he or she resigns for Good Reason (as defined in the employment agreements and described in the footnotes to the Potential Payments upon Termination table set forth below) prior to a Change in Control (as defined in the employment agreements and described in the footnotes to the Potential Payments upon Termination table set forth below), then he or she will be entitled to severance payments (1) in the form of a salary continuation benefit at his or her base salary then in effect for a period of 12 months for Mr. Volovic and nine months for each of Mr. Doar and Ms. McClelland; (2) an additional monthly amount during the severance period equal to 1/12 of the average of the executive’s annual cash bonuses for the preceding three years; and (3) an additional monthly payment during the severance period equal to 140% of the Company’s monthly cost at the time of termination for continuation of health insurance. In order to receive any of the severance payments, the executive must execute a release satisfactory to the Company. If an executive officer’s employment is terminated by the Company without Cause or by the executive for Good Reason within 12 months following a Change in Control, then the executive will be entitled to the severance amounts disclosed in the first sentence of this paragraph for a period of 24 months for Mr. Volovic and 18 months for each of Mr. Doar and Ms. McClelland. In the event of termination of the executive’s employment by reason of death, disability, retirement, termination by the Company for Cause, or termination by the executive for any reason other than Good Reason or for no reason, he or she is entitled to his or her base salary and benefits through the date of termination of employment.

The employment agreements contain certain restrictive covenants prohibiting the executive from competing with the Company, selling products to certain customers, and hiring certain employees for certain periods after termination of employment. The employment agreements also contain provisions protecting our intellectual property and confidential information.

Equity Awards

There are no stock options currently outstanding held by the named executive officers issued under the Prior Plan or the 2016 Plan.

All currently outstanding restricted shares and PSUs held by the named executive officers were granted under the 2016 Plan. Under the 2016 Plan, a named executive officer’s rights with respect to unvested restricted shares or PSUs will terminate if the executive ceases continuous service for any reason, except in the event of an involuntary termination without cause within 18 months after a change in control that involves (i) a sale or other disposition of all or substantially all of the assets of the Company, or (ii) a merger, consolidation, share exchange or similar transaction involving the Company (a “Corporate Transaction”). If in connection with a change in control that involves a Corporate Transaction, an executive’s restricted shares and PSUs are not continued, assumed, or replaced, or if an executive’s awards are continued, assumed, or replaced and the executive is involuntarily terminated without cause within 18 months after the Corporate Transaction, unvested restricted shares will vest in full, and unvested PSUs will vest assuming the target level of performance for all performance metrics and the vested portion of the award at that level of performance will be proportionate to the portion of the performance period that has elapsed as of the effective time of the Corporate Transaction. Alternatively, if an executive’s restricted shares or PSUs are not continued, assumed, or replaced in connection with a change in control that involves a Corporate Transaction, the Compensation Committee may provide for the cancellation of the award in exchange for payment to the executive of the amount of consideration that would have been received in the transaction for the number of shares subject to the award.

In addition, in the event of a change in control that does not involve a Corporate Transaction, the Compensation Committee may, in its discretion, take such action as it deems appropriate with respect to unvested restricted shares and PSUs, which may include providing for the cancellation of any award in exchange for payment to the executive of the amount of consideration that would have been received in the change in control for the number of shares subject to the award or making adjustments to any award to reflect the change in control, including the acceleration of vesting in full or in part.

Potential Payments upon Termination

	Resignation ($)	Death ($)	Disability ($)[1]	Retirement ($)	Termination Without Cause or by Executive for Good Reason Prior to a Change in Control ($)[2]	Termination For Cause ($)[2]	Certain Terminations Within Specified Period After Change in Control or Equity Awards Not Assumed ($)[2]
Gregory S. Volovic
Severance Pay[3]	-	-	-	-	944,691	-	1,889,382
Deferred Compensation[4]	760,619	760,619	760,619	760,619	760,619	760,619	760,619
Restricted Shares[5]	-	-	-	-	-	-	528,695
PSUs[6]	-	181,001	181,001	181,001	181,001	-	983,142
Health Care Coverage[7]	-	-	625,556	-	48,592	-	97,184
Life Insurance[8]	-	1,836,677	-	-	-	-	-
Total	760,619	2,778,297	1,567,176	941,620	1,934,903	760,619	4,259,022

Michael Doar
Severance Pay[10]	-	-	-	-	467,249	-	934,498
Deferred Compensation[4]	1,901,323	1,901,323	1,901,323	1,901,323	1,901,323	1,901,323	1,901,323
Restricted Shares[5]	-	-	-	-	-	-	391,059
PSUs[6]	-	162,912	162,912	162,912	162,912	-	740,437
Health Care Coverage[7]	-	-	447,111	-	36,397	-	54,596
Life Insurance[9]	-	2,556,920	-	-	-	-	-
Total	1,901,323	4,621,155	2,511,346	2,064,235	2,567,881	1,901,323	4,021,913

Sonja K. McClelland
Severance Pay[10]	-	-	-	-	425,413	-	850,826
Restricted Shares[5]	-	-	-	-	-	-	325,887
PSUs[6]	-	135,746	135,746	135,746	135,746	-	617,028
Health Care Coverage[7]	-	-	385,854	-	50,679	-	76,018
Life Insurance[11]	-	400,000	-	-	-	-	-
Total	-	535,746	521,600	135,746	611,838	-	1,869,759

HaiQuynh Jamison
Severance Pay[10]	-	-	-	-	52,219	-	52,219
Restricted Shares[5]	-	-	-	-	-	-	43,470
PSUs[6]	-	18,090	18,090	18,090	18,090	-	82,237	-
Health Care Coverage[7]	-	-	175,080	-	-	-	-
Life Insurance[11]	-	226,000	-	-	-	-
Total	-	244,090	193,170	18,090	70,309	-	177,926

Jonathon D. Wright
Severance Pay[10]	-	-	-	-	33,919	-	33,919
Restricted Shares[5]	-	-	-	-	-	-	55,656
PSUs[6]	-	18,090	18,090	18,090	18,090	-	94,315
Health Care Coverage[7]	-	-	210,765	-	-	-	-
Life Insurance[11]	-	294,000	-	-	-	-	-
Total	-	312,090	228,855	18,090	52,009	-	183,890

[1]	“Disability” giving rise to the Company’s right to terminate the employment agreements in question would exist (a) when the executive is deemed disabled and entitled to benefits in accordance with any Company-provided long-term disability insurance policy or plan, if any is applicable, covering the executive; (b) upon the inability of the executive, because of injury, illness, disease or bodily or mental infirmity, to perform, with or without reasonable accommodation, the essential functions of the executive’s job for more than 90 days during any period of 12 consecutive months; or (c) upon the written determination by a physician selected by the Company that, because of an injury, illness, disease, or bodily or mental infirmity, the executive is unable to perform, with or without reasonable accommodation, the essential functions of the executive’s job, and, as of the date of determination, such condition is reasonably expected to last for a period of 90 days or longer after the date of determination, based on the medical information reasonably available to such physician at the time of determination.

[2]	“Cause” for the Company’s termination of the employment agreement would exist if the executive (a) is convicted of, or pleads no contest to, a felony, (b) engages in fraudulent or dishonest conduct, (c) fails to follow the lawful instructions of a superior or the Company’s Board of Directors, (d) breaches the terms of the employment agreement, (e) violates written policies or procedures, (f) engages in willful misconduct, or (g) misuses alcohol or drugs. “Good Reason” for the executive’s termination of the employment agreement would exist if the Company (a) fails to automatically extend the term of the employment agreement, (b) decreases the executive’s base salary by more than 5% a year unless the decrease is part of a broader cost reduction (and in the case of Mr. Doar, unless such reduction exceeding 5% is in connection with his transition to the Executive Chairman or a different role with the Company), (c) demotes the executive or assigns duties that are inconsistent with the executive’s position, (d) eliminates or materially reduces employee benefits other than as part of a broader cost reduction, (e) requires the executive to relocate more than 30 miles from the Company office at which the executive was based immediately prior to such relocation, (f) materially breaches any material term of the employment agreement, or (g) fails to have the employment agreement assumed as part of a merger or sale of the Company. There are notice and cure provisions with respect to certain grounds for termination for Cause or Good Reason. “Change in Control” means (a) the acquisition of 25% or more of the voting securities of the Company, (b) a majority of the directors of the Company being elected who were not approved by a majority of the persons who were previously serving as directors, or (c) a merger, other reorganization or liquidation involving the Company or a sale of substantially all of the assets of the Company, unless (i) the Company’s shareholders would own 55% or more of the voting power of the successor entity, (ii) no individual person would own 25% or more of the successor entity and (iii) a majority of the directors of the successor entity were directors of the Company. Although Ms. Jamison and Mr. Wright are currently not parties to a written employment agreement with the Company, they would potentially remain eligible for severance pay under the Company’s severance pay policy eligible to all employees, which is based on the length of continuous service and annual wage at the time of termination.
[3]	If the Company terminates Mr. Volovic’s employment without Cause or he resigns for Good Reason prior to a Change in Control, then he will be entitled to severance payments in the form of a salary continuation benefit at base salary then in effect for a period of 12 months; an additional monthly amount during the severance period equal to 1/12 of the average of his annual cash bonuses for the preceding three years; and an additional monthly payment during the severance period equal to 140% of the Company’s monthly cost at the time of termination for continuation of health insurance. If Mr. Volovic’s employment is terminated by the Company without Cause or by him for Good Reason within 12 months following a Change in Control, then he will be entitled to the severance amounts disclosed in the preceding sentence for a period of 24 months.
[4]	Amounts can be paid in lump sum distribution or installments depending on the participant’s election.
[5]	Reflects the value of unvested restricted shares that would vest as a result of the specified termination event occurring as of October 31, 2024, using the closing price of $21.01 per share on that date. A participant’s rights with respect to the unvested portion of the restricted shares will terminate if a participant ceases continuous service for any reason, except in the event of an involuntary termination without cause within 18 months after a change in control that involves a Corporate Transaction. Generally, if a participant is involuntarily terminated without cause within 18 months after such a change in control, unvested restricted shares will vest in full. Further, if a participant’s unvested restricted shares are not continued, assumed, or replaced in connection with a change in control that involves a Corporate Transaction, such unvested restricted shares will vest in full.
[6]	Reflects the value of unvested PSUs that would vest as a result of the specified termination event occurring as of October 31, 2024, using the closing price of $21.01 per share on that date. A participant’s rights with respect to unvested PSUs will terminate if a participant ceases continuous service for any reason, except in the event of an involuntarily termination without cause within 18 months after a change in control that involves a Corporate Transaction. Generally, if a participant is involuntarily terminated without cause within 18 months after such a change in control, unvested PSUs will vest assuming the target level of performance for all performance metrics and the vested portion of the award at that level of performance will be proportionate to the portion of the performance period that has elapsed as of the effective time of the Corporate Transaction. Further, if a participant’s unvested PSUs are not continued, assumed, or replaced in connection with a change in control that involves a Corporate Transaction, such PSUs will vest assuming the target level of performance for all performance metrics and the vested portion of the award at that level of performance will be proportionate to the portion of the performance period that has elapsed as of the effective time of the Corporate Transaction.
[7]	“Health Care Coverage” includes the following: (a) in the event of a termination due to Disability, payments and the market value of any supplemental disability insurance or plans for which the executive would have been entitled, if such termination occurred on October 31, 2024, and that either discriminate in scope, terms or operation, in favor of the executive, or that are not generally otherwise available to all salaried employees; and (b) in the event of a termination by the Company without Cause or by the executive for Good Reason, an amount equal to 140% of the “COBRA Premium Rate” during the applicable “Severance Period.” For purposes of the foregoing, (y) the term “COBRA Premium Rate” means the monthly amount charged, as of the termination date, for COBRA continuation coverage options and coverage levels applicable to the executive and the executive’s covered dependents immediately prior to the termination date; and (z) the term “Severance Period” means (i) with respect to a termination without Cause by the Company or by the executive for Good Reason, a period of nine months after employment termination for Mr. Doar and Ms. McClelland and a period of 12 months for Mr. Volovic; and (ii) with respect to a termination without Cause by the Company or by the executive for Good Reason within 12 months after a Change in Control, a period of 18 months for Mr. Doar and Ms. McClelland and a period of 24 months for Mr. Volovic.
[8]	Amount includes $2,000,000 maximum benefit for term life and accidental death insurance policies, less cumulative premiums paid by the Company.
[9]	Amount includes split-dollar life insurance payment of two times annual salary plus one times bonus, less cumulative premiums paid by the Company, and $870,000 maximum benefit for term life and accidental death insurance policies.
[10]	If the Company terminates the executive’s employment without Cause or he or she resigns for Good Reason prior to a Change in Control, then he or she will be entitled to severance payments in the form of a salary continuation benefit at base salary then in effect for a period of nine months; an additional monthly amount during the severance period equal to 1/12 of the average of the executive’s annual cash bonuses for the preceding three years; and an additional monthly payment during the severance period equal to 140% of the Company’s monthly cost at the time of termination for continuation of health insurance. If the executive’s employment is terminated by the Company without Cause or by the executive for Good Reason within 12 months following a Change in Control, then he or she will be entitled to the severance amounts disclosed in the preceding sentence for a period of 18 months. Although Ms. Jamison and Mr. Wright are currently not parties to a written employment agreement with the Company, they would potentially remain eligible for severance pay under the Company’s severance pay policy eligible to all employees, which is based on the length of continuous service and annual wage at the time of termination.
[11]	Amounts include life insurance of one-time annual salary, rounded to the nearest thousand, up to a maximum annual salary of $400,000 under accidental death insurance policy.

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K (collectively, the “PvP Rule”), we are providing certain information about the relationship between compensation paid to our NEOs and certain financial performance metrics of the Company using a methodology that has been prescribed by the SEC. For information concerning the Compensation Committee’s pay-for-performance philosophy and how it aligns executive compensation with the Company’s performance, refer to the “Compensation Discussion and Analysis” section of this proxy statement.

As a qualified “smaller reporting company” under the SEC’s rules, we have elected to provide the level of disclosure permitted under Item 402(v) of Regulation S-K applicable to “smaller reporting companies” with respect to this Pay Versus Performance section. Parenthetical letter references in the table below correlate to column letters or names referenced directly in the PvP Rule.

	Summary		Average Summary Compensation	Average Compensation	Value of Initial Fixed $100 Investment Based on:
Fiscal Year	Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(1)(2)	Table Total for Non-PEO NEOs(1)	Actually Paid to Non-PEO NEOs(1) (2)	Total Shareholder Return	Net Income (Loss) ($ millions)
(a)	(b)	(c)	(d)	(e)	(f)	(h)
2024	$1,959,007	$813,504	$832,589	$406,920	$69.05	$(16.6)
2023	$2,318,419	$1,625,725	$968,767	$680,771	$64.71	$4.4
2022	$2,140,015	$1,292,435	$1,012,470	$596,870	$72.92	$8.2

(1) Mr. Volovic served as our principal executive officer (“PEO”) for the full fiscal year in each of 2024, 2023 and 2022. Our other NEOs (the “Non-PEO NEOs”) for fiscal years 2024, 2023 and 2022 were Messrs. Doar and Wright and Mses. McClelland and Jamison.

(2) The following amounts were deducted from / added to the Summary Compensation Table (“SCT”) total compensation in accordance with the SEC-mandated adjustments to calculate Compensation Actually Paid (“CAP”) to our PEO and the average CAP to our Non-PEO NEOs. The fair value of equity awards was determined using methodologies and assumptions developed in a manner substantively consistent with those used to determine the grant date fair value of such awards. None of our NEOs participate in a pension plan; therefore, no adjustment from the SCT total related to pension value was made.

PEO SCT Total to CAP Reconciliation

Fiscal Year	2022	2023	2024
SCT Total	$2,140,015	$2,318,419	$1,959,007
- Grant Date Fair Value of Stock Awards Granted in Covered Fiscal Year	$(999,953)	$(1,249,963)	$(1,249,967)
+ Fair Value at Covered Fiscal Year-End of Outstanding and Unvested Stock Awards Granted in Covered Fiscal Year	$686,632	$912,834	$731,862
± Change in Fair Value from End of Prior Fiscal Year to End of Covered Fiscal Year of Outstanding and Unvested Stock Awards Granted in Prior Fiscal Years	$(527,457)	$(405,237)	$(660,504)
± Fair Value at Vesting Date of Stock Awards Granted in Covered Fiscal Year That Vested During Covered Fiscal Year	$0	$0	$0
± Change in Fair Value from End of Prior Fiscal Year to Vesting Date of Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Covered Fiscal Year	$(16,287)	$36,298	$29,918
- Fair Value as of Prior Fiscal Year-End of Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Covered Fiscal Year	$0	$0	$0
+ Dividends or Other Earnings Paid on Stock Awards in the Covered Fiscal Year Prior to the Vesting Date that are not otherwise included in the Total Compensation for the Covered Fiscal Year	$9,485	$13,374	$3,188
Compensation Actually Paid	$1,292,435	$1,625,725	$813,504

Non-PEO NEO Average SCT Total to Average CAP Reconciliation

Fiscal Year	2022	2023	2024
Average SCT Total	$1,012,470	$968,767	$832,589
- Grant Date Fair Value of Stock Awards Granted in Covered Fiscal Year	$(462,467)	$(462,455)	$(474,963)
+ Fair Value at Covered Fiscal Year-End of Outstanding and Unvested Stock Awards Granted in Covered Fiscal Year	$317,561	$337,724	$278,073
± Change in Fair Value from End of Prior Fiscal Year to End of Covered Fiscal Year of Outstanding and Unvested Stock Awards Granted in Prior Fiscal Years	$(266,610)	$(189,375)	$(243,685)
± Fair Value at Vesting Date of Stock Awards Granted in Covered Fiscal Year That Vested During Covered Fiscal Year	$0	$0	$0
± Change in Fair Value from End of Prior Fiscal Year to Vesting Date of Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Covered Fiscal Year	$(8,932)	$20,495	$13,597
- Fair Value as of Prior Fiscal Year-End of Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Covered Fiscal Year	$0	$0	$0
+ Dividends or Other Earnings Paid on Stock Awards in the Covered Fiscal Year Prior to the Vesting Date that are not otherwise included in the Total Compensation for the Covered Fiscal Year	$4,848	$5,615	$1,309
Average Compensation Actually Paid	$596,870	$680,771	$406,920

Charts of CAP Versus Performance Metrics

The chart below illustrates the relationship between the PEO and the average Non-PEO NEO CAP amounts and the Company’s cumulative TSR for fiscal years 2022, 2023 and 2024.

The chart below illustrates the relationship between the PEO and the Non-PEO NEO CAP amounts and the Company’s net income (loss) for fiscal years 2022, 2023 and 2024.

Notably, several of the NEOs received significant market-based increases to their respective fiscal 2022, 2023, and 2024 compensation arrangements to bring their overall target and actual paid compensation more in line with market competitive ranges for their respective roles and responsibilities, some of which were still transitory pursuant to promotions effective in 2021. In other words, a portion of the NEOs’ increase in CAP reflected in the charts above was intended to be effective regardless of Company performance to address market competitiveness (or lack thereof) of target NEO compensation in certain cases. The charts above describing the NEOs’ CAP reflect, and are inclusive of, such market-based increases. The Compensation Committee continues to believe that the executive compensation actually paid by the Company is strongly aligned with Company performance.

PROPOSAL 3. APPROVAL OF THE AMENDMENT TO THE AMENDED AND RESTATED HURCO COMPANIES, INC. 2016 EQUITY INCENTIVE PLAN

The third proposal relates to approving a proposed amendment to the Company’s Amended and Restated 2016 Equity Incentive Plan (the “2016 Plan”) to add an additional 850,000 shares to the 2016 Plan’s share reserve.

Introduction

The 2016 Plan was originally approved by our shareholders on March 10, 2016. The total number of shares of our common stock that may be issued pursuant to awards under the 2016 Equity Plan initially was 856,048, which included 386,048 shares that remained available for future grants under the 2008 Equity Plan. On March 10, 2022, our shareholders approved the Amended and Restated 2016 Equity Incentive Plan, which, among other items, increased the aggregate number of shares that may be issued under the 2016 Equity Plan by 850,000 shares.

On January 10, 2025, our Board of Directors, on the recommendation of our Compensation Committee, approved an amendment to the 2016 Plan, subject to shareholder approval at the 2025 Annual Meeting. The amendment would add an additional 850,000 shares to the 2016 Plan’s share reserve.

As of January 7, 2025, there were approximately 121,627 shares of our common stock remaining available for future awards under the 2016 Plan, which is our only equity-based compensation plan under which awards may be made. Because of the importance of providing competitive levels of equity-based compensation to our employees and directors, and in light of our pattern of share usage during recent years, we believe that the shares remaining under the 2016 Plan will be insufficient to continue making similar awards beyond January 2025. The following is a table summarizing all outstanding awards under the 2016 Plan, the number of shares remaining available for future grant under the 2016 Plan, and our common shares issued and outstanding, in each case as of January 7, 2025.

Number of Full-Value Awards Outstanding	449,964
Number of Shares Remaining for Future Grant	121,627
Common Shares Outstanding	6,644,286

Shareholder Approval

Shareholder approval of the amendment to the 2016 Plan is being sought in order to (i) satisfy the shareholder approval requirements of Nasdaq and (ii) permit the grant of incentive stock options subject to Internal Revenue Code (the “Code”) Section 422. If the amendment to the 2016 Plan is not approved by our shareholders, the 2016 Plan as it currently exists will remain in effect, and we will remain subject to the current remaining share reserve under the 2016 Plan.

Our Board of Directors believes that it is both necessary and appropriate to further increase the maximum number of shares issuable under the 2016 Plan in order to enable us to continue offering meaningful equity-based incentives to key employees and non-employee directors, and recommends that our shareholders vote for the approval of the amendment to the 2016 Plan.

Proposed Change

The only change to the existing 2016 Plan that is reflected in the proposed amendment is the increase in the pool of shares authorized for issuance. As proposed to be amended, the aggregate number of shares that may be issued under the 2016 Plan will increase by 850,000 shares.

Factors Considered in Setting Size of Requested Share Reserve Increase

In determining the proposed number of shares by which to increase the share reserve under the 2016 Plan, our Compensation Committee considered a number of factors as described below.

Awards Outstanding and Shares Available for Grant

As of January 7, 2025, 449,964 shares were reserved for issuance of outstanding awards and 121,627 shares were available for future grant under the 2016 Plan.

As of January 7, 2025, there were 6,644,286 shares of our common stock issued and outstanding. The closing sale price of a share of our common stock on that date was $19.81.

Importance of Long-Term Equity Incentives

Long-term equity incentives play a critical role in our executive compensation program, motivating executives to make decisions that focus on long-term shareholder value creation, aligning executives’ interests with the interests of shareholders, and serving as an effective retention device. Our ability to continue to provide a competitive level of long-term equity incentives is critical to our Company, particularly in light of the cyclical nature of our business and the fact that cash for discretionary bonuses or other cash-based incentive compensation may not be available or may be better allocated to other uses during down cyclical periods. Therefore, having a sufficient share reserve under the 2016 Plan to fund equity-based awards for employees is critical to furthering the recruiting, retention, and motivation goals of our overall compensation program.

There recently have been additions to our executive officer group and increases in the equity compensation paid to our non-employee directors to bring their overall compensation more in line with the market competitive range identified by our independent compensation consultant. We also recently have granted, and anticipate continuing to grant, restricted stock to additional non-executive key employees, which is both (1) instrumental in our ability to retain talent in accordance with our succession plans for key managerial roles and (2) as stated above, particularly important to the motivation and retention goals of our compensation program during down cyclical periods. All of these recent and anticipated factors result in the need for additional shares to be made available for equity awards.

Historical Equity Granting Practices

The Compensation Committee considered the burn rate with respect to previously-granted equity awards under the 2016 Plan. Burn rate is calculated as the total number of shares subject to awards granted to participants in a single year expressed as a percentage of our basic weighted average common shares outstanding for that year. Our three-year average burn rate was approximately 2.28% for fiscal years 2022 through 2024. We believe this burn rate reflects the Compensation Committee’s judicious and responsible approach to equity grant practices. The Compensation Committee noted that despite our stock repurchases during this period, our three-year average burn rate percentage was significantly (i.e., approximately 46%) below the 4.23% burn-rate benchmark published by a leading proxy advisory service for our index classification. The Compensation Committee believes that our equity compensation and repurchase practices have been in our and our shareholders’ best interests, noting in particular that our stock repurchase program has mitigated dilution attributable to our compensation program while somewhat raising our burn rate percentage. In particular, over the course of fiscal 2022, 2023 and 2024, we have repurchased approximately 343,845 shares of our common stock (not counting shares delivered by employees in satisfaction of tax withholding obligations), for an aggregate repurchase value amount approximating $9.0 million.

Stockholder Value Transfer Test

When deciding on an appropriate number of shares to add to the 2016 Plan’s share reserve, the Compensation Committee engaged Pay Governance to estimate the stockholder value transfer of the request. Pay Governance evaluated the value of available shares and plan awards as a percentage of our market capitalization and determined that the addition of 850,000 shares to the 2016 Plan’s share reserve was reasonable.

Estimated Duration

We expect that the shares available for future awards, including the additional shares if the amendment to the 2016 Plan is approved, would be sufficient for future awards for approximately 3.2 years.

Expectations regarding future share usage under the 2016 Plan are based on a number of assumptions, and there are a number of factors that could impact our future equity share usage. Among the factors that will impact our share usage are: changes in the number of eligible recipients, the rate of future compensation increases/changes in market grant values, the rate at which shares are returned to the 2016 Plan reserve through forfeitures, cancellations, and the like, the level at which performance-based awards pay out, changes in the structure of our long-term incentive programs, and our future stock price performance. While the Compensation Committee believes that the assumptions utilized are reasonable, future share usage will differ to the extent that actual events differ from our assumptions.

Current and Projected Dilution

As of January 7, 2025, the 121,627 shares of our common stock not subject to outstanding awards under the 2016 Plan and available for future awards under the 2016 Plan represented approximately 1.8% of the fully-diluted number of our common shares outstanding. The 850,000 shares proposed to be added by approval of the amendment to the 2016 Plan would increase the dilution percentage to approximately 11.3%.

Key Compensation Practices

The 2016 Plan includes a number of provisions that we believe promote and reflect compensation practices that closely align our equity compensation arrangements with the interests of our shareholders, including the following key features:

●	No repricing of underwater options or stock appreciation rights without shareholder approval. The 2016 Plan prohibits, without shareholder approval, actions to reprice, replace or repurchase options or stock appreciation rights (“SARs” or “SAR awards”) when the exercise price per share of an option or SAR exceeds the fair market value of the underlying shares.

●	No discounted option or SAR grants. The 2016 Plan requires that the exercise price of options or SARs be at least equal to the fair market value of our common stock on the date of grant (except in the limited case of “substitute awards” as described below).

●	No liberal share recycling. We may not add back to the 2016 Plan’s share reserve any shares that are delivered or withheld to pay the exercise price of an option award or to satisfy a tax withholding obligation in connection with any awards, shares that we repurchase using option exercise proceeds, and shares subject to a SAR award that are not issued in connection with the stock settlement of that award upon its exercise.

●	No liberal definition of “change in control.” No change in control would be triggered by shareholder approval of a business combination transaction, the announcement or commencement of a tender offer, or any board assessment that a change in control may be imminent.

●	Minimum vesting period. The 2016 Plan requires all awards to have a minimum vesting period of at least one year, subject to limited exceptions.

●	Limit on awards to non-employee directors. The aggregate grant date fair value of awards granted during any calendar year to any non-employee director (excluding awards granted in lieu of compensation otherwise payable in cash) may not exceed $300,000.

●	Limits on dividends and dividend equivalents. The 2016 Plan prohibits the payment of dividend equivalents on stock options and SARs, and requires that any dividends and dividend equivalents payable or credited on unvested awards other than options and SARs must be subject to the same restrictions and risk of forfeiture as the underlying shares or share equivalents.

●	Individual Award Limits. The 2016 Plan includes limitations on individual award amounts. Specifically, awards of options or SARs in any calendar year to any participant cannot exceed 175,000 shares; and awards of full value awards to any participant in any calendar year cannot exceed 125,000 shares.

Description of the Amended and Restated Plan

The major features of the 2016 Plan as proposed to be amended are summarized below. The summary is qualified in its entirety by reference to the full text of the 2016 Plan, as proposed to be amended, which is attached to the proxy statement as Appendix A.

Purpose of the 2016 Plan. The 2016 Plan is intended to advance the interests of our company and our shareholders by enabling us to attract and retain the best available personnel for positions of responsibility, to provide additional incentives to them, and to align their interests with those of our shareholders and thereby promote our long-term business success.

Eligible Participants. All employees, consultants, and advisors of our company or any subsidiary, as well as all non-employee directors of our company, are eligible to receive awards under the 2016 Plan. As of October 31, 2024, there were approximately 688 full-time employees, six non-employee directors, and an indeterminate number of consultants and advisors who would be eligible to receive awards under the 2016 Plan. Although not necessarily indicative of future grants under the 2016 Plan, as of the same date, approximately 27 of the 688 eligible employees and all of our non-employee directors have been granted awards under the 2016 Plan.

Types of Awards. The 2016 Plan permits us to award stock options, SARs, restricted stock, stock units and other stock-based awards to eligible recipients. Awards other than options and SARs are sometimes referred to as “full value awards.”

Administration. The 2016 Plan is administered by the Compensation Committee. To the extent not inconsistent with applicable law and stock exchange rules, the Compensation Committee may delegate its duties, power, and authority under the 2016 Plan to any of its members, our executive officers, or non-employee directors with respect to awards to participants who are not themselves our directors or executive officers or, in connection with non-discretionary administrative duties, to such other persons as it deems advisable.

The Compensation Committee has the authority to determine the persons to whom awards will be granted, the timing, type and number of shares covered by each award, and the terms and conditions of the awards. The Compensation Committee may also adopt sub-plans or special provisions applicable to awards, establish and modify rules to administer the 2016 Plan, interpret the 2016 Plan and any related award or agreement, cancel or suspend an award or the exercisability of an award, and modify the terms of outstanding awards to the extent permitted under the 2016 Plan. Unless an amendment to the terms of an award is necessary to comply with applicable laws or stock exchange rules or any compensation recovery policy, the Compensation Committee may not amend the terms of an outstanding award without the participant’s consent if the amendment would materially impair the rights of the participant.

Except in connection with equity restructurings and other situations in which share adjustments are specifically authorized, the 2016 Plan prohibits the Compensation Committee from repricing any outstanding “underwater” option or SAR award without the prior approval of our shareholders. For these purposes, a “repricing” includes amending the terms of an option or SAR award to lower the exercise price, canceling an option or SAR award and granting in exchange replacement options or SARs having a lower exercise price, or canceling an underwater option or SAR award in exchange for cash, other property, or a full value award.

Available Shares and Limitations on Awards. The aggregate number of shares of our common stock that may be the subject of awards and issued under the 2016 Plan is equal to the following: (i) 470,000, which was the number of shares available under the 2016 Plan when it originally became effective, plus (ii) 850,000, the number of additional shares available under the 2016 Plan, as amended and restated as of March 10, 2022, plus (iii) 850,000, the number of additional shares to be available under the proposed amendment to the 2016 Plan, plus (iv) 386,048 shares that remained available for future grants under the Prior Plan on the date our shareholders originally approved the 2016 Plan. In determining the number of shares to be counted against the share reserve in connection with any award, the following rules apply: (i) shares that are subject to awards of options or SARs shall be counted against the share reserve on a 1:1 basis; (ii) shares that are subject to full value awards shall count against the share reserve on a 2:1 basis; (iii) awards for which the number of shares is variable on the grant date shall be counted against the share reserve using the maximum number of shares that could be received pursuant to such award until such time as it can be determined that only a lesser number of shares could be received; (iv) awards granted in tandem such that the exercise of one award cancels at least an equal number of shares of the other shall be counted against the reserve based on the largest number of shares that would be counted against the reserve under either of the awards; and (v) awards that will be settled solely in cash shall not be counted against the share reserve (nor shall they reduce the shares authorized for grant to a participant in a calendar year). No more than the number of shares referenced above may be issued pursuant to the exercise of incentive stock options.

The aggregate grant date fair value of all awards granted under the 2016 Plan during any calendar year to any non-employee director (excluding any awards granted at the election of a non-employee director in lieu of all or any portion of retainers or fees otherwise payable to non-employee directors in cash) with respect to such individual’s service as a non-employee director shall not exceed $300,000.

Awards of options or SARs in any calendar year to any participant cannot exceed 175,000 shares, and grants of full value awards to any participant in any calendar year cannot exceed 125,000 shares.

All of the share limitations are subject to adjustment for changes in our corporate structure or shares, as described below. The shares of our common stock issued under the 2016 Plan may come from authorized and unissued shares or treasury shares.

Any shares of our common stock subject to an award under the 2016 Plan, or to an award granted under the Prior Plan that was outstanding on the date our shareholders originally approved the 2016 Plan, that expires, is cancelled or forfeited, or is settled for cash will, to the extent of such cancellation, forfeiture, expiration or cash settlement, automatically become available for future awards under the 2016 Plan. However, any shares tendered or withheld to pay the exercise price of an option award or to satisfy a tax withholding obligation in connection with any award, any shares repurchased by us using option exercise proceeds, and any shares subject to a SAR award that are not issued in connection with the stock settlement of the SAR award on its exercise may not be used again for future awards under the 2016 Plan. Each share of common stock that again becomes available for awards shall correspondingly increase the share reserve on the same ratio by which the share reserve was decreased upon the grant of the applicable award.

Awards granted or shares of our common stock issued under the 2016 Plan upon the assumption of, or in substitution or exchange for, outstanding equity awards previously granted by an entity acquired by us or any of our subsidiaries (referred to as “substitute awards”) will not reduce the share reserve under the 2016 Plan. Additionally, if a company acquired by us or any of our subsidiaries has shares available under a pre-existing plan approved by its shareholders and not adopted in contemplation of such acquisition, the unused shares under that pre-existing plan may be used for awards under the 2016 Plan and will not reduce the share reserve under the 2016 Plan, but only if the awards are made to individuals who were not employed by us or any of our subsidiaries, and were not non-employee directors of ours, immediately prior to such acquisition.

Description of Award Types. The types of awards that may be granted under the 2016 Plan are described in more detail below.

Options. Employees of our company or any subsidiary may be awarded “incentive stock options” within the meaning of Code Section 422, and any eligible recipient may be awarded options to purchase our common stock that do not qualify as incentive stock options, referred to as “nonqualified stock options.” The per share exercise price to be paid by a participant at the time an option is exercised may not be less than 100% of the fair market value of a share of our common stock on the date of grant, unless the option is granted as a substitute award as described earlier. “Fair market value” under the 2016 Plan as of any date means the closing sale price of a share of our common stock on Nasdaq on that date (or the immediately preceding trading day if no shares were traded on that date). As of January 7, 2025, the closing sale price of a share of our common stock on Nasdaq was $19.81.

The total purchase price of the shares to be purchased upon exercise of an option will be paid by the participant in cash unless the Compensation Committee allows exercise payments to be made, in whole or in part, (i) by means of a broker-assisted sale and remittance program, (ii) by delivery to us (or attestation as to ownership) of shares of our common stock already owned by the participant, or (iii) by a “net exercise” of the option in which a portion of the shares otherwise issuable upon exercise of the option are withheld by us. Any shares delivered or withheld in payment of an exercise price will be valued at their fair market value on the exercise date.

An option will vest and become exercisable at such time, in such installments and subject to such conditions as may be determined by the Compensation Committee, and no option may have a term greater than 10 years from its date of grant.

Stock Appreciation Rights. A SAR award provides the right to receive a payment from us equal to the difference between (i) the fair market value as of the date of exercise of the number of shares of our common stock as to which the SAR is being exercised, and (ii) the aggregate exercise price of that number of shares. The Compensation Committee determines whether payment will be made in shares of our common stock, cash, or a combination of both. The exercise price per share of a SAR award will be determined by the Compensation Committee, but may not be less than 100% of the fair market value of one share of our common stock on the date of grant, unless the SAR is granted as a substitute award as described earlier. A SAR award may not have a term greater than 10 years from its date of grant, and will be subject to such other terms and conditions, consistent with the terms of the 2016 Plan, as may be determined by the Compensation Committee.

Restricted Stock Awards. A restricted stock award is an award of our common stock that vests at such times and in such installments as may be determined by the Compensation Committee. Until an award vests, the shares subject to the award are subject to restrictions on transferability and the possibility of forfeiture. Participants are entitled to vote restricted shares prior to the time they vest. The Compensation Committee may impose such restrictions or conditions to the vesting of restricted stock awards as it deems appropriate, including that the participant remain continuously in our service for a certain period or that specified performance goals are satisfied.

Stock Unit Awards. A stock unit represents the right to receive the fair market value of a share of our common stock. The Compensation Committee will determine whether a stock unit award will be payable in cash, shares, or a combination of both, and when the award will vest. Until it vests, a stock unit award is subject to restrictions on transferability and the possibility of forfeiture. Stock unit awards will be subject to such terms and conditions, consistent with the other provisions of the 2016 Plan, as may be determined by the Compensation Committee.

Other Stock-Based Awards. The Compensation Committee may grant awards of our common stock and other awards that are valued by reference to and/or payable in shares of our common stock under the 2016 Plan. The Compensation Committee has discretion in determining the amount, terms, and conditions of such awards.

Minimum Vesting Period. For awards granted under the 2016 Plan, a minimum vesting period of at least one year is prescribed for awards that are subject only to service-based vesting conditions, and an award subject to performance-based vesting conditions must have a performance period of at least one year. The minimum vesting and performance periods do not apply in the following circumstances: (i) upon a change in control, (ii) termination of service due to death or disability, (iii) substitute awards that do not reduce the vesting period of the award being replaced, or (iv) awards involving an aggregate number of shares not in excess of five percent of the share reserve under the 2016 Plan. Awards granted to non-employee directors that vest over a period from one annual meeting of shareholders to the next annual meeting of shareholders are deemed to satisfy the minimum one-year vesting period so long as the next annual meeting of shareholders is at least 50 weeks after the immediately preceding annual meeting of shareholders.

Dividends and Dividend Equivalents. No dividends are payable on options or SARs. Any dividends or distributions paid with respect to unvested shares of restricted stock will be subject to the same restrictions as the shares or units to which such dividends or distributions relate. The Compensation Committee may provide that a recipient of a stock unit award or other stock-based award will be entitled to receive dividend equivalents on the units or other share equivalents subject to the award based on dividends actually declared on our outstanding common stock, and such dividend equivalents will be subject to the same restrictions and risk of forfeiture as the units or other share equivalents to which such dividend equivalents relate.

Transferability of Awards. In general, no right or interest in any award under the 2016 Plan may be assigned or transferred by a participant, except by will or the laws of descent and distribution. However, the Compensation Committee may provide that an award (other than an incentive stock option) may be transferable by gift to a participant’s family member or pursuant to a domestic relations order. Any permitted transferee of an award will remain subject to all the terms and conditions of the award applicable to the participant.

Effect of Termination of Service. If a participant’s employment or other service relationship with us and our subsidiaries is terminated, the 2016 Plan provides that unvested portions of his or her outstanding awards will be forfeited, and vested portions of outstanding option and SAR awards will continue to be exercisable for a period of either three months or one year after termination, depending on the reason for the termination, unless the termination is for cause. In that case, the vested but unexercised portions of option and SAR awards will also be forfeited. The Compensation Committee may provide for different termination consequences in an individual award agreement.

Change in Control. Unless otherwise provided in an award agreement, in the event of a sale of all or substantially all of our assets or a merger, consolidation, or share exchange involving our company, the surviving or successor entity may continue, assume, or replace some or all of the outstanding awards under the 2016 Plan. If awards granted under the 2016 Plan are continued, assumed, or replaced in connection with such a transaction and if within 18 months after the transaction the participant experiences an involuntary termination of service other than for cause, the participant’s outstanding awards will vest in full, will immediately become fully exercisable, and will remain exercisable for one year following termination. If awards granted to any participant are not continued, assumed, or replaced, then: (i) any outstanding stock option or SAR will become fully exercisable for a period of time prior to the transaction as is deemed fair and equitable by the Compensation Committee and will terminate at the time of the transaction; (ii) any outstanding restricted stock, stock units, or other stock-based awards will vest immediately prior to the transaction; and (iii) to the extent vesting of any award is subject to satisfaction of specified performance goals, such award shall be deemed “fully vested” if the performance goals are deemed to have been satisfied at the target level of performance and the vested portion of the award is proportionate to the portion of the performance period that has elapsed. In addition, if awards granted to any participant are not continued, assumed, or replaced, the Compensation Committee may provide that some or all of such outstanding awards shall be canceled in exchange for payment to the holder of the amount of the consideration that would have been received in the transaction for the number of shares subject to the award less the aggregate exercise price (if any) of the award.

In the event of a change in control (as defined in the 2016 Plan) that does not involve a merger, consolidation, share exchange, or sale of all or substantially all of our assets, the Compensation Committee, in its discretion, may take such action as it deems appropriate with respect to outstanding awards, which may include providing for the cancellation of any award in exchange for payment to the holder of the amount of the consideration that would have been received in the change in control for the number of shares subject to the award less the aggregate exercise price (if any) of the award, or making adjustments to any award to reflect the change in control, including the acceleration of vesting in full or in part.

Share Adjustment Provisions. If certain transactions with our shareholders occur that cause the per share value of our common stock to change, such as stock splits, spin-offs, stock dividends, or certain recapitalizations, the Compensation Committee will equitably adjust (i) the number and kind of shares subject to the 2016 Plan, (ii) outstanding awards as to the number of and kind of shares and exercise price per share, and (iii) award limitations prescribed by the 2016 Plan. In connection with other types of transactions that may also affect our common stock, such as reorganizations, mergers or consolidations, the Compensation Committee may make similar equitable adjustments in its discretion.

Effective Date and Term of the 2016 Plan. The 2016 Plan became effective on March 10, 2016, the date it was approved by our shareholders. Unless terminated earlier, the 2016 Plan will terminate on March 10, 2032, the tenth anniversary of the date our shareholders approved the amendment and restatement of the 2016 Plan. Awards outstanding under the 2016 Plan at the time it is terminated will continue in accordance with their terms. Our Board of Directors may suspend or terminate the 2016 Plan at any time.

Amendment of the 2016 Plan. Our Board of Directors may amend the 2016 Plan at any time, but no amendments will be effective without shareholder approval if such approval is required under applicable laws or regulations or under the rules of Nasdaq. No amendment, termination or suspension of the 2016 Plan may materially impair a participant’s rights under any outstanding award without the consent of the affected participant, unless such action is necessary to comply with applicable laws or stock exchange rules.

U.S. Federal Income Tax Consequences

The following is a summary of the principal United States federal income tax consequences to our company and to participants subject to U.S. taxation with respect to awards granted under the 2016 Plan, based on current statutes, regulations, and interpretations. This summary is not intended to be exhaustive and does not discuss the income tax laws of any city, state, or foreign jurisdiction in which a participant may reside.

Non-Qualified Stock Options. If a participant is granted a non-qualified stock option under the 2016 Plan, the participant will not recognize taxable income upon the grant of the option. Generally, the participant will recognize ordinary income at the time of exercise in an amount equal to the difference between the fair market value of the shares acquired at the time of exercise and the exercise price paid. The participant’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the option was exercised. We will generally be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes as ordinary income.

Incentive Stock Options. If a participant is granted an incentive stock option under the 2016 Plan, the participant will not recognize taxable income upon grant of the option. Additionally, if applicable holding period requirements (a minimum of two years from the date of grant and one year from the date of exercise) are met, the participant will not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares acquired at the time of exercise over the aggregate exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If shares acquired upon exercise of an incentive stock option are held for the holding period described above, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of the shares will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. Except in the event of death, if the holding period requirements are not met, there will be a “disqualifying disposition.” As a result of a disqualifying disposition, the participant will have ordinary income in an amount equal to the difference between the fair market value of the shares acquired at the time of exercise and the exercise price paid (and we will generally be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes as ordinary income); and the participant will have capital gain (which may be long-term or short-term) to the extent the fair market value on the date of the disqualifying disposition exceeds the fair market value of the shares acquired at the time of exercise. If the fair market value of the shares at the time of a disqualifying disposition is less than the exercise price paid, then the participant will have a capital loss, which may be subject to limitations.

Other Awards. The current federal income tax consequences of other awards authorized under the 2016 Plan generally follow certain basic patterns. An award of restricted stock results in income recognition by a participant in an amount equal to the fair market value of the shares received at the time the restrictions lapse and the shares vest, unless the participant elects under Code Section 83(b) to accelerate income recognition and the taxability of the award to the date of grant. Stock unit awards generally result in income recognition by a participant at the time payment of such an award is made in an amount equal to the amount paid in cash or the then-current fair market value of the shares received, as applicable. SAR awards result in income recognition by a participant at the time such an award is exercised in an amount equal to the amount paid in cash or the then-current fair market value of the shares received by the participant, as applicable. In each of the foregoing cases, we will generally have a corresponding deduction at the time the participant recognizes ordinary income, subject to Code Section 162(m) with respect to covered employees.

Section 162(m) of the Code. Code Section 162(m) denies a deduction to any publicly-held corporation for compensation paid to certain employees in a taxable year to the extent that compensation to the certain employee exceeds $1,000,000.

Section 409A of the Code. The foregoing discussion of tax consequences of awards under the 2016 Plan assumes that the award discussed is either not considered a “deferred compensation arrangement” subject to Section 409A of the Code or has been structured to comply with its requirements. If an award is considered a deferred compensation arrangement subject to Section 409A but fails to comply, in operation or form, with the requirements of Section 409A, the affected participant would generally be required to include in income when the award vests the amount deemed “deferred,” would be required to pay an additional 20% income tax on such amount, and would be required to pay interest on the tax that would have been paid but for the deferral.

New Plan Benefits

Because the Compensation Committee, in its discretion, will select the participants who receive awards and the timing, size, and types of those awards, we cannot currently determine the awards that will be made to particular individuals or groups under the 2016 Plan, other than with respect to non-employee directors. Under the current compensation program for our non-employee directors, each of our non-employee directors receives an annual award of restricted stock with an approximate market value equal to $80,000.

For illustrative purposes only, the following table sets forth the awards received by the individuals and groups listed below under the 2016 Plan during fiscal 2024 and assumes, in the case of performance-based awards, achievement of target performance during the applicable performance period:

Name	Number of Shares Subject to Awards	Dollar Value
Michael Doar	41,800	$899,954
HaiQuynh Jamison	4,643	$99,964
Sonja K. McClelland	34,834	$749,976
Gregory S. Volovic	58,057	$1,249,967
Jonathon D. Wright	6,965	$149,956
All current executive officers as a group	146,299	$3,149,817
All non-employee directors as a group	22,878	$479,980
All employees, other than executive officers, as a group	16,673	$329,792

The Board of Directors recommends a vote “FOR” the approval of the amendment to the Amended and Restated Equity Incentive Plan.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of January 7, 2025, regarding beneficial ownership of our common stock held by each director, director nominee, and named executive officer; by all current directors and executive officers as a group; and by all persons who are known to be beneficial owners of more than 5% of our common stock. Each such person has sole voting and investment power with respect to such securities, except as otherwise noted. The percentage ownership amounts are calculated using the number of shares of our common stock outstanding on January 7, 2025.

Directors and Officers

	Shares Owned	% Ownership
Thomas A. Aaro	20,414[1]	●
Michael Doar	215,460[2]	3.2%
Cynthia Dubin	14,639[1]	●
Timothy Gardner	17,806[1]	●
Jay C. Longbottom	20,414[1]	●
Richard Porter	14,386[1]	●
Benjamin Rashleger	-	●
Janaki Sivanesan	31,705[3]	●
Gregory S. Volovic	124,959[4]	1.9%
Sonja K. McClelland	100,457[5]	1.5%
HaiQuynh Jamison	9,970[6]	*
Jonathon D. Wright	10,301[7]	*
Current executive officers and directors as a group (11 persons)	580,510	8.7%

Other Beneficial Owners

Name and Address
Polar Asset Management Partners, Inc.
16 York Street, Suite 2900, Toronto, A6 M5J0E6	831,243[8]	12.5%
Acuitas Investments, LLC
520 Pike Street, Seattle, Washington, 98101	423,287[9]	6.4%
Dimensional Fund Advisors LP
6300 Bee Cave Road, Building One, Austin, TX 78746	417,212[10]	6.3%
Brandes Investment Partners, L.P.
4275 Executive Square, 5th Floor, La Jolla, California 92037	365,639[11]	5.5%
Carl K. Oppenheimer
119 West 57th Street, Suite 1515, New York, New York 10019	353,723[12]	5.3%

*	Less than one (1) percent.

[1]	Includes 3,813 unvested shares of restricted stock.

[2]	Includes 30,256 unvested shares of restricted stock.

[3]	Includes 3,813 unvested shares of restricted stock and 34 shares held by an immediate family member of Ms. Sivanesan.

[4]	Includes 42,021 unvested shares of restricted stock.

[5]	Includes 25,213 unvested shares of restricted stock.

[6]	Includes 5,633 unvested shares of restricted stock.

[7]	Includes 6,179 unvested shares of restricted stock.

[8]	Based solely on information supplied by the beneficial owner on Schedule 13G/A filed with the SEC on February 13, 2023.

[9]	Based solely on information supplied by the beneficial owner on Schedule 13G/A filed with the SEC on November 7, 2024.

[10]	Based solely on information supplied by the beneficial owner on Schedule 13F-HR filed with the SEC on November 7, 2024.

[11]	Based solely on information supplied on Schedule 13G filed with the SEC on November 14, 2024 by the following reporting persons: Brandes Investment Partners, L.P. (“Brandes”); Co-GP, LLC; Brandes Worldwide Holdings, L.P.; and Glenn Carlson, each of which (other than Brandes) disclaims direct ownership in the shares, other than substantially less than 1%.

[12]	Based solely on information supplied on Schedule 13G filed with the SEC on November 4, 2024 by the following reporting persons: P. Oppenheimer Investment Partnership, LP, Oppvest, LLC, Oppenheimer + Close, LLC and Carl K. Oppenheimer. Oppvest, LLC (“Oppvest”), in its capacity as General Partner of P. Oppenheimer Investment Partnership, LP (“OIP”), may be deemed a beneficial owner of the 256,161 shares held by OIP. Mr. Carl K. Oppenheimer, as managing member of Oppvest and Oppenheimer + Close, LLC (“O+C”), may be deemed the beneficial owner of 353,723 shares. The reporting persons reported the following ownership types: OIP: 256,161 (sole voting power, sole dispositive power and aggregate ownership); O+C: 22,951 (sole voting power and sole dispositive power) and 97,562 (aggregate ownership); Oppvest: 256,161 (sole voting power, sole dispositive power and aggregate ownership); and Mr. Oppenheimer: 279,112 (sole voting power and sole dispositive power) and 353,723 (aggregate ownership).

PROPOSAL 4. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending October 31, 2025. The Board is submitting the appointment of Deloitte for ratification to permit shareholders to express their approval or disapproval. In the event of a negative vote, the Audit Committee may reconsider this appointment. Representatives of Deloitte are expected to be present at the meeting and will be given an opportunity to respond to questions and make a statement, if they desire.

The Board of Directors recommends a vote "FOR" the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2025.

Change in Independent Registered Public Accounting Firm

RSM US LLP (“RSM”) served as the Company’s independent registered public accounting firm for the fiscal years ended October 31, 2022 and 2023. On September 5, 2023, the Audit Committee notified (1) RSM, the Company’s then-current independent registered public accounting firm, of its dismissal as the Company’s independent registered public accounting firm, effective immediately following the completion of RSM’s audit of the Company’s consolidated financial statements for the fiscal year ended October 31, 2023; and (2) Deloitte of its formal decision to engage Deloitte as the Company’s new independent registered public accounting firm for the fiscal year ending October 31, 2024, with Deloitte’s engagement commencing with the review of the Company’s condensed consolidated financial statements for the fiscal quarter ending January 31, 2024, and subject to completion of Deloitte’s customary client acceptance procedures.

Deloitte completed its customary client acceptance procedures and commenced work on the review of the Company’s condensed consolidated financial statements for the fiscal quarter ended January 31, 2024. During the Company’s fiscal years ended October 31, 2022 and 2023, and the subsequent period through January 9, 2024, neither the Company nor anyone acting on its behalf consulted Deloitte with respect to (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) or a “reportable event” (as described in Item 304(a)(1)(v) of Regulation S-K).

On January 5, 2024, RSM completed its audit of the Company’s consolidated financial statements for the fiscal year ended October 31, 2023, and its dismissal was effective immediately thereafter. The audit reports of RSM on the Company’s consolidated financial statements for the Company’s fiscal years ended October 31, 2023 and 2022, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During the Company’s fiscal years ended October 31, 2023 and 2022, and the subsequent interim period through January 5, 2024, there were no disagreements (within the meaning of Item 304(a)(1)(iv) of Regulation S-K and related instructions) between the Company and RSM on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of RSM, would have caused RSM to make reference to the subject matter of the disagreements in connection with RSM’s reports on the Company’s financial statements. During the Company’s fiscal years ended October 31, 2023 and 2022, and the subsequent interim period through January 5, 2024, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K).

Audit and Non-Audit Fees

The following table sets forth fees paid for the services provided during the fiscal years ended October 31, 2024 and 2023, to Deloitte and RSM, respectively:

	Fiscal Year 2024	Fiscal Year 2023
Audit Fees[1]	$1,350,000	$1,020,078
Audit-Related Fees[2]	-	25,000
Tax Fees[3]	120,000	211,322
All Other Fees[4]	-	-
TOTAL	$1,470,000	$1,256,400

[1]	Represents fees for professional services provided in connection with the audit of annual financial statements, the review of quarterly financial statements, and the audit of internal controls over financial reporting.

[2]	Represents fees for employee benefit plan audits.

[3]	Represents fees for services provided in connection with tax compliance and tax planning.

[4]	Represents fees for other non-audit services.

Pre-Approval Policy

The Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is generally provided for up to one year. Any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. For fiscal years 2024 and 2023, all of the fees reported above as Audit Fees, Audit-Related Fees, Tax Fees, and All Other Fees were pre-approved by the Audit Committee. The Audit Committee has concluded that the provision of the services listed above is compatible with maintaining the independence of our independent registered public accounting firm for that period.

REPORT OF THE AUDIT COMMITTEE

The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing the financial information that will be provided to shareholders and others, the system of internal controls that management has established, and the audit process. In doing so, it is the responsibility of the Audit Committee to provide an open avenue of communication between the Board of Directors, management, internal auditors, and the independent auditors.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended October 31, 2024, with the Company’s management. The Audit Committee has discussed with Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm, the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission. The Audit Committee has also received the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Deloitte the independence of that firm.

The members of the Audit Committee have also confirmed that there have been no new circumstances or developments since their appointment to the Committee that would impair any member’s ability to act independently.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2024, for filing with the SEC.

Janaki Sivanesan, Chairperson
Thomas A. Aaro
Cynthia Dubin

QUESTIONS AND ANSWERS ABOUT THE 2025 ANNUAL MEETING AND VOTING

Who is entitled to vote at the meeting and what are my voting rights?

Shareholders of record as of the close of business on the record date of January 17, 2025, are entitled to vote at the 2025 Annual Meeting or any adjournments thereof. As of that date, there were 6,644,286 shares of our common stock outstanding and entitled to vote at the 2025 Annual Meeting. Holders of our common stock as of the record date are entitled to one vote per share with respect to each matter submitted to a vote of the shareholders. There is no cumulative voting on election of directors or any other matter.

How many shares must be present to hold the meeting?

The presence in person or by proxy of the holders of a majority of the outstanding shares entitled to vote at the 2025 Annual Meeting is necessary to constitute a quorum for the transaction of business.

What proposals will be voted on at the meeting, and what is the vote required to approve each proposal?

There are four proposals to be considered at the meeting. To approve each of the proposals, the following votes are required from the holders of voting shares. Except as set forth below, abstentions and broker non-votes will not count as votes cast on the proposals and will not affect the outcome of the votes:

Proposal		Vote Required
1	Election of eight directors to serve until the 2026 Annual Meeting of Shareholders and until their successors are duly elected and qualify	The election of director nominees will be determined by a plurality of the shares voting on such election, which means that the director nominees receiving the most FOR votes will be elected up to the maximum number of directors to be elected at the 2025 Annual Meeting.
2	An advisory vote to approve the compensation paid to our named executive officers, also referred to as the “say-on-pay” vote	More votes are cast FOR than AGAINST.
3	Approval of an amendment to the Amended and Restated Hurco Companies, Inc. 2016 Equity Incentive Plan to add an additional 850,000 shares to the 2016 Plan’s share reserve	More votes are cast FOR than AGAINST or ABSTAIN. Abstentions will have the same effect as votes cast AGAINST this proposal, but broker non-votes will not affect the outcome of this proposal.
4	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2025	More votes are cast FOR than AGAINST.

With respect to the election of directors, although there is a plurality voting standard, our Amended and Restated By-laws (the “By-Laws”) provide that in an uncontested election, any incumbent director nominee who does not receive more FOR votes than WITHHOLD votes must tender his or her resignation as a director to the Board, subject to acceptance by the Board. The Nominating and Governance Committee of the Board will consider any resignation tendered under this policy and will recommend to the Board whether to accept or reject it, or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Nominating and Governance Committee’s recommendation, within 90 days following the certification of the shareholder director election at issue, and will promptly issue a press release regarding its decision. If the resignation is not accepted, the director shall continue to serve until the 2026 Annual Meeting of Shareholders and until his or her successor has been elected and qualified, or unless he or she is removed, resigns, dies, or becomes so incapacitated he or she can no longer perform any of his or her duties as a director.

How are votes counted?

All shares that have been properly voted, and not revoked, will be voted at the meeting in accordance with the instructions of the voting shareholders.

Brokers are not entitled to exercise discretion to vote shares on any of the matters to be voted on at the meeting other than the ratification of the appointment of the auditor, unless the shareholder gives voting instructions to the broker. Accordingly, if you hold your shares in “street name” and wish your shares to be voted by your broker on the election of directors, the say-on-pay vote, or the proposal to amend the 2016 Plan, you must give your broker voting instructions.

How can I vote my shares without attending the meeting?

Whether you hold your shares directly as a registered shareholder or beneficially in street name, you may vote without attending the meeting. If you are a shareholder of record, you can vote your shares by granting a proxy via the Internet, over the telephone, or by mailing your signed proxy card. If you hold your shares in street name, your broker, bank, or other nominee will provide you with materials and instructions on voting your shares.

How do I vote my shares at the meeting?

Proof of stock ownership and some form of government-issued, photo identification (such as a valid driver’s license or passport) will be required for admission to the meeting. Only shareholders who owned our common stock as of the close of business on January 17, 2025, are entitled to attend the meeting.

●	If you are a shareholder of record, you must bring some form of government-issued, photo identification to be admitted to the meeting. You may vote your shares in person at the meeting by completing a ballot at the meeting.

●	If your shares are held in street name, you must request a legal proxy from your broker, bank, or other nominee that holds your shares. If you do not obtain a legal proxy from your broker, bank, or other nominee, you will not be entitled to vote your shares at the meeting, but you can still attend the meeting if you bring a recent bank or brokerage statement showing that you owned shares of our common stock on January 17, 2025.

Even if you currently plan to attend the 2025 Annual Meeting, we recommend that you vote by proxy in advance of the meeting, either via the Internet, by telephone, or by mail, so that your vote will be counted if you later decide not to, or cannot, attend the meeting.

What can I do if I change my mind after I submit my proxy?

If you are a shareholder of record, you may revoke your proxy at any time before it is voted at the meeting by: (1) giving timely written notice of the revocation to our Corporate Secretary, (2) timely submitting a later-dated proxy via the Internet, by telephone, or by mail, or (3) attending the meeting and voting in person.

If your shares are held in street name, you may submit new voting instructions by contacting your broker, bank, or other nominee holder. In the alternative, you may vote at the 2025 Annual Meeting if you have obtained a legal proxy issued by your broker, bank, or other nominee as described above.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

●	FOR the election of the eight nominees as directors.

●	FOR the say-on-pay vote.

●	FOR the proposed amendment to the Amended and Restated Hurco Companies, Inc. 2016 Equity Incentive Plan.

●	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2025.

If you sign and return a proxy card without indicating how you want your shares to be voted, the persons named as proxies will vote your shares according to the Board’s recommendations above.

What is the effect of the say-on-pay vote?

The say-on-pay vote is advisory and not binding on the Company, the Board, or the Compensation Committee. We could, if the Board or the Compensation Committee concluded it was in our best interests to do so, choose not to follow or implement the outcome of the say-on-pay vote. However, as was the case with the results of the say-on-pay vote at prior Annual Meetings of Shareholders, we expect that the Compensation Committee and the Board will consider the outcome of the votes when making future compensation decisions for our named executive officers.

What happens if additional matters are presented at the 2025 Annual Meeting?

We know of no other matters other than the items of business described in this proxy statement that will be presented at the 2025 Annual Meeting. If you grant a proxy, the persons named as proxy holders will have discretion to vote your shares on any additional matters properly presented for a vote at the meeting in accordance with Indiana law and our By-Laws.

Who will count the votes?

Our Corporate Secretary will count the votes.

Can I review the list of shareholders entitled to vote at the meeting?

A list of shareholders entitled to vote at the meeting will be available for inspection by shareholders of record at the meeting, and for five business days prior to the meeting between the hours of 9:00 a.m. and 4:30 p.m., Eastern Time, at our offices at 1 Technology Way, Indianapolis, Indiana 46268. If you would like to view the shareholder list, please contact our Corporate Secretary to schedule an appointment.

Who pays for the cost of proxy preparation and solicitation?

We will pay the cost of preparing, assembling, and mailing this proxy statement and form of proxy. We will also request that banks, brokers, and other holders of record send the proxy materials to, and obtain proxies from, beneficial owners, and will reimburse them for their reasonable expenses in doing so.

Is this proxy statement the only way that proxies are being solicited?

Our directors, officers, and other employees may also solicit proxies personally by telephone, facsimile, electronic mail, personal contact, or otherwise. They will not be specifically compensated for doing so.

Can I receive future proxy statements and annual reports electronically?

Yes. If you are a shareholder of record, you may request and consent to electronic delivery of future proxy statements, annual reports, and other shareholder communications by following the instructions on the proxy card to vote using the Internet and when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. You may also contact our Transfer Agent, Computershare Investor Services, by calling (781) 575-2798 or toll-free at (866) 595-6048, or by writing regular mail to: Computershare Investor Services, P.O. Box 43006, Providence, RI 02940-3006. If your shares are held beneficially in street name, please contact your bank, broker, or other nominee, and ask about the availability of electronic delivery.

Are you planning on making the proxy materials only available by Internet this year, unless paper copies are requested?

No. Although many public companies mail a notice to their shareholders so they can provide proxy materials through the Internet, we have elected to use the “full set delivery” option and so are providing paper copies of proxy materials to all our shareholders, unless otherwise previously requested by the shareholder. Our proxy materials and Annual Report on Form 10-K are also available via the Internet at www.hurco.com/proxymaterials. We may decide not to use the “full set delivery” option in the future; however, you will still have the right to request a free set of proxy materials by mail.

SHAREHOLDER PROPOSALS FOR OUR 2026 ANNUAL MEETING

The date by which shareholder proposals must be received by us for inclusion in proxy materials relating to the 2026 Annual Meeting of Shareholders is October 1, 2025.

Our By-Laws provide that shareholders are required to give us advance notice of any business to be brought by a shareholder before an annual shareholders’ meeting. For business to be properly brought by a shareholder before an Annual Meeting of Shareholders, the shareholder must give timely written notice thereof to our Corporate Secretary. In order to be timely, a shareholder’s notice must be delivered to or mailed and received at our principal executive offices not less than sixty days prior to the meeting. In the event that less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure was made. The notice must contain specified information about the proposed business and the shareholder making the proposal. These procedures apply to any matter other than nomination of directors that a shareholder wishes to raise at the 2026 Annual Meeting of Shareholders, including those matters raised pursuant to 17 C.F.R. §240.14a-8 of the rules and regulations of the SEC.

Shareholders who wish to nominate a candidate for election as a director without the recommendation of the Nominating and Governance Committee must provide timely written notice thereof to our Corporate Secretary. In order to be timely, a shareholder’s notice must be delivered to or mailed and received by dates explained in the preceding paragraph with respect to shareholder proposals. In addition, the notice must contain additional information concerning the shareholder, the nominee, and any “Shareholder Associated Person,” the nominee’s consent to the nomination, an executed questionnaire in a form signed by our directors, nominees and representatives, and an agreement establishing that there is no undisclosed understanding with respect to the nominee’s conduct as a director.

In addition to satisfying the foregoing requirements, in order to comply with the universal proxy rules, a shareholder who intends to solicit proxies in support of director nominees for election at the 2026 Annual Meeting of Shareholders, other than the Company’s nominees, must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than January 12, 2026.

Any shareholder proposals or nominations that do not meet the previously noted requirements will be considered untimely, and any proxy solicited by us may confer discretionary authority to vote on such proposal or nominee. A copy of our By-Laws is available upon request and may also be obtained on the SEC’s website at www.sec.gov. Such requests and any shareholder proposals or nominations should be sent to Jonathon D. Wright, Corporate Secretary, Hurco Companies, Inc., 1 Technology Way, Indianapolis, Indiana 46268, our principal executive offices.

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act or the Exchange Act that may incorporate future filings (including this proxy statement, in whole or in part), the preceding Report of the Audit Committee and the Report of the Compensation Committee shall not be incorporated by reference in any such filings.

ANNUAL REPORT ON FORM 10-K

We have filed our Annual Report on Form 10-K for the fiscal year ended October 31, 2024, with the SEC. Shareholders may obtain a copy of the Annual Report on Form 10-K, free of charge, by writing to Jonathon D. Wright, Corporate Secretary, Hurco Companies, Inc., 1 Technology Way, Indianapolis, Indiana 46268. A copy of the Annual Report on Form 10-K can also be obtained at www.hurco.com/investors under “Proxy Materials.”

OTHER BUSINESS

The Board knows of no other matters that may be presented at the 2025 Annual Meeting. If any other matters should properly come before the 2025 Annual Meeting, the persons named in the enclosed form of proxy will vote in accordance with their business judgment on such matters.

APPENDIX A

HURCO COMPANIES, INC.

2016 EQUITY INCENTIVE PLAN

(As Amended and Restated as of March 10, 2022)

(As Proposed to be Amended March 13, 2025)

1.	Purpose and Establishment.

(a)           Purpose. The purpose of the Hurco Companies, Inc. 2016 Equity Incentive Plan (the “Plan”) is to attract and retain the best available personnel for positions of responsibility with the Company, to provide additional incentives to them and align their interests with those of the Company’s shareholders, and to thereby promote the Company’s long-term business success.

(b)           Establishment. The Plan became effective on March 10, 2016 (the “2016 Effective Date”), the date it was approved by the Company’s shareholders. The Board of Directors approved an amendment and restatement of the Plan on January 7, 2022, subject to the approval of the Company’s shareholders. The Plan, as amended and restated, ~~will become~~became effective upon the approval by the Company’s shareholders at the 2022 annual meeting of shareholders (the “2022 Restatement Effective Date”).

2.	Definitions. In this Plan, the following definitions will apply.

(a)            “Affiliate” means any entity that is a Subsidiary or Parent of the Company.

(b)            “Agreement” means the written or electronic agreement or notice containing the terms and conditions applicable to each Award granted under the Plan. An Agreement is subject to the terms and conditions of the Plan.

(c)            “Award” means a grant made under the Plan in the form of Options, Stock Appreciation Rights, Restricted Stock, Stock Units or an Other Stock-Based Award.

(d)            “Board” means the Board of Directors of the Company.

(e)            “Cause” means what the term is expressly defined to mean in a then-effective written agreement (including an Agreement) between a Participant and the Company or any Affiliate, or in the absence of any such then-effective agreement or definition means a Participant’s (i) ongoing failure to perform satisfactorily the duties reasonably required of the Participant by the Company (other than by reason of Disability); (ii) material violation of any law, rule, regulation, court order or regulatory directive (other than traffic violations, misdemeanors or other minor offenses); (iii) material breach of the Company’s business conduct or ethics code or of any fiduciary duty or nondisclosure, non-solicitation, non-competition or similar obligation owed to the Company or any Affiliate; or (iv) engaging in dishonorable or disruptive behavior, practices or acts which demonstrate a willful and continuing disregard for the best interests of the Company and its Affiliates or which would be reasonably expected to harm or bring disrepute to the Company or any of its Affiliates, their business or any of their customers, employees or vendors.

(f)             “Change in Control” means one of the following:

(1)            An Exchange Act Person becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding Voting Securities, except that the following will not constitute a Change in Control:

(A)          any acquisition of securities of the Company by an Exchange Act Person directly or indirectly from the Company for the purpose of providing financing to the Company;

(B)           any formation of a Group consisting solely of beneficial owners of the Company’s Voting Securities as of the effective date of this Plan; or

(C)           any repurchase or other acquisition by the Company of its Voting Securities that causes any Exchange Act Person to become the beneficial owner of 30% or more of the Company’s Voting Securities.

If, however, an Exchange Act Person or Group referenced in clause (A), (B) or (C) above acquires beneficial ownership of additional Company Voting Securities after initially becoming the beneficial owner of 30% or more of the combined voting power of the Company’s Voting Securities by one of the means described in those clauses, then a Change in Control will be deemed to have occurred.

(2)            Individuals who are Continuing Directors cease for any reason to constitute a majority of the members of the Board.

(3)            A Corporate Transaction is consummated, unless, immediately following such Corporate Transaction, (i) all or substantially all of the individuals and entities who were the beneficial owners of the Company’s Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, 60% or more of the combined voting power of the then outstanding Voting Securities of the surviving or acquiring entity resulting from such Corporate Transaction (including beneficial ownership through the ultimate Parent of such entity) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Company’s Voting Securities; (ii) no Exchange Act Person beneficially owns, directly or indirectly, 30% or more of the Voting Securities of the entity resulting from such Corporate Transaction; and (iii) at least a majority of the members of the board of directors (or comparable governors) of the entity resulting from such Corporate Transaction were Continuing Directors at the time of the initial agreement, or the action of the Board, providing for such Corporate Transaction.

Notwithstanding the foregoing, to the extent that any Award constitutes a deferral of compensation subject to Code Section 409A, and if that Award provides for a change in the time or form of payment upon a Change in Control, then no Change in Control shall be deemed to have occurred upon an event described in this Section 2(f) unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under Code Section 409A.

(g)           “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. For purposes of the Plan, references to sections of the Code shall be deemed to include any applicable regulations thereunder and any successor or similar statutory provisions.

(h)           “Committee” means two or more Non-Employee Directors designated by the Board to administer the Plan under Section 3, each member of which shall be (i) an independent director within the meaning of the rules and regulations of the Nasdaq Stock Market, and (ii) a non-employee director within the meaning of Exchange Act Rule 16b-3.

(i)             “Company” means Hurco Companies, Inc., an Indiana corporation, or any successor thereto.

(j)            “Continuing Director” means an individual (i) who is, as of the effective date of the Plan, a director of the Company, or (ii) who becomes a director of the Company after the effective date hereof and whose initial election, or nomination for election by the Company’s shareholders, was approved by at least a majority of the then Continuing Directors, but excluding, for purposes of this clause (ii), an individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest relating to the election of directors.

(k)           “Corporate Transaction” means (i) a sale or other disposition of all or substantially all of the assets of the Company, or (ii) a merger, consolidation, share exchange or similar transaction involving the Company, regardless of whether the Company is the surviving corporation.

(l)            “Disability” means (A) any permanent and total disability under any long-term disability plan or policy of the Company or its Affiliates that covers the Participant, or (B) if there is no such long- term disability plan or policy, “total and permanent disability” within the meaning of Code Section 22(e)(3).

(m)           “Employee” means an employee of the Company or an Affiliate.

(n)           “Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time.

(o)           “Exchange Act Person” means any natural person, entity or Group other than (i) the Company or any Affiliate; (ii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate; (iii) an underwriter temporarily holding securities in connection with a registered public offering of such securities; or (iv) an entity whose Voting Securities are beneficially owned by the beneficial owners of the Company’s Voting Securities in substantially the same proportions as their beneficial ownership of the Company’s Voting Securities.

(p)           “Fair Market Value” of a Share means the fair market value of a Share determined as follows:

(1)            If the Shares are readily tradable on an established securities market (as determined under Code Section 409A), then Fair Market Value will be the closing sales price for a Share on the principal securities market on which it trades on the date for which it is being determined, or if no sale of Shares occurred on that date, on the next preceding date on which a sale of Shares occurred, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(2)            If the Shares are not then readily tradable on an established securities market (as determined under Code Section 409A), then Fair Market Value will be determined by the Committee as the result of a reasonable application of a reasonable valuation method that satisfies the requirements of Code Section 409A.

(q)           “Full Value Award” means an Award other than an Option Award or Stock Appreciation Right Award, and, for purposes of Section 4, includes an award under the Prior Plan that is neither an option award nor a stock appreciation right award.

(r)            “Grant Date” means the date on which the Committee approves the grant of an Award under the Plan, or such later date as may be specified by the Committee on the date the Committee approves the Award.

(s)            “Group” means two or more persons who act, or agree to act together, as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding, voting or disposing of securities of the Company.

(t)             “Non-Employee Director” means a member of the Board who is not an Employee.

(u)            “Option” means a right granted under the Plan to purchase a specified number of Shares at a specified price. An “Incentive Stock Option” or “ISO” means any Option designated as such and granted in accordance with the requirements of Code Section 422. A “Non-Statutory Stock Option” means an Option other than an Incentive Stock Option.

(v)            “Other Stock-Based Award” means an Award described in Section 11 of this Plan.

(w)           “Parent” means a “parent corporation,” as defined in Code Section 424(e).

(x)             “Participant” means a person to whom a then-outstanding Award has been granted under the Plan.

(y)            “Plan” means this Hurco Companies, Inc. 2016 Equity Incentive Plan, as amended and in effect from time to time.

(z)             “Prior Plan” means the Hurco Companies, Inc. 2008 Equity Incentive Plan.

(aa)          “Restricted Stock” means Shares issued to a Participant that are subject to such restrictions on transfer, vesting conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Agreement.

(bb)         “Service” means the provision of services by a Participant to the Company or any Affiliate in any Service Provider capacity. A Service Provider’s Service shall be deemed to have terminated either upon an actual cessation of providing services to the Company or any Affiliate or upon the entity to which the Service Provider provides services ceasing to be an Affiliate. Except as otherwise provided in this Plan or any Agreement, Service shall not be deemed terminated in the case of (i) any approved leave of absence; (ii) transfers among the Company and any Affiliates in any Service Provider capacity; or (iii) any change in status so long as the individual remains in the service of the Company or any Affiliate in any Service Provider capacity.

(cc)          “Service Provider” means an Employee, a Non-Employee Director, or any consultant or advisor who is a natural person and who provides services (other than in connection with (i) a capital-raising transaction or (ii) promoting or maintaining a market in Company securities) to the Company or any Affiliate.

(dd)          “Share” means a share of Stock.

(ee)          “Stock” means the common stock, no par value, of the Company.

(ff)            “Stock Appreciation Right” or “SAR” means the right to receive, in cash and/or Shares as determined by the Committee, an amount equal to the appreciation in value of a specified number of Shares between the Grant Date of the SAR and its exercise date.

(gg)          “Stock Unit” means a right to receive, in cash and/or Shares as determined by the Committee, the Fair Market Value of one or more Shares, subject to such restrictions on transfer, vesting conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Agreement.

(hh)          “Subsidiary” means a “subsidiary corporation,” as defined in Code Section 424(f), of the Company.

(ii)            “Substitute Award” means an Award granted upon the assumption of, or in substitution or exchange for, outstanding awards granted by a company or other entity acquired by the Company or any Affiliate or with which the Company or any Affiliate combines. The terms and conditions of a Substitute Award may vary from the terms and conditions set forth in the Plan to the extent that the Committee at the time of the grant may deem appropriate to conform, in whole or in part, to the provisions of the award in substitution for which it has been granted.

(jj)            “Voting Securities” of an entity means the outstanding equity securities entitled to vote generally in the election of directors of such entity.

3.	Administration of the Plan.

(a)           Administration. The authority to control and manage the operations and administration of the Plan shall be vested in the Committee in accordance with this Section 3.

(b)           Scope of Authority. Subject to the terms of the Plan, the Committee shall have the authority, in its discretion, to take such actions as it deems necessary or advisable to administer the Plan, including:

(1)            determining the Service Providers to whom Awards will be granted, the timing of each such Award, the types of Awards and the number of Shares covered by each Award, the terms, conditions, performance criteria, restrictions and other provisions of Awards, and the manner in which Awards are paid or settled;

(2)            cancelling or suspending an Award, accelerating the vesting or extending the exercise period of an Award, or otherwise amending the terms and conditions of any outstanding Award, subject to the requirements of Sections 6(b), 15(c) and 15(d);

(3)            adopting sub-plans or special provisions applicable to Awards, establishing, amending or rescinding rules to administer the Plan, interpreting the Plan and any Award or Agreement, reconciling any inconsistency, correcting any defect or supplying an omission in the Plan or any Agreement, and making all other determinations necessary or desirable for the administration of the Plan;

(4)          granting Substitute Awards under the Plan; and

(5)            taking such actions as are provided in Section 3(c) with respect to Awards to foreign Service Providers.

(c)           Awards to Foreign Service Providers. The Committee may grant Awards to Service Providers who are foreign nationals, who are located outside of the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory requirements of countries outside of the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to comply with applicable foreign laws and regulatory requirements and to promote achievement of the purposes of the Plan. In connection therewith, the Committee may establish such subplans and modify exercise procedures and other Plan rules and procedures to the extent such actions are deemed necessary or desirable, and may take any other action that it deems advisable to obtain local regulatory approvals or to comply with any necessary local governmental regulatory exemptions.

(d)           Acts of the Committee; Delegation. A majority of the members of the Committee shall constitute a quorum for any meeting of the Committee, and any act of a majority of the members present at any meeting at which a quorum is present or any act unanimously approved in writing or electronically by all members of the Committee shall be the act of the Committee. Any such action of the Committee shall be valid and effective even if the members of the Committee at the time of such action are later determined not to have satisfied all of the criteria for membership in clauses (i) and (ii) of Section 2(h). To the extent not inconsistent with applicable law or stock exchange rules, the Committee may delegate all or any portion of its authority under the Plan to any one or more of its members or, as to Awards to Participants who are not subject to Section 16 of the Exchange Act, to one or more directors or executive officers of the Company or to a committee of the Board comprised of one or more directors of the Company. The Committee may also delegate non-discretionary administrative responsibilities in connection with the Plan to such other persons as it deems advisable.

(e)           Finality of Decisions. The Committee’s interpretation of the Plan and of any Award or Agreement made under the Plan and all related decisions or resolutions of the Board or Committee shall be final and binding on all parties with an interest therein.

(f)            Indemnification. Each person who is or has been a member of the Committee or of the Board, and any other person to whom the Committee delegates authority under the Plan, shall be indemnified by the Company, to the maximum extent permitted by law, against liabilities and expenses imposed upon or reasonably incurred by such person in connection with or resulting from any claims against such person by reason of the performance of the individual’s duties under the Plan. This right to indemnification is conditioned upon such person providing the Company an opportunity, at the Company’s expense, to handle and defend the claims before such person undertakes to handle and defend them on such person’s own behalf. The Company will not be required to indemnify any person for any amount paid in settlement of a claim unless the Company has first consented in writing to the settlement. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person or persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise.

4.	Shares Available Under the Plan.

(a)            Maximum Shares Available. Subject to Section 4(b) and to adjustment as provided in Section 12(a), the number of Shares that may be the subject of Awards and issued under the Plan shall be equal to the following: (i) 470,000, which was the number of Shares available under the Plan when it became effective on the 2016 Effective Date, plus (ii) 850,000, the number of additional Shares to be available under the Plan as of the Restatement Effective Date, plus (iii) 850,000, plus (iv~~ii~~) any Shares that remained available for future grants under the Prior Plan on the 2016 Effective Date. Shares issued under the Plan may come from authorized and unissued shares or treasury shares. In determining the number of Shares to be counted against this share reserve in connection with any Award, the following rules shall apply:

(1)            Shares that are subject to Awards of Options or Stock Appreciation Rights shall be counted against the share reserve as one Share for every one Share granted.

(2)            Shares that are subject to Full Value Awards shall be counted against the share reserve as two Shares for every one Share granted.

(3)            Where the number of Shares subject to an Award is variable on the Grant Date, the number of Shares to be counted against the share reserve shall be the maximum number of Shares that could be received under that particular Award, until such time as it can be determined that only a lesser number of shares could be received.

(4)          Where two or more types of Awards are granted to a Participant in tandem with each other, such that the exercise of one type of Award with respect to a number of Shares cancels at least an equal number of Shares of the other, the number of Shares to be counted against the share reserve shall be the largest number of Shares that would be counted against the share reserve under either of the Awards.

(5)          Shares subject to Substitute Awards shall not be counted against the share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.

(6)          Awards that will be settled solely in cash shall not be counted against the share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.

(b)          Effect of Forfeitures and Other Actions. Any Shares subject to an Award, or to an award granted under the Prior Plan that is outstanding on the effective date of this Plan (a “Prior Plan Award”), that expires, is cancelled or forfeited or is settled for cash, shall, to the extent of such cancellation, forfeiture, expiration or cash settlement, again become available for Awards under this Plan, and the share reserve under Section 4(a) shall be correspondingly replenished as provided in Section 4(c) below. The following Shares shall not, however, again become available for Awards or replenish the share reserve under Section 4(a): (i) Shares tendered (either actually or by attestation) by the Participant or withheld by the Company in payment of the purchase price of a stock option issued under this Plan or the Prior Plan, (ii) Shares tendered (either actually or by attestation) by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to any Award or Prior Plan Award, (iii) Shares repurchased by the Company with proceeds received from the exercise of a stock option issued under this Plan or the Prior Plan, and (iv) Shares subject to a stock appreciation right award issued under this Plan or the Prior Plan that are not issued in connection with the stock settlement of that award upon its exercise.

(c)          Counting Shares Again Available. Each Share that again becomes available for Awards as provided in Section 4(b) shall correspondingly increase the share reserve under Section 4(a), with such increase based on the same share ratio by which the applicable share reserve was decreased upon the grant of the applicable award.

(d)          Effect of Plans Operated by Acquired Companies. If a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre- existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan. Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Non- Employee Directors prior to such acquisition or combination.

(e)          No Fractional Shares. Unless otherwise determined by the Committee, the number of Shares subject to an Award shall always be a whole number. No fractional Shares may be issued under the Plan, but the Committee may, in its discretion, pay cash in lieu of any fractional Share in settlement of an Award.

(f)          Individual Option and SAR Limit. The aggregate number of Shares subject to Options and/or Stock Appreciation Rights granted during any calendar year to any one Participant shall not exceed 175,000 (subject to adjustment as provided in Section 12(a)).

(g)          Full Value Award Limit. The maximum number of Shares that may be subject of Full Value Awards that are granted to any one Participant during any calendar year shall not exceed 125,000 Shares (subject to adjustment as provided in Section 12(a)).

(h)          Limits on Awards to Non-Employee Directors. The aggregate grant date fair value (as determined in accordance with generally accepted accounting principles applicable in the United States) of all Awards granted during any calendar year to any one Non-Employee Director (excluding any Awards granted at the election of a Non-Employee Director in lieu of all or any portion of retainers or fees otherwise payable to Non-Employee Directors in cash) with respect to such individual’s Service as a Non-Employee Director shall not exceed $300,000.

5.	Eligibility. Participation in the Plan is limited to Service Providers. Incentive Stock Options may only be granted to Employees.

6.	General Terms of Awards.

(a)          Award Agreement. Except for any Award that involves only the immediate issuance of unrestricted Shares, each Award shall be evidenced by an Agreement setting forth the amount of the Award together with such other terms and conditions applicable to the Award (and not inconsistent with the Plan) as determined by the Committee. An Award to a Participant may be made singly or in combination with any form of Award. Two types of Awards may be made in tandem with each other such that the exercise of one type of Award with respect to a number of Shares reduces the number of Shares subject to the related Award by at least an equal amount.

(b)           Vesting and Term. Each Agreement shall set forth the period until the applicable Award is scheduled to expire (which shall not be more than ten years from the Grant Date), and any applicable performance period. Awards that vest based solely on the satisfaction by the Participant of service-based vesting conditions shall be subject to a vesting period of not less than one year from the applicable Grant Date, and Awards whose grant or vesting is subject to the satisfaction of performance goals over a performance period shall be subject to a performance period of not less than one year. The foregoing minimum vesting and performance periods will not apply, however, in the following circumstances: (i) upon a Change in Control, (ii) termination of Service due to death or Disability, (iii) to a Substitute Award that does not reduce the vesting period of the award being replaced, and (iv) Awards involving an aggregate number of Shares not in excess of 5% of the Plan’s share reserve specified in Section 4(a). For purposes of Awards to Non-Employee Directors, a vesting period will be deemed to be one year if it runs from the date of one annual meeting of the Company’s shareholders to the next annual meeting of the Company’s shareholders only if the date of the Company’s next annual meeting of shareholders is at least 50 weeks after the date of the Company’s immediately preceding annual meeting of shareholders.

(c)           Transferability. Except as provided in this Section 6(c), (i) during the lifetime of a Participant, only the Participant or the Participant’s guardian or legal representative may exercise an Option or SAR, or receive payment with respect to any other Award; and (ii) no Award may be sold, assigned, transferred, exchanged or encumbered, voluntarily or involuntarily, other than by will or the laws of descent and distribution. Any attempted transfer in violation of this Section 6(c) shall be of no effect. The Committee may, however, provide in an Agreement or otherwise that an Award (other than an Incentive Stock Option) may be transferred pursuant to a domestic relations order or may be transferable by gift to any “family member” (as defined in General Instruction A(5) to Form S-8 under the Securities Act of 1933) of the Participant. Any Award held by a transferee shall continue to be subject to the same terms and conditions that were applicable to that Award immediately before the transfer thereof. For purposes of any provision of the Plan relating to notice to a Participant or to acceleration or termination of an Award upon the death or termination of Service of a Participant, the references to “Participant” shall mean the original grantee of an Award and not any transferee.

(d)           Designation of Beneficiary. A Participant may designate a beneficiary or beneficiaries to exercise any Award or receive a payment under any Award that is exercisable or payable on or after the Participant’s death. Any such designation shall be on a form approved by the Company and shall be effective upon its receipt by the Company.

(e)           Termination of Service. Unless otherwise provided in an applicable Agreement or another then-effective written agreement between a Participant and the Company, and subject to Section 12 of this Plan, if a Participant’s Service with the Company and all of its Affiliates terminates, the following provisions shall apply (in all cases subject to the scheduled expiration of an Option or SAR Award, as applicable):

(1)          Upon termination of Service for Cause, all unexercised Option and SAR Awards and all unvested portions of any other outstanding Awards shall be immediately forfeited without consideration.

(2)          Upon termination of Service for any other reason, all unvested and unexercisable portions of any outstanding Awards shall be immediately forfeited without consideration.

(3)          Upon termination of Service for any reason other than Cause, death or Disability, the currently vested and exercisable portions of Option and SAR Awards may be exercised for a period of three months after the date of such termination. However, if a Participant thereafter dies during such three- month period, the vested and exercisable portions of the Option and SAR Awards may be exercised for a period of one year after the date of such termination.

(4)          Upon termination of Service due to death or Disability, the currently vested and exercisable portions of Option and SAR Awards may be exercised for a period of one year after the date of such termination.

(f)            Rights as Shareholder. No Participant shall have any rights as a shareholder with respect to any Shares covered by an Award unless and until the date the Participant becomes the holder of record of the Shares, if any, to which the Award relates.

(g)           Performance-Based Awards. Any Award may be granted as a performance-based Award if the Committee establishes one or more measures of corporate, business unit or individual performance which must be attained, and the performance period over which the specified performance is to be attained, as a condition to the grant, vesting, exercisability, lapse of restrictions and/or settlement in cash or Shares of such Award. In connection with any such Award, the Committee shall determine the extent to which performance measures have been attained and other applicable terms and conditions have been satisfied, and the degree to which vesting, exercisability, lapse of restrictions and/or settlement in cash or Shares of such Award has been earned. The Committee shall also have the authority to provide, in an Agreement or otherwise, for the modification of a performance period and/or an adjustment or waiver of the achievement of performance measures upon the occurrence of certain events, which may include a Change of Control, a Corporate Transaction, a recapitalization, a change in the accounting practices of the Company, or the Participant’s death or Disability.

(h)           Dividends and Dividend Equivalents. No dividends, dividend equivalents or distributions will be paid with respect to Shares subject to an Option or SAR Award. Any dividends or distributions payable with respect to Shares that are subject to the unvested portion of a Restricted Stock Award will be subject to the same restrictions and risk of forfeiture as the Shares to which such dividends or distributions relate. In its discretion, the Committee may provide in an Award Agreement for a Stock Unit Award or an Other Stock-Based Award that the Participant will be entitled to receive dividend equivalents, based on dividends actually declared and paid on outstanding Shares, on the units or other Share equivalents subject to the Stock Unit Award or Other Stock-Based Award, and such dividend equivalents will be subject to the same restrictions and risk of forfeiture as the units or other Share equivalents to which such dividend equivalents relate. The additional terms of any such dividend equivalents will be as set forth in the applicable Agreement, including the time and form of payment and whether such dividend equivalents will be credited with interest or deemed to be reinvested in additional units or Share equivalents. Any Shares issued or issuable during the term of this Plan as the result of the reinvestment of dividends or the deemed reinvestment of dividend equivalents in connection with an Award or a Prior Plan Award shall be counted against, and replenish upon any subsequent forfeiture, the Plan’s share reserve as provided in Section 4.

7.	Stock Option Awards.

(a)            Type and Exercise Price. The Agreement pursuant to which an Option Award is granted shall specify whether the Option is an Incentive Stock Option or a Non-Statutory Stock Option. The exercise price at which each Share subject to an Option Award may be purchased shall be determined by the Committee and set forth in the Agreement, and shall not be less than the Fair Market Value of a Share on the Grant Date, except in the case of Substitute Awards (to the extent consistent with Code Section 409A and, in the case of Incentive Stock Options, Code Section 424).

(b)           Payment of Exercise Price. The purchase price of the Shares with respect to which an Option Award is exercised shall be payable in full at the time of exercise. The purchase price may be paid in cash or in such other manner as the Committee may permit, including by payment under a broker-assisted sale and remittance program, by withholding Shares otherwise issuable to the Participant upon exercise of the Option or by delivery to the Company of Shares (by actual delivery or attestation) already owned by the Participant (in each case, such Shares having a Fair Market Value as of the date the Option is exercised equal to the purchase price of the Shares being purchased).

(c)           Exercisability and Expiration. Each Option Award shall be exercisable in whole or in part on the terms provided in the Agreement, including without limitation the restrictions provided in Section 6(b). No Option Award shall be exercisable at any time after its scheduled expiration. When an Option Award is no longer exercisable, it shall be deemed to have expired and terminated.

(d)           Incentive Stock Options.

(1)          An Option Award will constitute an Incentive Stock Option Award only if the Participant receiving the Option Award is an Employee, and only to the extent that (i) it is so designated in the applicable Agreement and (ii) the aggregate Fair Market Value (determined as of the Option Award’s Grant Date) of the Shares with respect to which Incentive Stock Options held by the Participant first become exercisable in any calendar year (under the Plan and all other plans of the Company and its Affiliates) does not exceed $100,000 or such other amount specified by the Code. To the extent an Option granted to a Participant exceeds this limit, the Option shall be treated as a Non-Statutory Stock Option. The maximum number of Shares that may be issued upon the exercise of Incentive Stock Options shall be equal to the maximum number of Shares that may be the subject of Awards and issued under the Plan as provided in the first sentence of Section 4(a), subject to adjustment as provided in Section 12(a).

(2)          No Participant may receive an Incentive Stock Option Award under the Plan if, immediately after the grant of such Award, the Participant would own (after application of the rules contained in Code Section 424(d)) Shares possessing more than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, unless (i) the per share exercise price for such Award is at least 110% of the Fair Market Value of a Share on the Grant Date and (ii) that Option Award will expire no later than five years after its Grant Date.

(3)          For purposes of continued Service by a Participant who has been granted an Incentive Stock Option Award, no approved leave of absence may exceed three months unless reemployment upon expiration of such leave is provided by statute or contract. If reemployment is not so provided, then on the date six months following the first day of such leave, any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Non-Statutory Stock Option.

(4)          If an Incentive Stock Option Award is exercised after the expiration of the exercise periods that apply for purposes of Code Section 422, such Option shall thereafter be treated as a Non- Statutory Stock Option.

(5)          The Agreement covering an Incentive Stock Option Award shall contain such other terms and provisions that the Committee determines necessary to qualify the Option Award as an Incentive Stock Option Award.

8.	Stock Appreciation Rights.

(a)           Nature of Award. An Award of Stock Appreciation Rights shall be subject to such terms and conditions as are determined by the Committee, and shall provide a Participant the right to receive upon exercise of the SAR Award all or a portion of the excess of (i) the Fair Market Value as of the date of exercise of the SAR Award of the number of Shares as to which the SAR Award is being exercised, over (ii) the aggregate exercise price for such number of Shares. The per Share exercise price for any SAR Award shall be determined by the Committee and set forth in the applicable Agreement, and shall not be less than the Fair Market Value of a Share on the Grant Date, except in the case of Substitute Awards (to the extent consistent with Code Section 409A).

(b)           Exercise of SAR. Each SAR Award may be exercisable in whole or in part at the times, on the terms and in the manner provided in the Agreement, including without limitation the restrictions provided in Section 6(b). No SAR Award shall be exercisable at any time after its scheduled expiration. When a SAR Award is no longer exercisable, it shall be deemed to have expired and terminated. Upon exercise of a SAR Award, payment to the Participant shall be made at such time or times as shall be provided in the Agreement in the form of cash, Shares or a combination of cash and Shares as determined by the Committee. The Agreement may provide for a limitation upon the amount or percentage of the total appreciation on which payment (whether in cash and/or Shares) may be made in the event of the exercise of a SAR Award.

9.	Restricted Stock Awards.

(a)           Vesting and Consideration. Shares subject to a Restricted Stock Award shall be subject to vesting and the lapse of applicable restrictions based on such conditions or factors and occurring over such period of time as the Committee may determine in its discretion, subject to the limitations provided in Section 6(b). The Committee may provide whether any consideration other than Services must be received by the Company or any Affiliate as a condition precedent to the grant of a Restricted Stock Award, and may correspondingly provide for Company reacquisition or repurchase rights if such additional consideration has been required and some or all of a Restricted Stock Award does not vest.

(b)           Shares Subject to Restricted Stock Awards. Unvested Shares subject to a Restricted Stock Award shall be evidenced by a book-entry in the name of the Participant with the Company’s transfer agent or by one or more Stock certificates issued in the name of the Participant. Any such Stock certificate shall be deposited with the Company or its designee, together with an assignment separate from the certificate, in blank, signed by the Participant, and bear an appropriate legend referring to the restricted nature of the Restricted Stock evidenced thereby. Any book-entry shall be subject to comparable restrictions and corresponding stop transfer instructions. Upon the vesting of Shares of Restricted Stock, and the Company’s determination that any necessary conditions precedent to the release of vested Shares (such as satisfaction of tax withholding obligations and compliance with applicable legal requirements) have been satisfied, such vested Shares shall be made available to the Participant in such manner as may be prescribed or permitted by the Committee. Except as otherwise provided in the Plan or an applicable Agreement, a Participant with a Restricted Stock Award shall have all the rights of a shareholder, including the right to vote the Shares of Restricted Stock.

10.	Stock Unit Awards.

(a)          Vesting and Consideration. A Stock Unit Award shall be subject to vesting and the lapse of applicable restrictions based on such conditions or factors and occurring over such period of time as the Committee may determine in its discretion, subject to the limitations provided in Section 6(b). If vesting of a Stock Unit Award is conditioned on the achievement of specified performance goals, the extent to which they are achieved over the specified performance period shall determine the number of Stock Units that will be earned and eligible to vest, which may be greater or less than the target number of Stock Units stated in the Agreement. The Committee may provide whether any consideration other than Services must be received by the Company or any Affiliate as a condition precedent to the settlement of a Stock Unit Award.

(b)          Payment of Award. Following the vesting of a Stock Unit Award, and the Company’s determination that any necessary conditions precedent to the settlement of the Award (such as satisfaction of tax withholding obligations and compliance with applicable legal requirements) have been satisfied, settlement of the Award and payment to the Participant shall be made at such time or times in the form of cash, Shares (which may themselves be considered Restricted Stock under the Plan) or a combination of cash and Shares as determined by the Committee.

11.         Other Stock-Based Awards. The Committee may from time to time grant Shares and other Awards that are valued by reference to and/or payable in whole or in part in Shares under the Plan. The Committee shall determine the terms and conditions of such Awards, which shall be consistent with the terms and purposes of the Plan. The Committee may direct the Company to issue Shares subject to restrictive legends and/or stop transfer instructions that are consistent with the terms and conditions of the Award to which the Shares relate.

12.	Changes in Capitalization, Corporate Transactions, Change in Control.

(a)          Adjustments for Changes in Capitalization. In the event of any equity restructuring (within the meaning of FASB ASC Topic 718) that causes the per share value of Shares to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the Committee shall make such adjustments as it deems equitable and appropriate to (i) the aggregate number and kind of Shares or other securities issued or reserved for issuance under the Plan, (ii) the number and kind of Shares or other securities subject to outstanding Awards, (iii) the exercise price of outstanding Options and SARs, and (iv) any maximum limitations prescribed by the Plan with respect to certain types of Awards or the grants to individuals of certain types of Awards. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of Participants. In either case, any such adjustment shall be conclusive and binding for all purposes of the Plan. No adjustment shall be made pursuant to this Section 12(a) in connection with the conversion of any convertible securities of the Company, or in a manner that would cause Incentive Stock Options to violate Section 422(b) of the Code or cause an Award to be subject to adverse tax consequences under Section 409A of the Code.

(b)          Corporate Transactions. Unless otherwise provided in an applicable Agreement, the following provisions shall apply to outstanding Awards in the event of a Change in Control that involves a Corporate Transaction.

(1)          Continuation, Assumption or Replacement of Awards. In the event of a Corporate Transaction, then the surviving or successor entity (or its Parent) may continue, assume or replace Awards outstanding as of the date of the Corporate Transaction (with such adjustments as may be required or permitted by Section 12(a)), and such Awards or replacements therefor shall remain outstanding and be governed by their respective terms, subject to Section 12(b)(4) below. A surviving or successor entity may elect to continue, assume or replace only some Awards or portions of Awards. For purposes of this Section 12(b)(1), an Award shall be considered assumed or replaced if, in connection with the Corporate Transaction and in a manner consistent with Code Sections 409A and 424, either (i) the contractual obligations represented by the Award are expressly assumed by the surviving or successor entity (or its Parent) with appropriate adjustments to the number and type of securities subject to the Award and the exercise price thereof that preserves the intrinsic value of the Award existing at the time of the Corporate Transaction, or (ii) the Participant has received a comparable equity-based award that preserves the intrinsic value of the Award existing at the time of the Corporate Transaction and contains terms and conditions that are substantially similar to those of the Award.

(2)          Acceleration. If and to the extent that outstanding Awards under the Plan are not continued, assumed or replaced in connection with a Corporate Transaction, then (i) all outstanding Options and SARs shall become fully vested and exercisable for such period of time prior to the effective time of the Corporate Transaction as is deemed fair and equitable by the Committee, and shall terminate at the effective time of the Corporate Transaction, (ii) all outstanding Full Value Awards shall fully vest immediately prior to the effective time of the Corporate Transaction, and (iii) to the extent vesting of any Award is subject to satisfaction of specified performance goals, such Award shall be deemed “fully vested” for purposes of this Section 12(b)(2) if the performance goals are deemed to have been satisfied at the target level of performance and the vested portion of the Award at that level of performance is proportionate to the portion of the performance period that has elapsed as of the effective time of the Corporate Transaction. The Committee shall provide written notice of the period of accelerated exercisability of Options and SARs to all affected Participants. The exercise of any Option or SAR whose exercisability is accelerated as provided in this Section 12(b)(2) shall be conditioned upon the consummation of the Corporate Transaction and shall be effective only immediately before such consummation.

(3)          Payment for Awards. If and to the extent that outstanding Awards under the Plan are not continued, assumed or replaced in connection with a Corporate Transaction, then the Committee may provide that some or all of such outstanding Awards shall be canceled at or immediately prior to the effective time of the Corporate Transaction in exchange for payments to the holders as provided in this Section 12(b)(3). The Committee will not be required to treat all Awards similarly for purposes of this Section 12(b)(3). The payment for any Award surrendered shall be in an amount equal to the difference, if any, between (i) the fair market value (as determined in good faith by the Committee) of the consideration that would otherwise be received in the Corporate Transaction for the number of Shares subject to the Award, and (ii) the aggregate exercise price (if any) for the Shares subject to such Award. With respect to an Award whose vesting is subject to the satisfaction of specified performance goals, the number of Shares subject to such an Award for purposes of this Section 12(b)(3) shall be the number of shares that have been earned or deemed earned in the manner specified in Section 12(b)(2). If the amount determined pursuant to clause (i) of this subsection (3) is less than or equal to the amount determined pursuant to clause (ii) of this subsection (3) with respect to any Award, such Award may be canceled pursuant to this Section 12(b)(3) without payment of any kind to the affected Participant. Payment of any amount under this Section 12(b)(3) shall be made in such form, on such terms and subject to such conditions as the Committee determines in its discretion, which may or may not be the same as the form, terms and conditions applicable to payments to the Company’s shareholders in connection with the Corporate Transaction, and may, in the Committee’s discretion, include subjecting such payments to vesting conditions comparable to those of the Award surrendered, subjecting such payments to escrow or holdback terms comparable to those imposed upon the Company’s shareholders under the Corporate Transaction, or calculating and paying the present value of payments that would otherwise be subject to escrow or holdback terms.

(4)          Termination After a Corporate Transaction. If and to the extent that Awards are continued, assumed or replaced under the circumstances described in Section 12(b)(1), and if within 18 months after the Corporate Transaction a Participant experiences an involuntary termination of Service for reasons other than Cause, then (i) outstanding Option and SAR Awards issued to the Participant that are not yet fully exercisable shall immediately become fully vested and shall remain exercisable for one year following the Participant’s termination of Service, (ii) any Full Value Awards that are not yet fully vested shall immediately fully vest and become non-forfeitable, and (iii) to the extent vesting of any Award is subject to satisfaction of specified performance goals, such Award shall be deemed “fully vested” for purposes of this Section 12(b)(4) if the performance goals are deemed to have been satisfied at the target level of performance and the vested portion of the Award at that level of performance is proportionate to the portion of the performance period that has elapsed as of the effective time of the Corporate Transaction.

(c)          Other Change in Control. In the event of a Change in Control that does not involve a Corporate Transaction, the Committee may, in its discretion, take such action as it deems appropriate with respect to outstanding Awards, which may include: (i) providing for the cancellation of any Award in exchange for payments in a manner similar to that provided in Section 12(b)(3) or (ii) making such adjustments to the Awards then outstanding as the Committee deems appropriate to reflect such Change in Control, which may include the acceleration of vesting in full or in part. The Committee will not be required to treat all Awards similarly in such circumstances, and may include such further provisions and limitations in any Award Agreement as it may deem equitable and in the best interests of the Company.

(d)          Dissolution or Liquidation. Unless otherwise provided in an applicable Agreement, in the event of a proposed dissolution or liquidation of the Company, the Committee will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. An Award will terminate immediately prior to the consummation of such proposed action.

13.          Plan Participation and Service Provider Status. Status as a Service Provider shall not be construed as a commitment that any Award will be made under the Plan to that Service Provider or to eligible Service Providers generally. Nothing in the Plan or in any Agreement or related documents shall confer upon any Service Provider or Participant any right to continued Service with the Company or any Affiliate, nor shall it interfere with or limit in any way any right of the Company or any Affiliate to terminate the person’s Service at any time with or without Cause or change such person’s compensation, other benefits, job responsibilities or title.

14.          Tax Withholding. The Company or any Affiliate, as applicable, shall have the right to (i) withhold from any cash payment under the Plan or any other compensation owed to a Participant an amount sufficient to cover any required withholding taxes related to the grant, vesting, exercise or settlement of an Award, and (ii) require a Participant or other person receiving Shares under the Plan to pay a cash amount sufficient to cover any required withholding taxes before actual receipt of those Shares. In lieu of all or any part of a cash payment from a person receiving Shares under the Plan, the Committee may permit the individual to cover all or any part of the required tax withholdings (but not to exceed the minimum statutory amount required to be withheld if such limitation is necessary to avoid an adverse accounting impact) by authorizing the Company to withhold a number of the Shares that would otherwise be delivered to the Participant, or by delivering to the Company Shares already owned by the Participant, with the Shares so withheld or delivered having a Fair Market Value on the date the taxes are required to be withheld equal to the amount of taxes to be withheld.

15.	Duration, Amendment and Termination of the Plan.

(a)          Duration of the Plan. The Plan shall remain in effect until all Shares subject to it are distributed, all Awards have expired or terminated, the Plan is terminated pursuant to Section 15(b), or the tenth anniversary of the 2022 Restatement Effective Date, whichever occurs first (the “Termination Date”). Awards made before the Termination Date shall continue to be outstanding in accordance with their terms and the terms of the Plan unless otherwise provided in the applicable Agreements.

(b)          Amendment and Termination of the Plan. The Board may at any time terminate, suspend or amend the Plan. The Company shall submit any amendment of the Plan to its shareholders for approval only to the extent required by applicable laws or regulations or the rules of any securities exchange on which the Shares may then be listed. No termination, suspension, or amendment of the Plan may materially impair the rights of any Participant under a previously granted Award without the Participant’s consent, unless such action is necessary to comply with applicable law or stock exchange rules.

(c)          Amendment of Awards. Subject to Section 15(d), the Committee may unilaterally amend the terms of any Agreement evidencing an Award previously granted, except that no such amendment may materially impair the rights of any Participant under the applicable Award without the Participant’s consent, unless such amendment is necessary to comply with applicable law or stock exchange rules or any compensation recovery policy as provided in Section 16(i).

(d)          No Option or SAR Repricing. Except as provided in Section 12(a), no Option or Stock Appreciation Right Award granted under the Plan may be (i) amended to decrease the exercise price thereof, (ii) cancelled in conjunction with the grant of any new Option or Stock Appreciation Right Award with a lower exercise price, (iii) cancelled in exchange for cash, other property or the grant of any Full Value Award at a time when the per share exercise price of the Option or Stock Appreciation Right Award is greater than the current Fair Market Value of a Share, or (iv) otherwise subject to any action that would be treated under accounting rules as a “repricing” of such Option or Stock Appreciation Right Award, unless such action is first approved by the Company’s shareholders.

16.	Other Provisions.

(a)          Unfunded Plan. The Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. Neither the Company, its Affiliates, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan nor shall anything contained in the Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between the Company and/or its Affiliates, and a Participant. To the extent any person has or acquires a right to receive a payment in connection with an Award under the Plan, this right shall be no greater than the right of an unsecured general creditor of the Company.

(b)          Limits of Liability. Except as may be required by law, neither the Company nor any member of the Board or of the Committee, nor any other person participating (including participation pursuant to a delegation of authority under Section 3(d) of the Plan) in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken, or not taken, in good faith under the Plan.

(c)            Compliance with Applicable Legal Requirements and Company Policies. No Shares distributable pursuant to the Plan shall be issued and delivered unless the issuance of the Shares complies with all applicable legal requirements, including compliance with the provisions of applicable state and federal securities laws, and the requirements of any securities exchanges on which the Company’s Shares may, at the time, be listed. During any period in which the offering and issuance of Shares under the Plan is not registered under federal or state securities laws, Participants shall acknowledge that they are acquiring Shares under the Plan for investment purposes and not for resale, and that Shares may not be transferred except pursuant to an effective registration statement under, or an exemption from the registration requirements of, such securities laws. Any stock certificate or book-entry evidencing Shares issued under the Plan that are subject to securities law restrictions shall bear or be accompanied by an appropriate restrictive legend or stop transfer instruction. Notwithstanding any other provision of this Plan, the acquisition, holding or disposition of Shares acquired pursuant to the Plan shall in all events be subject to compliance with all applicable Company policies as they exist from time to time, including without limitation those relating to insider trading, pledging or hedging transactions, minimum holding periods and stock ownership guidelines.

(d)            Other Benefit and Compensation Programs. Payments and other benefits received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of the termination, indemnity or severance pay laws of any country and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or an Affiliate unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines that an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive cash compensation.

(e)            Governing Law. To the extent that federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Indiana without regard to its conflicts-of-law principles and shall be construed accordingly.

(f)            Severability. If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(g)            Code Section 409A. It is intended that (i) all Awards of Options, SARs and Restricted Stock under the Plan will not provide for the deferral of compensation within the meaning of Code Section 409A and thereby be exempt from Code Section 409A, and (ii) all other Awards under the Plan will either not provide for the deferral of compensation within the meaning of Code Section 409A, or will comply with the requirements of Code Section 409A, and Awards shall be structured and the Plan administered and interpreted in accordance with this intent. The Plan and any Agreement may be unilaterally amended by the Company in any manner deemed necessary or advisable by the Committee or Board in order to maintain such exemption from or compliance with Code Section 409A, and any such amendment shall conclusively be presumed to be necessary to comply with applicable law. Notwithstanding anything to the contrary in the Plan or any Agreement, with respect to any Award that constitutes a deferral of compensation subject to Code Section 409A:

(1)          If any amount is payable under such Award upon a termination of Service, a termination of Service will be deemed to have occurred only at such time as the Participant has experienced a “separation from service” as such term is defined for purposes of Code Section 409A;

(2)          If any amount shall be payable with respect to any such Award as a result of a Participant’s “separation from service” at such time as the Participant is a “specified employee” within the meaning of Code Section 409A, then no payment shall be made, except as permitted under Code Section 409A, prior to the first business day after the earlier of (i) the date that is six months after the Participant’s separation from service or (ii) the Participant’s death. Unless the Committee has adopted a specified employee identification policy as contemplated by Code Section 409A, specified employees will be identified in accordance with the default provisions specified under Code Section 409A.

None of the Company, the Board, the Committee nor any other person involved with the administration of this Plan shall (i) in any way be responsible for ensuring the exemption of any Award from, or compliance by any Award with, the requirements of Code Section 409A, (ii) have any obligation to design or administer the Plan or Awards granted thereunder in a manner that minimizes a Participant’s tax liabilities, including the avoidance of any additional tax liabilities under Code Section 409A, and (iii) shall have any liability to any Participant for any such tax liabilities.

(h)          Rule 16b-3. It is intended that the Plan and all Awards granted pursuant to it shall be administered by the Committee so as to permit the Plan and Awards to comply with Exchange Act Rule 16b-3. If any provision of the Plan or of any Award would otherwise frustrate or conflict with the intent expressed in this Section 16(h), that provision to the extent possible shall be interpreted and deemed amended in the manner determined by the Committee so as to avoid the conflict. To the extent of any remaining irreconcilable conflict with this intent, the provision shall be deemed void as applied to Participants subject to Section 16 of the Exchange Act to the extent permitted by law and in the manner deemed advisable by the Committee.

(i)	Forfeiture and Compensation Recovery.

(1)          The Committee may specify in an Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture or recovery by the Company upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include termination of Service for Cause; violation of any material Company or Affiliate policy; breach of noncompetition, non- solicitation or confidentiality provisions that apply to the Participant; a determination that the payment of the Award was based on an incorrect determination that financial or other criteria were met; or other conduct by the Participant that is detrimental to the business or reputation of the Company or its Affiliates.

(2)          Awards and any compensation associated therewith may be made subject to forfeiture, recovery by the Company or other action pursuant to any compensation recovery policy adopted by the Board or the Committee at any time, including in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder, or as otherwise required by law. Any Agreement may be unilaterally amended by the Committee to comply with any such compensation recovery policy.

MMMMMMMMMMMM MMMMMMMMM 000001 ENDORSEMENT_LINE______________ SACKPACK_____________ MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. MMMMMMMMMMMMMMM C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 11:59pm, Eastern Time, on March 12, 2025. Online Go to www.investorvote.com/HURC or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/HURC • IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.• 1. Election of Directors: For Withhold For Withhold For Withhold 01 - Michael Doar 02 - Cynthia Dubin 03 - Timothy J. Gardner 04 - Jay C. Longbottom 05 - Richard Porter 06 - Benjamin Rashleger 07 - Janaki Sivanesan 08 - Gregory S. Volovic For Against Abstain For Against Abstain 2. To approve, in an advisory (non-binding) vote, the compensation 3. To approve amendments to the Amended and Restated Hurco paid to our named executive officers (“Say on Pay”). Companies, Inc. 2016 Equity Incentive Plan. 4. To ratify the appointment of Deloitte & Touche LLP as the 5. Such other business as may properly come before the meeting Company’s independent registered public accounting firm for or any adjournments thereof. the fiscal year ending October 31, 2025. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE C 1234567890 J N T 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 83BV 636853 MMMMMMM 042ZWC

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The material is available at: www.hurco.com/proxy materials Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/HURC • IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.• Hurco Companies, Inc. Notice of 2025 Annual Meeting of Shareholders Proxy Solicited by The Board of Directors for Annual Meeting — March 13, 2025 Eastern Time The undersigned hereby appoints as proxies Michael Doar and Richard Porter, or either of them, with full power of substitution, to vote all shares of common stock that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Hurco Companies, Inc., to be held at Hurco’s Corporate Office, 1 Technology Way, Indianapolis, Indiana 46268, at 10:00 a.m. Eastern Time, on Thursday, March 13, 2025, and any adjournments thereof, upon the matters on the reverse side and, in their judgment and discretion, upon such other business as may properly come before the meeting. The undersigned hereby revokes any Proxy for such meeting heretofore given. Only shareholders of record as of close of business on January 17, 2025, are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. In the event there are not sufficient votes for approval of one or more of the matters listed on the reverse side at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies. If you do not expect to attend the Annual Meeting, please mark, sign, and date the enclosed proxy and return it in the enclosed return envelope, which requires no postage if mailed within the United States, or vote your shares via the Internet or by telephone as described on the reverse side. The shares represented by this Proxy, unless otherwise specified, shall be voted FOR all nominees and FOR Proposals 2, 3 and 4. PLEASE VOTE, DATE, AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. Change of Address — Please print new address below. Comments — Please print your comments below.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 11:59pm, Eastern Time, on March 12, 2025. Online Go to www.investorvote.com/HURC or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/HURC 2025 Annual Meeting Proxy Card • IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.• 1. Election of Directors: For Withhold For Withhold For Withhold 01 - Michael Doar 02 - Cynthia Dubin 03 - Timothy J. Gardner 04 - Jay C. Longbottom 05 - Richard Porter 06 - Benjamin Rashleger 07 - Janaki Sivanesan 08 - Gregory S. Volovic For Against Abstain For Against Abstain 2. To approve, in an advisory (non-binding) vote, the compensation paid to our named executive officers (“Say on Pay”). 3. To approve amendments to the Amended and Restated Hurco Companies, Inc. 2016 Equity Incentive Plan. 4. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 31, 2025. 5. Such other business as may properly come before the meeting or any adjournments thereof. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 83BV 042ZWC

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The material is available at: www.hurco.com/proxy materials Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/HURC IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.• Hurco Companies, Inc. Notice of 2025 Annual Meeting of Shareholders Proxy Solicited by The Board of Directors for Annual Meeting — March 13, 2025 Eastern Time The undersigned hereby appoints as proxies Michael Doar and Richard Porter, or either of them, with full power of substitution, to vote all shares of common stock that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Hurco Companies, Inc., to be held at Hurco’s Corporate Office, 1 Technology Way, Indianapolis, Indiana 46268, at 10:00 a.m. Eastern Time, on Thursday, March 13, 2025, and any adjournments thereof, upon the matters on the reverse side and, in their judgment and discretion, upon such other business as may properly come before the meeting. The undersigned hereby revokes any Proxy for such meeting heretofore given. Only shareholders of record as of close of business on January 17, 2025, are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. In the event there are not sufficient votes for approval of one or more of the matters listed on the reverse side at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies. If you do not expect to attend the Annual Meeting, please mark, sign, and date the enclosed proxy and return it in the enclosed return envelope, which requires no postage if mailed within the United States, or vote your shares via the Internet or by telephone as described on the reverse side. The shares represented by this Proxy, unless otherwise specified, shall be voted FOR all nominees and FOR Proposals 2, 3 and 4. PLEASE VOTE, DATE, AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. Change of Address — Please print new address below. Comments — Please print your comments below.